SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549





                                    FORM U5S




                                  ANNUAL REPORT

                      For the Year Ended December 31, 1999





       Filed pursuant to the Public Utility Holding Company Act of 1935 by





                       CENTRAL AND SOUTH WEST CORPORATION
             1616 Woodall Rodgers Freeway, Dallas, Texas 75202-1234


                                       and



                       SOUTHWESTERN ELECTRIC POWER COMPANY
               428 Travis Street, Shreveport, Louisiana 71156-0001

       (Name and address of each registered holding company in the system)

18

                                TABLE OF CONTENTS


                                                                          Page


ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999  2 - 17

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS                           18

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES 18

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES        18

ITEM 5. INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES                19 - 21

ITEM 6. OFFICERS AND DIRECTORS

   Part   I.  Name, principal business address and positions held as of
              December 31, 1999                                          22 - 55

   Part  II.  Financial connections as of December 31, 1999              56

   Part III.  Compensation and other related information                 57

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS                               58

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

   Part   I.  Intercompany sales and service                             59

   Part  II.  Contracts to purchase services or goods between any
              System company and any affiliate                           59

   Part III.  Employment of any person by any System company for the
              performance on a continuing basis of management services   59

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES               60 - 65

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS
      Index to Financial Statements                                      66 - 67

      Reports of Independent Public Accountants                          68 - 69

      Financial Statements                                               70 - 89

      Exhibits                                                           90 - 97

SIGNATURES                                                               98 - 99

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999.

                                                         Number of
                                                          Common        % of         Issuer         Owner's
                                                          Shares        Voting        Book           Book
                   Name of Company                         Owned        Power       Value (1)      Value (1)        Business Type
                                                                                   (thousands)    (thousands)
------------------------------------------------------- ------------ ------------ --------------- ------------ ---------------------


Central and South West Corporation (CSW or the Corporation)                                                          Holding Company

 Central Power and Light Company (CPL)                   6,755,535         100%     $1,338,113   $1,338,113         Electric Utility

 Public Service Company of Oklahoma (PSO)                9,013,000          100        479,248      479,248         Electric Utility
   Ash Creek Mining Company                                383,904          100              9            9                 Inactive

 Southwestern Electric Power Company (SWEPCO)            7,536,640          100        668,678      668,678         Electric Utility
   The Arklahoma Corporation                                   238         47.6            363          173    Electric Transmission
   Southwest Arkansas Utilities Corporation                    100          100             10           10                 Inactive

 West Texas Utilities Company (WTU)                      5,488,560          100        255,306      255,306         Electric Utility

 Central and South West Services, Inc. (CSWS)               10,000          100            100          100          Service Company

 CSW Leasing, Inc. (CSWL)                                      800           80         23,043       18,434      Lease Trans. Equip.

 CSW Credit, Inc. (CREDIT)                                     246          100         55,415       55,415      Factor Accounts Rec

 C3 Communications, Inc. (COMM)                              1,000          100       (31,701)     (31,701)   Communication Services
   CSWC Southwest Holdings, Inc.  (2)                          100          100              1            1   Communication Services
     CSWC TeleChoice Management, Inc.  (3)                     100          100              1            1   Communication Services
     CSWC TeleChoice, Inc.  (4)                                100          100              1            1   Communication Services


ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999.

                                                         Number of
                                                          Common        % of         Issuer         Owner's
                                                          Shares        Voting        Book           Book
                   Name of Company                         Owned        Power       Value (1)      Value (1)        Business Type
                                                                                   (thousands)    (thousands)
------------------------------------------------------- ------------ ------------ --------------- ------------ ---------------------



 CSW Energy, Inc. (CSWE) (5)                                 1,000          100        139,456      139,456        Independent Power
   CSW Development-I, Inc. (CSWD-I) (6)                      1,000          100         46,607       46,607        Independent Power
     Polk Power GP II, Inc.  (7)                               500           50            207          103        Independent Power
       Polk Power GP, Inc.  (8)                              1,000          100            140          140        Independent Power
     CSW Mulberry II, Inc.  (9)                              1,000          100         24,000       23,988        Independent Power
       CSW Mulberry, Inc.  (10)                              1,000          100         25,141       25,141        Independent Power
         Polk Power Partners, LP  (11)                    See (11)     See (11)         34,495       25,534        Independent Power
          Mulberry Holdings, Inc.  (12)                      1,000          100              1            1                  Dormant
     Noah I Power GP, Inc.  (13)                             1,000          100             (2)          (2)       Independent Power
     Noah I Power Partners, LP  (14)                      See (14)     See (14)         17,288       17,222        Independent Power
       Brush Cogeneration Partners  (15)                  See (15)     See (15)         34,422       17,211        Independent Power
     Orange Cogeneration GP II, Inc.  (16)                     500           50             11            5        Independent Power
         Orange Cogeneration G.P., Inc.  (17)                1,000          100             49           49        Independent Power
     CSW Orange II, Inc.  (18)                               1,000          100             16           16        Independent Power
       CSW Orange, Inc.  (19)                                1,000          100            836          836        Independent Power
         Orange Cogeneration Limited Partnership          See (20)     See (20)        (4,770)       (2,385)       Independent Power
         (20)
          Orange Cogen Funding Corp.  (21)                   1,000          100              1            1        Independent Power
          Orange Holdings, Inc.  (22)                        1,000          100              1            1                  Dormant
   CSW Development-II, Inc. (CSWD-II)  (23)                  1,000          100        (3,999)       (3,999)                 Dormant
   CSW Ft. Lupton, Inc. (CSWFL)  (24)                        1,000          100         90,097       90,097        Independent Power
     Thermo Cogeneration Partnership, L.P. (25)           See (25)     See (25)          6,063        3,796        Independent Power
   Newgulf Power Venture, Inc. (NEWGULF) (26)                1,000          100         11,040       11,040        Independent Power
   CSW Sweeny GP I, Inc. (SWEENY) (27)                       1,000          100             54           54        Independent Power
     CSW Sweeny GP II, Inc. (28)                             1,000          100            436          436        Independent Power
   CSW Sweeny LP I, Inc. (SWEENY) (29)                       1,000          100          1,846        1,846        Independent Power
     CSW Sweeny LP II, Inc. (30)                             1,000          100         23,795       23,795        Independent Power
       Sweeny Cogeneration Limited Partnership (31)       See (31)     See (31)         45,561       45,561        Independent Power
 CSW Development-3, Inc. (CSWD3) (32)                        1,000          100        See (30)     See (30)                 Dormant
 CSW Northwest GP, Inc. (33)                                 1,000          100        See (31)     See (31)                 Dormant
 CSW Northwest LP, Inc. (34)                                 1,000          100        See (32)     See (32)                 Dormant

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999.

                                                         Number of
                                                          Common        % of         Issuer         Owner's
                                                          Shares        Voting        Book           Book
                   Name of Company                         Owned        Power       Value (1)      Value (1)        Business Type
                                                                                   (thousands)    (thousands)
------------------------------------------------------- ------------ ------------ --------------- ------------ ---------------------



 CSW Power Marketing, Inc. (35)                              1,000          100        See (33)     See (33)          Power Marketer
 CSW Nevada, Inc. (36)                                       1,000          100        See (34)     See (34)                 Dormant
 CSW Services International, Inc. (37)                       1,000          100            209          209   Non-regulated Services
 Diversified Energy Contractors Company, LLC (38)              900           90          1,764        1,764   Non-regulated Services
   DECCO II LLC (39)                                         1,000          100         Nominal      Nominal  Non-regulated Services
   Diversified Energy Contractors, L.P. (40)              See (40)     See (40)           (780)        (780)  Non-regulated Services
   Industry and Energy Associates, L.L.C. (41)               1,000          100            687          687   Non-regulated Services
 CSW Frontera GP I, Inc. (42)                                1,000          100             (2)          (2)       Independent Power
   CSW Frontera GP II, Inc. (43)                             1,000          100             32           32        Independent Power
 CSW Frontera LP I, Inc. (44)                                1,000          100           (453)        (453)       Independent Power
   CSW Frontera LP II, Inc. (45)                             1,000          100          3,518        3,518        Independent Power
     Frontera Generation Limited Partnership (46)         See (46)     See (46)          5,046        5,046        Independent Power
         Frontera International Sales Limited (47)             500          100              1            1   Non-regulated Services
 CSW Eastex GP I, Inc. (48)                                  1,000          100        See (45)     See (45)       Independent Power
   CSW Eastex GP II, Inc. (49)                               1,000          100             (1)          (1)       Independent Power
 CSW Eastex LP I, Inc. (50)                                  1,000          100        See (47)     See (47)       Independent Power
   CSW Eastex LP II, Inc. (51)                               1,000          100            (66)         (66)       Independent Power
     Eastex Cogeneration Limited Partnership (52)         See (52)     See (52)           (105)        (105)       Independent Power
 Southwestern Electric Wholesale Company (53)                1,000          100        See (50)     See (50)                 Dormant

 CSW International, Inc. (CSWI)  (54)                        1,000          100        809,225      809,225            International
                                                                                                                          Activities
   CSW International Two, Inc. (CSWI2)  (55)                 1,000          100      1,031,302    1,031,302       Investment Company
     CSW UK Holdings (56)                              427,275,004          100        691,416      691,416          Holding Company
       CSWI Europe Limited (57)                                  2          100          3,513        3,513       Investment Company
         South Coast Power Limited (57) (58)                     1           50              0            0               Generation
         Shoreham Operations Company Limited  (59)               1           50              0            0   Non-regulated Services
     CSW UK Finance Company (Finco)  (60)              427,275,002           90        528,728      475,855       Investment Company
       CSW Investments  (61)                           699,825,022           93      1,222,367    1,136,801       Investment Company
         SEEBOARD Group plc  (62)                          969,168          100      1,491,477    1,491,477          Holding Company
          Seeboard (Generation) Limited                      1,000          100          8,614        8,614          Holding Company

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999.

                                                         Number of
                                                          Common        % of         Issuer         Owner's
                                                          Shares        Voting        Book           Book
                   Name of Company                         Owned        Power       Value (1)      Value (1)        Business Type
                                                                                   (thousands)    (thousands)
------------------------------------------------------- ------------ ------------ --------------- ------------ ---------------------



              Medway Power Limited                           3,750         37.5         19,724        7,397               Generation
          Seeboard Natural Gas Limited                           2          100        (16,349)     (16,349)         Holding Company
              Beacon Gas Limited  (63)                   6,000,000          100         (5,895)      (5,895)              Gas supply
          CSW UK Limited                                         2          100              0            0                  Dormant
           SEEBOARD plc  (64)                          250,493,703          100        760,863      760,863          Foreign Utility
              Appliance Protect Limited                          2          100              0            0                  Dormant
              Direct Power Limited                               2          100              0            0                  Dormant
              Directricity Limited                               2          100              0            0                  Dormant
              Electricity (UK) Limited                           2          100              0            0                  Dormant
              Electricity 2000 Limited                           2          100              0            0                  Dormant
              Energy Express Limited                             2          100              0            0                  Dormant
              First Electricity Limited                          2          100              0            0                  Dormant
              First Gas Limited                                  2          100              0            0                  Dormant
              Gas 2000 Limited                                   2          100              0            0                  Dormant
              Home Electricity Company Limited                   2          100              0            0                  Dormant
              Home Energy Company Limited                        2          100              0            0                  Dormant
              Home Gas Company Limited                           2          100              0            0                  Dormant
              Home Power Company Limited                         2          100              0            0                  Dormant
              Horizon Natural Gas Limited                        2          100              0            0                  Dormant
              Light & Power (UK) Limited                         2          100              0            0                  Dormant
              Longfield Insurance Company Limited          500,000          100          1,743        1,743                Insurance
              Powercare Limited                                  2          100              0            0                  Dormant
              Premier Electricity Limited                        2          100              0            0                  Dormant
              Premier Utilities Limited                          2          100              0            0                  Dormant
              Seeb Limited                                  10,000          100             24           24       Investment Company
              Seeboard Employment Services Limited               2          100            646          646        Employment Agency
              Seeboard Insurance Company Limited         1,000,000          100         14,428       14,428                Insurance
              Seeboard Final Salary Pension Plan
                           Trustee Company Limited               2          100              0            0          Trustee Company
              Seeboard International Limited               500,000          100          1,072        1,072     Overseas Consultancy

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999.

                                                         Number of
                                                          Common        % of         Issuer         Owner's
                                                          Shares        Voting        Book           Book
                   Name of Company                         Owned        Power       Value (1)      Value (1)        Business Type
                                                                                   (thousands)    (thousands)
------------------------------------------------------- ------------ ------------ --------------- ------------ ---------------------



              SEEBOARD Pension Investment
                 Plan Trustee Company Limited                    2          100              0             0         Trustee Company
              Seeboard Share Scheme Trustees Limited             2          100              0             0                 Dormant
              SEEBOARD Trading Limited                  10,000,002          100         29,789        29,789  Electrical Contracting
              Seepower Limited                              10,000          100         (2,942)       (2,942)     Investment Company
                 Meterpoint Limited                          5,000           50              0             0           Meter Reading
                 Power Asset Development
                                Company Limited                 50           50            193            97        Asset Management
                 SEEBOARD Powerlink Limited                  8,000           80          8,243         6,594        Asset Management
              Selectricity Limited                               2          100              0             0                 Dormant
              South Eastern Electricity Board Limited            2          100              0             0                 Dormant
              South Eastern Electricity Limited                  2          100              0             0                 Dormant
              South Eastern Services Limited                     2          100              0             0                 Dormant
              South Eastern Utilities Limited                    2          100              0             0                 Dormant
              Southern Gas Limited                         500,000          100        (12,737)      (12,737)             Gas Supply
              Torch Natural Gas Limited                          2          100              0             0                 Dormant
              UK Electricity Limited                             2          100              0             0                 Dormant
              UK Light and Power Limited                         2          100              0             0                 Dormant

   CSW International Three, Inc. (CSWI3) (65)                1,000          100     Note A         Note A         Investment Company
   CSW International (U.K.), Inc.  (66)                    See (66)    See (66)     Note A         Note A                    Dormant
   Energia Internacional de CSW, S.A. de C.V.  (67)     64,164,706        99.99     Note A         Note A         Investment Company
     Aceltek, S. de R.L. de C.V.  (68)                     See (68)    See (68)     Note A         Note A            Holding Company
       Enertek, S.A. de C.V.  (69)                      12,688,686        99.99     Note A         Note A     Mexican Cogen Facility
         Cinergy, S. de R.L. de C.V.  (70)                 See (70)    See (70)     Note A         Note A            Service Company
         Servicios Corporativos e Industriales del
                     Noroeste, S.A. de C.V.  (SCIN)          8,380        94.38     Note A         Note A            Service Company
                 (71)
         Servicios Industriales y Administrativos
         del Noroeste, S. de R.L. de C.V.(SIAN)  (72)      See (72)    See (72)     Note A         Note A       Gas Pipeline Company

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999.

                                                         Number of
                                                          Common        % of         Issuer         Owner's
                                                          Shares        Voting        Book           Book
                   Name of Company                         Owned        Power       Value (1)      Value (1)        Business Type
                                                                                   (thousands)    (thousands)
------------------------------------------------------- ------------ ------------ --------------- ------------ ---------------------



   CSW International, Inc.  (73)                              1,000         100        161,727      161,727 International Activities
     CSW Vale L.L.C.  (74)                                    1,000        99.9        161,729      161,729 International Activities
       Empresa de Eletricidade Vale de
         Paranapanema S.A.(75)                           21,498,447       21.42     Note A         Note A      Brazilian Utility Co.
       CSW Power do Brasil Ltda.  (76)                     See (76)    See (76)     Note A         Note A   International Activities
   Latin American Energy Holdings, Inc.  (77)                 1,000         100     Note A         Note A   International Activities
   Chile Energy Holdings L.L.C. (78)                          1,000          90     Note A         Note A   International Activities
     Inversiones Sol Energia Chile Limitada (79)           See (79)    See (79)     Note A         Note A   International Activities
     Sol Energia Holdings I, Limitada  (80)                See (80)    See (80)     Note A         Note A   International Activities
       Sol Energia Holdings II, Limitada  (81)             See (81)    See (81)     Note A         Note A   International Activities
         Sol Energia, Limitada  (82)                       See (82)    See (82)     Note A         Note A   International Activities
   CSW International Energy Development Ltd.  (83)         See (83)    See (83)     Note A         Note A   International Activities
     Tenaska CSW International Ltd.  (84)                  See (84)    See (84)     Note A         Note A   International Activities


 Enershop Inc. (Enershop)                                    1,000          100        (13,465)      (13,465)        Energy Services
        Envirotherm, Inc. (85)                               1,500          100              0             0        Energy Services,
                                                                                                                         Engineering

   CSW Energy Services, Inc. (ESI)                           1,000          100         (2,755)       (2,755)        Energy Services
    Nuvest, L.L.C. (86)                                  1,714,085         92.9         25,871        24,034         Holding Company
      National Temporary Services, Inc.                      1,000          100              0            0          Holding Company
        Octagon, Inc.                                        1,000          100            463          463   Federal (DOE) Staffing
      Numanco, L.L.C.                                        1,000          100         20,429       20,429     Power Plant Staffing
        Power Systems Energy Services, Inc.                  1,000          100          2,061        2,061   Utility & DOE Staffing
                                                                                                                 Security Clearances
        NuSun, Inc.                                          1,000          100          9,666        9,666          Holding Company
         Sun Technical Services, Inc.                           50          100          9,582        9,582     Power Plant Staffing
         Calibration Testing Corporation                     6,480          100             84           84     Power Plant Staffing
        ESG Technical Services, L.L.C.                      10,000          100          (104)        (104)   Hanford (DOE) Staffing

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999.

                                                         Number of
                                                          Common        % of         Issuer         Owner's
                                                          Shares        Voting        Book           Book
                   Name of Company                         Owned        Power       Value (1)      Value (1)        Business Type
                                                                                   (thousands)    (thousands)
------------------------------------------------------- ------------ ------------ --------------- ------------ ---------------------

        ESG Manufacturing, L.L.C.                            1,000          100            462          462          Dredges & Pumps
        National Environmental Services Technology,        100,000          100            (85)         (85) Oil Tank & Pit Cleaning
          L.L.C.
        ESG Indonesia, L.L.C.                              100,000          100           (191)        (191)                 Dormant
        Advance Shielding Technologies, L.L.C.                  50           50           (730)        (365)     Radiation Shielding
        ESG, L.L.C.                                            500           50           (754)        (377)           Hanford (DOE)
                                                                                                                          Contractor


Note  A:  Detailed  financial   information  for  certain  subsidiaries  of  CSW
   International, Inc. for the year ended December 31, 1999, has not been provided due to the extreme difficulty in obtaining such financial information and converting it to U.S. GAAP in a timely manner for this filing.

(1) Table reflects investment in common stock or other equity securities only. CSW has established a money pool to coordinate short-term borrowings for certain subsidiaries and also incurs borrowings outside the money pool for other subsidiaries through the issuance of its commercial paper as authorized by SEC Order. Money pool balances are reflected as advances to or from affiliates, which are included as cash and temporary cash investments and short-term debt, respectively, on the balance sheets of System companies.

(2) CSWC Southwest Holdings, Inc., a Delaware corporation, was organized on December 6, 1996 and holds 100% of the outstanding shares of CSWC
     TeleChoice Management, Inc. and 100% of CSWC TeleChoice, Inc. C3 Communications, Inc. holds 100% of the outstanding shares of CSWC Southwest Holdings, Inc.

(3) CSWC TeleChoice Management, Inc., a Delaware corporation, was organized on December 6, 1996. CSWC Southwest Holdings, Inc. holds 100% of the outstanding shares of CSWC TeleChoice Management, Inc.

(4) CSWC TeleChoice, Inc., a Delaware corporation, was organized on December 6, 1996. CSWC Southwest Holdings, Inc. holds 100% of the outstanding shares of CSWC TeleChoice, Inc.

(5) CSW Energy, Inc., a Texas corporation, was organized on August 11, 1983, to pursue independent power projects within the United States. CSW holds 100% of the outstanding shares of CSW Energy, Inc.

(6) CSW Development - 1, Inc., a Delaware corporation, was organized on December 6, 1990. CSW Development - I, Inc. was set up to hold ownership interests in several different legal organizations. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Development - I, Inc.

(7) Polk Power GP II, Inc., a Delaware corporation, was organized on March 20, 1995 and holds 100% of the outstanding shares of Polk Power GP, Inc. CSW Development-I, Inc. holds 50% of the outstanding shares of Polk Power GP II, Inc.

(8) Polk Power GP, Inc., a Delaware corporation, was organized on September 18, 1991 and holds a 1% general partnership interest in Polk Power Partners, L.
     P. Polk Power GP II, Inc. holds 100% of the outstanding shares of Polk Power GP, Inc.

(9) CSW Mulberry II, Inc., a Delaware corporation, was organized on March 21, 1995 and holds 100% of the outstanding shares of CSW Mulberry, Inc. CSW Development-I, Inc. holds 100% of the outstanding shares of CSW Mulberry II, Inc.

(10) CSW Mulberry, Inc., a Delaware corporation, was organized on February 3, 1994 and holds a 45.75% limited partnership interest in Polk Power Partners, L. P. CSW Mulberry II, Inc. holds 100% of the outstanding shares of CSW Mulberry, Inc.

(11) Polk Power Partners, L. P., a Delaware limited partnership, was organized on February 20, 1992 to own and operate the Mulberry cogeneration project. CSW Mulberry, Inc. holds a 45.75% limited partnership interest and Polk Power GP, Inc. holds a 1% general partnership interest in Polk Power
     Partners, L. P. Under the Limited Partnership Agreement for Polk Power Partners, L. P., Polk Power GP, Inc. generally has the power and authority to manage the affairs of Polk Power Partners, L. P. and CSW Mulberry, Inc. has such rights and powers as are customary for a limited partner, including but not limited to the right (in proportion to its interest) to consent to major transactions.

(12) Mulberry Holdings, Inc., a Delaware corporation, was organized on October 28, 1999. There were no assets or activity for Mulberry Holdings, Inc. for 1999. Polk Power Partners, L.P. holds 100% of the outstanding shares of Mulberry Holdings, Inc.

(13) Noah I Power GP, Inc., a Delaware corporation, was organized on May 14, 1991 and holds a 1% general partner interest in Noah I Power Partners, L.
     P. CSW Development-I, Inc. holds 100% of the outstanding shares of Noah I Power GP, Inc.

(14) Noah I Power Partners, L. P., a Delaware limited partnership, was organized on May 16, 1991 to own and/or operate cogeneration projects or interests therein. CSW Development-I, Inc. holds a 94.5% limited partnership interest and Noah I Power GP, Inc. holds a 1% general partnership interest in Noah I Power Partners, L. P. Under the Limited Partnership Agreement for Noah I Power Partners, L. P., Noah I Power GP, Inc. generally has the power and authority to manage the affairs of Noah I Power Partners, L. P., and CSW Development-I, Inc. has such rights and powers as are customary for a limited partner, including but not limited to the right (in proportion to its interest) to consent to certain major transactions.

(15) Brush Cogeneration Partners is a Delaware general partnership organized on November 1, 1991. Noah I Power Partners, L. P. holds a 50% general partnership interest in Brush Cogeneration Partners. Brush Cogeneration Partners was formed to invest in certain cogeneration projects, including the Brush II project authorized by SEC Order Rel. No. 35-25399. Brush Cogeneration Partners is managed by a management committee, with Noah I Power Partners, L. P. having the power and authority to manage the affairs of Brush Cogeneration Partners.

(16) Orange Cogeneration GP II, Inc., a Delaware corporation, was organized on March 16, 1995 and holds 100% of the outstanding shares of Orange Cogeneration G.P., Inc. CSW Development-I, Inc. holds 50% of the outstanding shares of Orange Cogeneration GP II, Inc.

(17) Orange Cogeneration G.P., Inc., a Delaware corporation, was organized on February 5, 1993 and holds a 1% general partnership interest in Orange Cogeneration Limited Partnership. Orange Cogeneration GP II, Inc., holds 100% of the outstanding shares of Orange Cogeneration G.P., Inc.

(18) CSW Orange II, Inc., a Delaware corporation, was organized on March 16, 1995 and holds 100% of the outstanding shares of CSW Orange, Inc. CSW Development-I, Inc. holds 100% of the outstanding shares of CSW Orange II, Inc.

(19) CSW Orange, Inc., a Delaware corporation, was organized on April 21, 1993 to be a limited partner in Orange Cogeneration Limited Partnership. CSW Orange, Inc. holds a 49.5% limited partnership interest in Orange Cogeneration Limited Partnership. CSW Orange II, Inc. holds 100% of the outstanding shares of CSW Orange, Inc.

(20) Orange Cogeneration Limited Partnership, a Delaware limited partnership, was organized on February 5, 1993 to own and operate the Orange Cogeneration project. CSW Orange, Inc. holds a 49.5% limited partnership interest and Orange Cogeneration G.P., Inc. holds a 1% general partnership interest in Orange Cogeneration Limited Partnership. Under the Limited Partnership Agreement for Orange Cogeneration Limited Partnership, Orange Cogeneration G.P., Inc. generally has the power and authority to manage the affairs of Orange Cogeneration Limited Partnership and CSW Orange, Inc. has such rights and powers as are customary for a limited partner, including but not limited to the right (in proportion to its interest) to consent to major transactions.

(21) Orange  Cogen  Funding  Corp.,  a Delaware  corporation,  was  organized on
     December 23, 1996 to raise funds from the sale of bonds and loan the proceeds to the Orange Cogeneration Limited Partnership while obtaining liens on the partnership assets for the benefit of the bond Trustee. Orange Cogeneration Limited Partnership holds 100% of the outstanding shares of Orange Cogen Funding Corp.

(22) Orange Holdings, Inc., a Delaware corporation, was organized on October 28, 1999. There were no assets or activity for Orange Holdings, Inc., for 1999. Orange Cogeneration Limited Partnership holds 100% of the outstanding shares of Orange Holdings, Inc.

(23) CSW Development - II, Inc., a Delaware corporation, was organized on June 11, 1992. There were no assets or activity for CSW Development - II, Inc. in 1999. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Development - II, Inc.

(24) CSW Ft. Lupton, Inc., a Delaware corporation, was organized on April 1, 1993. CSW Ft. Lupton, Inc. holds a 1% general partnership interest and a 49% limited partnership interest in Thermo Cogeneration Partnership, L.P. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Ft. Lupton, Inc.

(25) Thermo Cogeneration Partnership, L.P., a Delaware limited partnership, was organized March 17, 1993 to own and operate the Ft. Lupton cogeneration project. CSW Ft. Lupton, Inc. holds a 49% limited partnership interest and a 1% general partnership interest in Thermo Cogeneration Partnership, L.P.

(26) Newgulf Power Venture, Inc., a Delaware corporation, was organized on October 13, 1994 to own the Texas Gulf project. Newgulf Power Venture, Inc. holds 100% of the Texas Gulf project. CSW Energy, Inc. holds 100% of the outstanding shares of Newgulf Power Venture, Inc.

(27) CSW Sweeny GP I, Inc., a Delaware corporation, was organized on September 6, 1995 to hold a 100% interest in CSW Sweeny GP II, Inc. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Sweeny GP I, Inc.

(28) CSW Sweeny GP II, Inc., a Delaware corporation, was organized on September 6, 1995 and holds a 1% general partnership interest in Sweeny Cogeneration Limited Partnership. CSW Sweeny GP I, Inc. holds 100% of the outstanding shares of CSW Sweeny GP II, Inc.

(29) CSW Sweeny LP I, Inc., a Delaware corporation, was organized on September 6, 1995 and holds 100% of the outstanding stock of CSW Sweeny LP II, Inc. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Sweeny LP I, Inc.

(30) CSW Sweeny LP II, Inc., a Delaware corporation, was organized on September 6, 1995 and holds a 49% limited partnership interest in Sweeny Cogeneration Limited Partnership. CSW Sweeny LP I, Inc. holds 100% of the outstanding shares of CSW Sweeny LP II, Inc.

(31) Sweeny Cogeneration Limited Partnership, a Delaware limited partnership, was organized on October 10, 1995 to own and construct the Sweeny project. CSW Sweeny LP II, Inc. holds a 49% limited partnership interest and CSW Sweeny GP II, Inc. holds a 1% general partnership interest in Sweeny Cogeneration Limited Partnership.

(32) CSW Development-3, Inc., a Delaware corporation, was organized on October 25, 1995. There were no assets or activity for CSW Development-3, Inc., during 1999. On December 15, 1995, CSW Development-3, Inc. was granted EWG status. There was no activity for CSW Development-3, Inc. in 1999. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Development-3, Inc.

(33) CSW Northwest GP, Inc., a Delaware corporation, was organized on June 29, 1995. There were no assets or activity for CSW Northwest GP, Inc. in 1999. On October 3, 1996, CSW Northwest GP, Inc. was granted EWG status. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Northwest GP, Inc.

(34) CSW Northwest LP, Inc., a Delaware corporation, was organized on June 29, 1995. There were no assets or activity for CSW Northwest LP, Inc. in 1999. On October 3, 1995, CSW Northwest LP, Inc. was granted EWG status. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Northwest LP, Inc.

(35) CSW Power Marketing, Inc., a Delaware corporation, was organized on March 8, 1996. On May 1, 1996 CSW Power Marketing, Inc. was granted EWG status. In 1997, CSW Power Marketing, Inc. relinquished its EWG status. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Power Marketing, Inc.

(36) CSW Nevada, Inc., a Delaware corporation, was organized on June 29, 1993. There were no assets or activity for CSW Nevada, Inc. in 1999. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Nevada, Inc.

(37) CSW Services International, Inc., a Delaware corporation, was organized on March 19,1997. CSW Services International, Inc. provides non-regulated services to power producers. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Services, International, Inc.

(38) Diversified Energy Contractors Company, LLC, a Delaware limited liability company, was organized on July 3, 1997. CSW Energy, Inc. holds a 90% interest in, and is the managing member of, Diversified Energy Contractors Company, LLC.

(39) DECCO II LLC, a Delaware limited liability company, was organized on August 8, 1997. Diversified Energy Contractors Company, LLC holds 100% of the outstanding shares of DECCO II LLC.

(40) Diversified Energy Contractors, L.P., a Delaware limited partnership, was organized on August 8, 1997. Diversified Energy Contractors Company, LLC holds a 1% general partnership interest and a 98% limited partnership interest and DECCO II LLC holds a 1% limited partnership interest in Diversified Energy Contractors, L.P.

(41) Industry and Energy Associates, LLC, a Delaware limited liability company, was organized on May 26, 1998. Diversified Energy Contractors Company, LLC holds 100% of the membership interests of Industry and Energy Associates, LLC.

(42) CSW Frontera GP I, Inc., a Delaware corporation, was organized on January 15, 1998, and holds 100% of the outstanding shares of CSW Frontera GP II, Inc. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Frontera GP I, Inc.

(43) CSW Frontera GP II, Inc., a Delaware corporation, was organized on January 15, 1998, and holds a 1% general partnership interest in Frontera Generation Limited Partnership. CSW Frontera GP I, Inc. holds 100% of the outstanding shares of CSW Frontera GP II, Inc.

(44) CSW Frontera LP I, Inc., a Delaware corporation, was organized on January 15, 1998, and holds 100% of the outstanding shares of CSW Frontera LP II, Inc. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Frontera LP I, Inc.

(45) CSW Frontera LP II, Inc., a Delaware corporation, was organized on January 15, 1998, and holds a 99% limited partnership interest in Frontera General Limited Partnership. CSW Frontera LP I, Inc. holds 100% of the outstanding shares of CSW Frontera LP II, Inc.

(46) Frontera Generation Limited Partnership, a Delaware corporation, was organized on January 16, 1998, to own the Frontera Project. CSW Frontera LP II, Inc. holds a 99% limited partnership interest and CSW Frontera GP II, Inc. holds a 1% general partnership interest in Frontera Generation Limited Partnership.

(47) Frontera International Sales Limited, a Barbados Company, was organized on July 5, 1999. There were no assets or activity for Frontera International Sales Limited for 1999. Frontera Generation Limited Partnership holds 100% of the outstanding shares of Frontera International Sales Limited.

(48) CSW Eastex GP I, Inc., a Delaware corporation, was organized on September 4, 1998, and holds 100% of the outstanding shares of CSW Eastex GP II, Inc. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Eastex GP I, Inc.

(49) CSW Eastex GP II, Inc., a Delaware corporation, was organized on September 4, 1998, and holds a 1% general partnership interest in Eastex Cogeneration Limited Partnership. CSW Eastex GP I, Inc. holds 100% of the outstanding shares of CSW Eastex GP II, Inc.

(50) CSW Eastex LP I, Inc., a Delaware corporation, was organized on September 4, 1998, and holds 100% of the outstanding shares of CSW Eastex LP II, Inc. CSW Energy, Inc. holds 100% of the outstanding shares of CSW Eastex LP I, Inc.

(51) CSW Eastex LP II, Inc., a Delaware corporation, was organized on September 4, 1998, and holds a 99% general partnership interest in Eastex Cogeneration Limited Partnership. CSW Eastex LP I, Inc. holds 100% of the outstanding shares of CSW Eastex LP II, Inc.

(52) Eastex Cogeneration Limited Partnership, a Delaware limited partnership, was organized on September 9, 1998, to own the Eastex Project. CSW Eastex LP II, Inc. holds a 99% limited partnership interest and CSW Eastex GP II, Inc. holds a 1% general partnership interest in Eastex Cogneration Limited Partnership.

(53) Southwestern Electric Wholesale Company, a Delaware corporation, was organized on April 13, 1998. There were no assets or activity for Southwestern Electric Wholesale Company in 1999. CSW Energy, Inc. holds 100 % of the outstanding shares of Southwestern Electric Wholesale Company.

(54) CSW International, Inc., a Delaware corporation, was organized on November 9, 1994. CSW International, Inc., was organized to pursue power generation, transmission, and distribution projects outside of the United States. CSW holds 100% of the outstanding shares of CSW International, Inc.

(55) CSW International Two, Inc., a Delaware corporation, was organized on November 2, 1995, and holds a 100% ownership interest in CSW UK Holdings. CSW International, Inc. holds 100% of the outstanding shares of CSW International Two, Inc.

(56) CSW UK Holdings, a private unlimited company with its registered office situated in the United Kingdom, was incorporated on December 30, 1998. On January 5, 1999, it became the ultimate UK holding company. CSW UK Finance Company shares held by CSW International Two, Inc. were transferred to CSW UK Holdings in exchange for the issue of shares in CSW UK Holdings.

(57) On January 5, 1999, ownership of CSWI Europe Limited was transferred from CSW UK Finance Company to CSW UK Holdings. CSWI Europe Limited holds a 50% interest in South Coast Power Limited and a 50% interest in Shoreham Operations Company Limited.

(58) South Coast Power Limited, a company incorporated in England on August 17, 1990, owns the South Coast Power Project. CSWI Europe Limited holds a 50% ownership interest in South Coast Power Limited.

(59) Shoreham Operations Company Limited is a company incorporated in the United Kingdom on December 9, 1998. The company will operate the South Coast Power Project. CSWI Europe Limited holds a 50% ownership interest in Shoreham Operations Company Limited.

(60) CSW UK Finance Company, a private unlimited company having share capital, with its registered office situated in the United Kingdom, was incorporated on December 17, 1996. CSW UK Finance Company owns 93% of CSW Investments. CSW UK Holdings holds a 90% interest and CSW International Three, Inc. holds a 10% interest in CSW UK Finance Company.

(61) CSW Investments, a private unlimited company having share capital, was formed on November 3, 1995, and holds 100% of SEEBOARD Group plc. CSW Investments, a UK organized entity, was formed to carry on business as a holding and investment company. As of December 31, 1999, CSW UK Finance Company held a 93% interest and CSW International Three, Inc. held a 7% interest in CSW Investments.

(62) SEEBOARD Group plc, a public company limited by shares, was incorporated on April 18, 1996, with its registered office situated in the United Kingdom. SEEBOARD Group plc owns 100% of SEEBOARD plc, a UK utility company. CSW Investments holds 100% of the shares of SEEBOARD Group plc.

(63) Beacon Gas Limited is a company incorporated in the United Kingdom on April 6,1995. On June 30, 1999 SEEBOARD Group plc acquired Amoco UK Gas Ventures Limited's 50% holding in Beacon Gas Limited and thereby owns 100% of the share capital of the company. Beacon Gas Limited supplies gas to domestic customers within the United Kingdom.

(64) SEEBOARD plc, which is registered in Crawley, West Sussex, England, is a public company limited by shares and came into existence as a result of the restructuring and subsequent privatization of the United Kingdom electricity industry in 1990. SEEBOARD plc's primary regulated businesses are the distribution and supply of electricity within its southeast England service area. SEEBOARD plc is also involved in other activities, including electrical contracting. SEEBOARD Group plc holds 100% of the shares of SEEBOARD plc.

(65) CSW International Three, Inc., a Delaware corporation, was organized on November 3, 1995 and holds a 10% ownership interest in CSW UK Finance Company and a 7% ownership interest in CSW Investments. CSW International, Inc. holds 100% of the shares of CSW International Three, Inc.

(66) CSW International (U.K.), Inc., a Delaware corporation, was organized on September 14, 1995. There were no assets or activity for CSW International (U.K.), Inc. for 1999. CSW International, Inc. holds 100% of the outstanding shares of CSW International (U.K.), Inc.

(67) Energia Internacional de CSW, S.A. de C.V., a Mexican variable capital corporation, was organized on April 10, 1996 to acquire or participate in the capital stock or patrimony of other civil or commercial operations. CSW International, Inc. holds 99.99% of the outstanding shares of Energia Internacional de CSW, S.A. de C.V.

(68) Aceltek, S. de R.L. de C.V., a Mexican limited liability partnership, was organized in 1995 to act as a holding company for partnership interests. Energia Internacional de CSW, S.A. de C.V. owns 49.99% of Aceltek, S. de R.L. de C.V.

(69) Enertek, S.A. de C.V. , a Mexican variable capital corporation, was organized in 1995. Aceltek, S. de R.L. de C.V. owns 99.89% of Enertek, S.A. de C.V. with Energia Internacional de CSW, S.A. de C.V. holding an additional 0.06% direct interest in Enertek, S.A. de C.V.

(70) Cinergy, S. de R.L. de C.V., a Mexican limited liability partnership, was organized to act as a service company. Enertek, S.A. de C.V. owns 99.99% of Cinergy, S. de R.L. de C.V.

(71) Servicios Corporativos e Industriales del Noroeste, S.A. de C.V., a Mexican variable capital corporation, was organized to act as a service company. Enertek, S.A. de C.V. owns 94.38% of Servicios Corporativos e Industriales del Noroeste, S.A. de C.V., with Aceltek, S. de R.L. de C.V. holding an additional small direct interest in Servicios Corporativos e Industriales del Noroeste, S.A. de C.V.

(72) Servicios Industriales y Administrativos del Noreste, S. de R.L. de C.V., a Mexican limited liability partnership, was organized to own and operate a gas pipeline. Enertek, S.A. de C.V. owns 51.12% of Servicios Industriales y Administrativos del Noreste, S. de R.L. de C.V.

(73) CSW International, Inc., a Cayman Islands exempted company, was duly organized under the laws of the Cayman Islands on July 7, 1995. CSW International, Inc., a Delaware corporation, holds 100% of the outstanding shares of CSW International, Inc., a Cayman Islands exempted company.

(74) CSW Vale L.L.C., a Cayman Islands exempted company, was duly organized under the laws of the Cayman Islands on October 21, 1996. CSW International, Inc., a Cayman Islands exempted company, holds approximately 99% of the outstanding shares of CSW Vale L.L.C., with CSW International, Inc., a Delaware corporation, holding the remaining 1%.

(75) Empresa de Eletricidade Vale Paranapanema S.A. (Vale) is a Brazilian distribution utility company. CSW Vale L.L.C. holds 21.42% of the outstanding shares of Vale's common stock and 100% of Vale's Series "B" preferred stock.

(76) CSW Power do Brasil Ltda., a Brazilian limited liability company, was organized on July 22, 1997. CSW Vale L.L.C. holds approximately 99.9% of CSW Power do Brazil Ltda. with CSW International, Inc., a Cayman Islands exempted company, holding the remaining 0.1%.

(77) Latin American Energy Holdings, Inc., a Delaware corporation, was organized on August 22, 1997. Latin American Energy Holdings, Inc. holds a 10% interest in Chile Energy Holdings L.L.C. and an insignificant interest in several Chiliean companies. CSW International, Inc., a Delaware corporation, holds 100% of all outstanding shares of Latin American Energy Holdings, Inc.

(78) Chile Energy Holdings L.L.C., a Cayman Islands exempted company, was organized on August 22, 1997. CSW International, Inc., a Delaware corporation, holds 90% of all outstanding shares of Chile Energy Holdings L.L.C. and Latin American Energy Holdings, Inc. holds the remaining 10%.

(79) Inversiones Sol Energia Chile Limitada, a Chile exempted company, was organized on December 9, 1998. Chile Energy Holdings L.L.C. holds 99.99% of all outstanding shares of Inversiones Sol Energia Chile Limitada and Latin American Energy Holdings, Inc. holds the remaining 0.01%.

(80) Sol Energia Holdings I, Limitada, a Chile exempted company, was organized on August 29, 1997. Sol Energia Holdings I, Limitada holds 99.99% of all outstanding shares of Sol Energia Holdings II Limitada. Chile Energy Holdings L.L.C. holds 99.99% of all outstanding shares of Sol Energia Holdings I, Limitada and Latin American Energy Holdings, Inc. holds the remaining 0.01%.

(81) Sol Energia Holdings II, Limitada, a Chile exempted company, was organized on September 23, 1997. Sol Energia Holdings II, Limitada holds 99.99% of Sol Energia, Limitada. Sol Energia Holdings I, Limitada holds 99.99% of all outstanding shares of Sol Energia Holdings II, Limitada and Latin American Energy Holdings, Inc. holds the remaining 0.01%.

(82) Sol Energia, Limitada, a Chile exempted company, was organized on October 8, 1997. Sol Energia, Limitada owns approximately 4.9% of a public Chilean energy company. Sol Energia Holdings II, Limitada holds 99.99% of all outstanding shares of Sol Energia, Limitada and Latin American Energy Holdings, Inc. holds the remaining 0.01%.

(83) CSW International Energy Development Ltd., a private company limited by shares, was incorporated on April 3, 1997 with its registered office situated in Port Louis, Mauritius. CSW International, Inc., a Delaware corporation, holds 100% of all outstanding shares of CSW International Energy Development Ltd.

(84) Tenaska CSW International Ltd., a private company limited by shares, was incorporated on April 3, 1997 with its registered office situated in Port Louis , Mauritius. CSW International Energy Development Ltd. holds 50% of the outstanding shares of Tenaska CSW International Ltd.

(85) Envirotherm, Inc., a Texas corporation, was organized in 1982 to provide engineering and consulting services. Enershop purchased 100% of the outstanding shares of Envirotherm in September, 1997. There were no assets or activities for Envirotherm in 1999.

(86) Nuvest, L.L.C., an Oklahoma limited liability company, was organized on February 20, 1996 to primarily provide staffing services for electric utility power plants. Ownership of Nuvest, L.L.C. was transferred from PSO to CSW Energy Services, Inc. on November 24, 1999. CSW Energy Services, Inc. owns 92.9% of the outstanding shares of Nuvest, L.L.C. Limited

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS.

During 1999, all acquisitions or sales of utility assets were reported in a certificate filed pursuant to Rule 24.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES.

During 1999 all System securities issued, sold, pledged, guaranteed or assumed by any System company, were reported in a certificate filed pursuant to Rule 24.

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES.

The following System  securities were acquired (ACQ),  redeemed (RDM) or retired
(RET) by System companies during 1999:

                                                         Extinguished (E)       Commission
                                                           or Held for        Authorization
          Name of Issuer and             Consideration       Further                or
            Title of Issue                (thousands)     Disposition(D)        Exemption
---------------------------------------- -------------- ------------------- -------------------

CPL
First Mortgage Bonds:
(RET) Series JJ, 7-1/2%, due 5/1/99           $100,000          E                Rule 42
(RET) Series DD, 7-1/8%, due 12/1/99            25,000          E                Rule 42
(ACQ) Series T, 7-1/2%, due 12/15/14           111,700          E                Rule 42
(ACQ) Series II, 7-1/2%, due 4/1/23             25,000          E                Rule 42

Preferred Stock:
(RDM) Series 4.00%                                   1          E                Rule 42
(RDM) Auction Money Market (Var. %)             75,000          E                Rule 42
(RDM) Auction Series A (Variable %)             42,500          E                Rule 42
(RDM) Auction Series B (Variable %)             42,500          E                Rule 42

PSO
Preferred Stock:
(RDM) Series 4.00%                                   1          E                Rule 42
Pollution Control Rev. Bonds:
(RDM) Series A 5.9% due 2007                    33,700          E                Rule 42

SWEPCO
First Mortgage Bonds:
(RET) Series 1976A, 6.2%, due 2006                 145          E                Rule 42
(RET) Series W, 6-1/8%, due 1999                40,000          E                Rule 42
Pollution Control Rev. Bonds:
(RET) 1978 Series A, 6%, due 2008                  450          E                Rule 42
Preferred Stock:
(RDM) 5.00% Series                                   1          E                Rule 42

WTU
None

ITEM 5.  INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES.

(1). Aggregate number of investments in persons operating in the retail service areas.

                                                                      Carrying
                   General Description of Type       Aggregate         Value
                      of "Persons Included"           Number        (thousands)
------------------ ----------------------------- ------------------ ------------

      NONE


(2).  For securities not included in (1) above, provide the following:

                                                           % of      Owners
                              Description    Number of   Voting     Book Value
      Name of Issuer          of Security      Shares     Power    (thousands)   Nature of Issuer's Business
---------------------------- --------------- ----------- --------- ------------- ----------------------------

PSO

The RIKA Companies
   RIKA Management            Membership            50       4%         $1,935  The RIKA Companies are
        Company, L.L.C.         Units                                           engaged in the development
                                                                                and commercialization of
   Universal Power            Membership            48       4%              0  computer automation
        Products                Units                                           technology for the
        Company, L.L.C.                                                         electric power industry.

   Automated Substation       Membership            71       4%              0
        Development Co.,        Units
        L.L.C.

   RC Training, L.L.C.        Membership            48       4%              0
                                Units



(2).  For securities not included in (1) above, provide the following:

                                                           % of      Owners
                              Description     Number of   Voting    Book Value
      Name of Issuer          of Security      Shares     Power    (thousands)   Nature of Issuer's Business
---------------------------- --------------- ----------- --------- ------------- ----------------------------

PSO (continued)

Scientech, Inc.                 Class A,         70,000      3.5%        $6,525  Services, systems, and
                                 voting                                          instruments, which
                              common stock                                       describe, regulate,
                                                                                 monitor, and
                                Class B,        642,000       N/A             0  enhance the safety and
                               non-voting                                        reliability of electric
                              common stock                                       utility power plant
                                                                                 operations and
                                                                                 and their environmental
                                                                                 impacts.

Powerware Solutions, Inc.      Preferred         18,333     2.66%         1,172  Optimization software for
                               Series A,                                         municipal water & electric
                                 voting                                          utility operations.

                               Non-voting       205,527       N/A             0

Utility Data Resources,       Convertible        16,325       N/A         2,611  Provides utility
Inc.                           Preferred                                         outsourcing of large
                                 Stock                                           customer time
                               non-voting                                        differentiated meter
                                                                                 reading
                                                                                 and billing.
                              Common Stock       12,500     2.32%             0
                                     voting

                               Non-voting       257,500       N/A             0

AEMT, Inc.                     Preferred        250,000       N/A           305  Manufactures and sells
                              Stock Series                                       residential surge
                                   1,                                            protectors and power
                                Class A                                          quality devices for
                               non-voting                                        industrial customers.

(2).  For securities not included in (1) above, provide the following:


                                                           % of     Owners Book
                              Description     Number of   Voting       Value
      Name of Issuer          of Security      Shares     Power    (thousands)     Nature of Issuer's Business
---------------------------- --------------- ----------- --------- ------------- ---------------------------------

PSO (continued)

AEMT, Inc.                     Preferred        781,250       N/A        $1,532  Manufactures and sells
                             Stock Series 1                                      residential surge protectors
                                Class B                                          and power quality devices for
                               non-voting                                        industrial customers.
SEEBOARD plc

Electricity Pensions
    Trustee Limited           Common Stock       20,000      4.9%       $32,364  Trustee Company.

ESN Holdings Limited          Common Stock          104      4.9%          $168  Trustee Company.

ESN Holdings Limited           Preference        50,000       N/A       $80,910  Trustee Company.
                                 Shares

COMM

Infinitec Communications       Conv. Pref.    1,652,340      12.6        $1,859  Local telecommunication
                                Series C                                         services.

Infinitec Communications       Conv. Pref.       13,984       0.1        $1,398  Local telecommunication
                                Series D                                         services.

Infinitec Communications      Warrants and    1,605,871         0            $0  Local telecommunication
                                Options                                          services.

                                       21

ITEM 6.  OFFICERS AND DIRECTORS - PART I.

The positions of officers and directors of all System companies as of December 31, 1999 were as follows:

NAME AND ADDRESS                                              POSITION

CENTRAL AND SOUTH WEST CORPORATION


Molly Shi Boren                     Norman, OK                    D
E. R. Brooks                        Dallas, TX                D,CM,&CEO
Donald M. Carlton                   Austin, TX                    D
Lawrence B. Connors                 Dallas, TX                    C
T. J. Ellis                         Crawley, West Sussex,         D
                                    UK
Glenn Files                         Dallas, TX                   SVP
Joe H. Foy                          Kerrville, TX                 D
T. M. Hagan                         Dallas, TX                   SVP
Wendy G. Hargus                     Dallas, TX                    T
William R. Howell                   Dallas, TX                    D
Robert W. Lawless                   Tulsa, OK                     D
Venita McCellon-Allen               Dallas, TX                 SVP&AS
Stephen J. McDonnell                Dallas, TX                   VP
Ferd. C. Meyer, Jr.                 Dallas, TX                 EVP&GC
James L. Powell                     Fort McKavett, TX             D
Kenneth C. Raney, Jr.               Dallas, TX                VP,AGC&S
Glenn D. Rosilier                   Dallas, TX                 EVP&CFO
Richard L. Sandor                   Chicago, IL                   D
Thomas V. Shockley, III             Dallas, TX                D,P,&COO
Michael D. Smith                    Dallas, TX                   VP



CENTRAL POWER AND LIGHT COMPANY

John F. Brimberry                   Victoria, TX                  D
E. R. Brooks                        Dallas, TX                    D
Alice G. Crisp                      Corpus Christi, TX           AS
R. Russell Davis                    Tulsa, OK                     C
Glenn Files                         Dallas, TX                    D
Ruben M. Garcia                     Laredo, TX                    D
Wendy G. Hargus                     Dallas, TX                    T
Alphonso R. Jackson                 Dallas, TX                    D
Nancy C. Johnson                    Corpus Christi, TX           AS
Robert A. McAllen                   Weslaco, TX                   D
Pete J. Morales, Jr.                Devine, TX                    D
H. Lee Richards                     Harlingen, TX                 D
J. Gonzalo Sandoval                 Corpus Christi, TX         D&GM&P
Brenda J. Snider                    Corpus Christi, TX            S
Jana P. Soward                      Tulsa, OK                    AT
Gerald E. Vaughn                    Corpus Christi, TX          D&VP

NAME AND ADDRESS                                              POSITION


PUBLIC SERVICE COMPANY OF OKLAHOMA

E. R. Brooks                        Dallas, TX                    D
Billye R. Beach                     Tulsa, OK                    AS
T. D. Churchwell                    Tulsa, OK                    D&P
Harry A. Clarke                     Afton, OK                     D
R. Russell Davis                    Tulsa, OK                     C
Glenn Files                         Dallas, TX                    D
Wendy G. Hargus                     Dallas, TX                    T
Lina P. Holm                        Tulsa, OK                     S
Paul K. Lackey, Jr.                 Oklahoma City, OK             D
Paula Marshall-Chapman              Tulsa, OK                     D
William R. McKamey                  Tulsa, OK                   D&GM
Jana P. Soward                      Tulsa, OK                    AT
Robert B. Taylor, Jr.               Okmulgee, OK                  D
Louise Winsworth                    Tulsa, OK                    SA


ASH CREEK MINING COMPANY

T. D. Churchwell                    Tulsa, OK                     D
Kit Hill                            Tulsa, OK                    S&T
Lina P. Holm                        Tulsa, OK                   AS&AT
William R. McKamey                  Tulsa, OK                     D
E. Michael Williams                 Dallas, TX                   P&D
Lori A. Wright                      Tulsa, OK                   CMPT
Robert L. Zemanek                   Dallas, TX                D,CM&CEO
Waldo J. Zerger, Jr.                Tulsa, OK                     D


SOUTHWESTERN ELECTRIC POWER COMPANY

Karen C. Adams                      Shreveport, LA              D&GM
E. R. Brooks                        Dallas, TX                    D
Judith W. Culver                    Shreveport, LA               AS
R. Russell Davis                    Tulsa, OK                     C
James E. Davison                    Ruston, LA                    D
Glenn Files                         Dallas, TX                    D
Wendy G. Hargus                     Dallas, TX                    T
Dr. Fredrick E. Joyce               Texarkana, TX                 D
Marilyn S. Kirkland                 Shreveport, LA                S
John M. Lewis                       Fayetteville, AR              D
Michael H. Madison                  Shreveport, LA               D&P
William C. Peatross                 Shreveport, LA                D
Maxine P. Sarpy                     Shreveport, LA                D
Jana P. Soward                      Tulsa, OK                    AT

NAME AND ADDRESS                                              POSITION


THE ARKLAHOMA CORPORATION

John W. Harbour, Jr.                Oklahoma City, OK            D&P
E. Bennie Daigle, Jr.               New Orleans, LA             D&VP
Preston Kissman                     Tulsa, OK                     D
D. J. Rich                          Oklahoma City, OK           D,S&T


SOUTHWEST ARKANSAS UTILITIES CORPORATION

Charles E. Clinehens, Jr.           Fayetteville, AR            D,S&T
Thomas H. DeWeese                   Fayetteville, AR             D&P
Elizabeth D. Stephens               Longview, TX                D&VP


WEST TEXAS UTILITIES COMPANY

Jeff C. Broad                       Abilene, TX                  AS
E. R. Brooks                        Dallas, TX                    D
Paul J. Brower                      Abilene, TX                D&GM&P
R. Russell Davis                    Tulsa, OK                     C
Glenn Files                         Dallas, TX                    D
Wendy G. Hargus                     Dallas, TX                    T
Alphonso Jackson                    Dallas, TX                    D
Tommy Morris                        Abilene, TX                   D
Martha Murray                       Abilene, TX                   S
Dian G. Owen                        Abilene, TX                   D
James M. Parker                     Abilene, TX                   D
Jana P. Soward                      Tulsa, OK                    AT
F. L. Stephens                      San Angelo, TX                D

NAME AND ADDRESS                                              POSITION


CENTRAL AND SOUTH WEST SERVICES, INC.

E. R. Brooks                        Dallas, TX                D,CH&CEO
T. D. Churchwell                    Tulsa, OK                     D
R. Russell Davis                    Tulsa, OK                     C
Terry D. Dennis                     Dallas, TX                    D
Leslie E. Dillahunty                Dallas, TX                   VP
M. Bruce Evans                      Dallas, TX                   VP
Glenn Files                         Dallas, TX                    D
A. Dean Fuller                      Dallas, TX                   VP
T. M. Hagan                         Dallas, TX                  D&SVP
Wendy G. Hargus                     Dallas, TX                    T
Lana Hillebrand                     Dallas, TX                   VP
Preston Kissman                     Tulsa, OK                    VP
Alphonso Jackson                    Dallas, TX                   D,P
Michael D. Madison                  Shreveport, LA                D
Mark Menezes                        Washington, DC               VP
Venita McCellon-Allen               Dallas, TX                D,SVP&AS
Ferd. C. Meyer, Jr.                 Dallas, TX                    D
Kenneth C. Raney, Jr.               Dallas, TX                    S
Mark Roberson                       Dallas, TX                   VP
Glenn D. Rosilier                   Dallas, TX                    D
Thomas V. Shockley, III             Dallas, TX                    D
Jana P. Soward                      Tulsa, OK                    AT
Gerald E. Vaughn                    Corpus Christi, TX           VP
Richard P. Verret (1)               Dallas, TX                    P
E. Michael Williams                 Dallas, TX                   VP
Lori A. Wright                      Tulsa, OK                    AC
Waldo Zerger                        Tulsa, OK                    VP
Robert L. Zemanek (2)               Dallas, TX                    P


(1) Mr. Verret is President of Central and South West Services, Inc. -- Production.
(2) Mr. Zemanek is President of Central and South West Services, Inc. -- Energy Delivery.

NAME AND ADDRESS                                              POSITION


CSW LEASING, INC.

E. R. Brooks                        Dallas, TX                  D&CH
Kenneth I. Brown                    New York, NY                 SVP
Lawrence B. Connors                 Dallas, TX                    C
Glenn Files                         Dallas, TX                   VP
Marla Fernadez                      New York, NY                 AC
Ira Finkelson                       New York, NY                 AS
Wendy G. Hargus                     Dallas, TX                    T
C. Jeffrey Knittle                  New York, NY                 SVP
Ferd. C. Meyer, Jr.                 Dallas, TX                  D,VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Glenn D. Rosilier                   Dallas, TX                   D&P
Leo Sheer                           New York, NY                 AS
Thomas V. Shockley, III             Dallas, TX                  D,VP
Jean B. Stein                       New York, NY                 SVP
Nikita Zdanow                       New York, NY                  D


CSW CREDIT, INC.

E. R. Brooks                        Dallas, TX                  D&CH
Lawrence B. Connors                 Dallas, TX                    C
Glenn Files                         Dallas, TX                    D
T. M. Hagan                         Dallas, TX                    D
Wendy G. Hargus                     Dallas, TX                   VP
Venita McCellon-Allen               Dallas, TX                  D&AS
Larry McDowell                      Dallas, TX                    D
Ferd. C. Meyer, Jr.                 Dallas, TX                    D
Stacy Newman Corrie                 Dallas, TX                    T
Kenneth C. Raney, Jr.               Dallas, TX                    S
Glenn D. Rosilier                   Dallas, TX                   D&P
Thomas V. Shockley, III             Dallas, TX                    D
Jana P. Soward                      Tulsa, OK                    AT

NAME AND ADDRESS                                              POSITION


C3 COMMUNICATIONS, INC.

Michael L. Babin                    Austin, TX                  VP&MD
E. R. Brooks                        Dallas, TX                    D
Lawrence B. Connors                 Dallas, TX                    C
Glenn Files                         Dallas, TX                    D
Grace Greenwell                     Austin, TX                   AC
T. M. Hagan                         Dallas, TX                    D
Wendy G. Hargus                     Dallas, TX                    T
John Gilliland                      Austin, TX                  VP&GM
Venita McCellon-Allen               Dallas, TX                    D
Ferd. C. Meyer, Jr.                 Dallas, TX                    D
Kenneth C. Raney, Jr.               Dallas, TX                   AS
Glenn D. Rosilier                   Dallas, TX                    D
Thomas V. Shockley, III             Dallas, TX                    D
Jana P. Soward                      Tulsa, OK                    AT
Michael C. Arendes                  Austin, TX                  VP&S


CSWC SOUTHWEST HOLDINGS, INC.

Michael L. Babin                    Austin, TX                   VP
Sam Barrett                         Austin, TX                   VP
Wendy G. Hargus                     Dallas, TX                    T
Jana P. Soward                      Tulsa, OK                    AT
Grace Greenwell                     Austin, TX                    S


CSWC TELECHOICE MANAGEMENT, INC.

Michael L. Babin                    Austin, TX                   VP
Sam Barrett                         Austin, TX                   VP
Wendy G. Hargus                     Dallas, TX                    T
Jana P. Soward                      Tulsa, OK                    AT
Grace Greenwell                     Austin, TX                    S


CSWC TELECHOICE, INC.

Michael L. Babin                    Austin, TX                   VP
Sam Barrett                         Austin, TX                   VP
Wendy G. Hargus                     Dallas, TX                    T
Jana P. Soward                      Tulsa, OK                    AT
Grace Greenwell                     Austin, TX                    S

CSW ENERGY, INC.

Lee D. Atkins                       Dallas, TX                   VP
Sandra S. Bennett                   Dallas, TX                    C
E. R. Brooks                        Dallas, TX                  D&CM
Stacy Newman Corrie                 Dallas, TX                   AT
Terry D. Dennis                     Dallas, TX                 D,P&CEO
Glenn Files                         Dallas, TX                    D
Paul E. Graf                        Dallas, TX                   VP
Thomas M. Hagan                     Dallas, TX                    D
Wendy G. Hargus                     Dallas, TX                    T
Venita McCellon-Allen               Dallas, TX                    D
Ferd. C. Meyer, Jr.                 Dallas, TX                    D
Michael T. Moran                    Dallas, TX                   VP
Floyd W. Nickerson                  Dallas, TX                   VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Glenn D. Rosilier                   Dallas, TX                    D
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&VCM
Stephen D. Wise                     Dallas, TX                   AT


CSW DEVELOPMENT-I, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                D,P & CEO
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&CM

NAME AND ADDRESS                                              POSITION

POLK POWER GP II, INC.

Lee D. Atkins                       Dallas, TX                    D
John R. Cunningham                  Houston, TX                 D&CEO
Bruce J. Curatola  (1)              Houston, TX                   D
Timothy M. Milne (2)                Lakeland, FL                 CFO
Michael T. Moran                    Dallas, TX                   D&P
Philip T. Schnorbach                Dallas, TX                    S
David L. Siddall                    Houston, TX                  AS
A. Wade Smith                       Lakeland, FL                 GM

(1) Mr. Curatola resigned as a Director in February 2000.
(2) Mr. Milne passed away on April 11, 2000.

POLK POWER GP, INC.

Lee D. Atkins                       Dallas, TX                    D
John R. Cunningham                  Houston, TX                 D&CEO
Bruce J. Curatola  (3)              Houston, TX                   D
Timothy M. Milne (4)                Lakeland, FL                 CFO
Michael T. Moran                    Dallas, TX                   D&P
Philip T. Schnorbach                Dallas, TX                    S
David L. Siddall                    Houston, TX                  AS
A. Wade Smith                       Lakeland, FL                 GM

(3) Mr. Curatola resigned as a Director in February 2000.
(4) Mr. Milne passed away on April 11, 2000.


CSW MULBERRY II, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS


CSW MULBERRY, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS

NAME AND ADDRESS                                              POSITION

MULBERRY HOLDINGS, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Sandra S. Bennett                   Dallas, TX                    C
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&CM


NOAH I POWER GP, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS


ORANGE COGENERATION GP II, INC.

Lee D. Atkins                       Dallas, TX                    D
John R. Cunningham                  Houston, TX                  D&P
Bruce J. Curatola  (5)              Houston, TX                   D
Timothy M. Milne   (6)              Lakeland, FL                 CFO
Michael T. Moran                    Dallas, TX                  D&CEO
Philip T. Schnorbach                Dallas, TX                   AS
David L. Siddall                    Houston, TX                   S
A. Wade Smith                       Lakeland, FL                 GM

(5) Mr. Curatola resigned as a Director in February 2000.
(6) Mr. Milne passed away on April 11, 2000.

ORANGE COGENERATION G.P., INC.

Lee D. Atkins                      Dallas, TX                   D
John R. Cunningham                 Dallas, TX                  D&P
Bruce J. Curatola  (7)             Houston, TX                  D
Timothy M. Milne   (8)             Lakeland, FL                CFO
Michael T. Moran                   Dallas, TX                 D&CEO
Philip T. Schnorbach               Dallas, TX                   AS
David L. Siddall                   Houston, TX                  S
A. Wade Smith                      Lakeland, FL                 GM

(7) Mr. Curatola resigned as a Director in February 2000.
(8) Mr. Milne passed away on April 11, 2000.

NAME AND ADDRESS                                              POSITION


CSW ORANGE II, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS


CSW ORANGE, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS


ORANGE COGEN FUNDING CORP.

Lee D. Atkins                       Dallas, TX                    D
John R. Cunningham                  Houston, TX                  D&P
Bruce J. Curatola  (1)              Houston, TX                   D
Michael T. Moran                    Dallas, TX                  D&CEO
Philip T. Schnorbach                Dallas, TX                    S
David L. Siddall                    Houston, TX                  AS

(1) Mr. Curatola resigned as a Director in February 2000.


ORANGE HOLDINGS, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Sandra S. Bennett                   Dallas, TX                    C
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&CM

NAME AND ADDRESS                                              POSITION


CSW DEVELOPMENT-II, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                 D,P&CEO
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&CM


CSW FT. LUPTON, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&CM


NEWGULF POWER VENTURE, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&CM


CSW SWEENY GP I, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&CM

NAME AND ADDRESS                                              POSITION


CSW SWEENY GP II, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Sandra S. Bennett                   Dallas, TX                    C
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS


CSW SWEENY LP I, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&CM


CSW SWEENY LP II, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS

NAME AND ADDRESS                                              POSITION


CSW DEVELOPMENT-3, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                 D,P&CEO
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&CM


CSW NORTHWEST GP, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                 D,P&CEO
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&CM


CSW NORTHWEST LP, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                 D,P&CEO
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&CM


CSW POWER MARKETING, INC.

Terry D. Dennis                     Dallas, TX                 D,P&CEO
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                   VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Thomas V. Shockley, III             Dallas, TX                  D&CM

NAME AND ADDRESS                                              POSITION


CSW NEVADA, INC.

Lee D. Atkins                       Dallas, TX                  D&VP
Terry D. Dennis                     Dallas, TX                   D&P
Paul E. Graf                        Dallas, TX                  D&VP
Wendy G. Hargus                     Dallas, TX                    T
Michael T. Moran                    Dallas, TX                  D&VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                    D


CSW SERVICES INTERNATIONAL, INC.

Lee D. Atkins                         Dallas, TX                 D&VP
Sandra S. Bennett                     Dallas, TX                  C
Terry D. Dennis                       Dallas, TX               D,P&CEO
Paul E. Graf                          Dallas, TX                 D&VP
Wendy G. Hargus                       Dallas, TX                  T
Alphonso R. Jackson                   Dallas, TX                 D&VP
Michael T. Moran                      Dallas, TX                 D&VP
Kenneth C. Raney, Jr.                 Dallas, TX                  S
Philip T. Schnorbach                  Dallas, TX                  AS
Thomas V. Shockley, III               Dallas, TX                 D&CM


DIVERSIFIED ENERGY CONTRACTORS COMPANY, LLC

Lee D. Atkins                         Dallas, TX                  VP
Sandra S. Bennett                     Dallas, TX                  T
Donald L. Butynski                    Sanford, FL                 P
Terry D. Dennis                       Dallas, TX                 CEO
Paul E. Graf                          Dallas, TX                  VP
Alphonso R. Jackson                   Dallas, TX                  VP
Michael T. Moran                      Dallas, TX                  VP
Philip T. Schnorbach                  Dallas, TX                  S


DECCO II LLC

Lee D. Atkins                         Dallas, TX                  VP
Sandra S. Bennett                     Dallas, TX                  VP
Donald L. Butynski                    Sanford, FL                 P
Terry D. Dennis                       Dallas, TX                 CEO
Paul E. Graf                          Dallas, TX                  VP
Alphonso R. Jackson                   Dallas, TX                  VP
Michael T. Moran                      Dallas, TX                  VP
Philip T. Schnorbach                  Dallas, TX                  VP

NAME AND ADDRESS                                              POSITION


INDUSTRY AND ENERGY ASSOCIATES LLC

Lee D. Atkins                         Dallas, TX                  VP
Sandra S. Bennett                     Dallas, TX                  T
Donald L. Butynski                    Sanford, FL                 P
Terry D. Dennis                       Dallas, TX                 CEO
Paul E. Graf                          Dallas, TX                  VP
Michael T. Moran                      Dallas, TX                  VP
Floyd W. Nickerson                    Dallas, TX                  VP
Kenneth  B. Rogers                    Portland, MN                VP
Philip T. Schnorbach                  Dallas, TX                  S


CSW FRONTERA GP I, INC.

Lee D. Atkins                         Dallas, TX                 D&VP
Terry D. Dennis                       Dallas, TX                 D&P
Paul E. Graf                          Dallas, TX                 D&VP
Wendy G. Hargus                       Dallas, TX                  T
Michael T. Moran                      Dallas, TX                 D&VP
Kenneth C. Raney, Jr.                 Dallas, TX                  S
Philip T. Schnorbach                  Dallas, TX                  AS
Thomas V. Shockley, III               Dallas, TX                 D&CM


CSW FRONTERA GP II, INC.

Lee D. Atkins                         Dallas, TX                 D&VP
Terry D. Dennis                       Dallas, TX                 D&P
Paul E. Graf                          Dallas, TX                 D&VP
Wendy G. Hargus                       Dallas, TX                  T
Michael T. Moran                      Dallas, TX                 D&VP
Kenneth C. Raney, Jr.                 Dallas, TX                  S
Philip T. Schnorbach                  Dallas, TX                  AS


CSW FRONTERA LP I, INC.

Lee D. Atkins                         Dallas, TX                 D&VP
Terry D. Dennis                       Dallas, TX                 D&P
Paul E. Graf                          Dallas, TX                 D&VP
Wendy G. Hargus                       Dallas, TX                  T
Michael T. Moran                      Dallas, TX                 D&VP
Kenneth C. Raney, Jr.                 Dallas, TX                  S
Philip T. Schnorbach                  Dallas, TX                  AS
Thomas V. Shockley, III               Dallas, TX                 D&CM

NAME AND ADDRESS                                              POSITION


CSW FRONTERA LP II, INC.

Lee D. Atkins                         Dallas, TX                 D&VP
Terry D. Dennis                       Dallas, TX                 D&P
Paul E. Graf                          Dallas, TX                 D&VP
Wendy G. Hargus                       Dallas, TX                  T
Michael T. Moran                      Dallas, TX                 D&VP
Kenneth C. Raney, Jr.                 Dallas, TX                  S
Philip T. Schnorbach                  Dallas, TX                  AS


FRONTERA INTERNATIONAL SALES LIMITED

D.J. Barnes                           Barbados                    AS
Sandra S. Bennett                     Dallas, TX                  AT
M.E.M. Bourgue                        Barbados                   D&AS
Terry D. Dennis                       Dallas, TX                 D&P
Paul E. Graf                          Dallas, TX                 D&VP
Wendy G. Hargus                       Dallas, TX                  T
Michael T. Moran                      Dallas, TX                 D&VP
Philip T. Schnorbach                  Dallas, TX                  S

CSW EASTEX GP I, INC.

Lee D. Atkins                         Dallas, TX                 D&VP
Sandra S. Bennett                     Dallas, TX                  C
Terry D. Dennis                       Dallas, TX                 D&P
Paul E. Graf                          Dallas, TX                 D&VP
Wendy G. Hargus                       Dallas, TX                  T
Michael T. Moran                      Dallas, TX                 D&VP
Kenneth C. Raney, Jr.                 Dallas, TX                  S
Philip T. Schnorbach                  Dallas, TX                  AS
Thomas V. Shockley, III               Dallas, TX                 D&CM


CSW EASTEX GP II, INC.

Lee D. Atkins                         Dallas, TX                 D&VP
Sandra S. Bennett                     Dallas, TX                  C
Terry D. Dennis                       Dallas, TX                 D&P
Paul E. Graf                          Dallas, TX                 D&VP
Wendy G. Hargus                       Dallas, TX                  T
Michael T. Moran                      Dallas, TX                 D&VP
Kenneth C. Raney, Jr.                 Dallas, TX                  S
Philip T. Schnorbach                  Dallas, TX                  AS

NAME AND ADDRESS                                              POSITION


CSW EASTEX LP I, INC.

Lee D. Atkins                         Dallas, TX                 D&VP
Sandra S. Bennett                     Dallas, TX                  C
Terry D. Dennis                       Dallas, TX                 D&P
Paul E. Graf                          Dallas, TX                 D&VP
Wendy G. Hargus                       Dallas, TX                  T
Michael T. Moran                      Dallas, TX                 D&VP
Kenneth C. Raney, Jr.                 Dallas, TX                  S
Philip T. Schnorbach                  Dallas, TX                  AS
Thomas V. Shockley, III               Dallas, TX                 D&CM


CSW EASTEX LP II, INC.

Lee D. Atkins                         Dallas, TX                 D&VP
Sandra S. Bennett                     Dallas, TX                  C
Terry D. Dennis                       Dallas, TX                 D&P
Paul E. Graf                          Dallas, TX                 D&VP
Wendy G. Hargus                       Dallas, TX                  T
Michael T. Moran                      Dallas, TX                 D&VP
Kenneth C. Raney, Jr.                 Dallas, TX                  S
Philip T. Schnorbach                  Dallas, TX                  AS


SOUTHWESTERN ELECTRIC WHOLESALE COMPANY

Michael H. Madison                    Shreveport, LA             D&P
Michael D. Smith                      Dallas, TX                D,VP&S
Thomas V. Shockley, III               Dallas, Tx                  D


CSW INTERNATIONAL, INC.

Lee D. Atkins                         Dallas, TX                 VP
Sandra S. Bennett                     Dallas, TX                  C
E. R. Brooks                          Dallas, TX                D&CM
Stacy Newman Corrie                   Dallas, TX                 AT
Terry D. Dennis                       Dallas, TX               D,P&CEO
Glenn Files                           Dallas, TX                  D
Paul E. Graf                          Dallas, TX                 VP
Thomas M. Hagan                       Dallas, TX                  D
Wendy G. Hargus                       Dallas, TX                  T
Venita McCellon-Allen                 Dallas, TX                  D
Ferd. C. Meyer, Jr.                   Dallas, TX                  D
Michael T. Moran                      Dallas, TX                 VP
Floyd W. Nickerson                    Dallas, TX                 VP
Kenneth C. Raney, Jr.                 Dallas, TX                  S
Glenn D. Rosilier                     Dallas, TX                  D
Philip  T. Schnorbach                 Dallas, TX                 AS
Thomas V. Shockley, III               Dallas, TX                D&VCM
Stephen D. Wise                       Dallas, TX                 AT

NAME AND ADDRESS                                              POSITION


CSW INTERNATIONAL TWO, INC.

Lee D. Atkins                       Dallas, TX                   VP
Sandra S. Bennett                   Dallas, TX                    C
E. R. Brooks                        Dallas, TX                   CM
Terry D. Dennis                     Dallas, TX                  P&CEO
Paul E. Graf                        Dallas, TX                   VP
Wendy G. Hargus                     Dallas, TX                    T
Ferd. C. Meyer, Jr.                 Dallas, TX                  VP&GC
Michael T. Moran                    Dallas, TX                   VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Glenn D. Rosilier                   Dallas, TX                   VP
Thomas V. Shockley, III             Dallas, TX                   VCM


CSW UK HOLDINGS

T. J. Ellis                         Crawley, West Sussex, UK      D
M. A. Nagle                         Crawley, West Sussex, UK      S
M. J. Pavia                         Crawley, West Sussex, UK      D
Glenn D. Rosilier                   Dallas, TX                    D
Thomas V. Shockley, III             Dallas, TX                  D&CM


CSWI EUROPE LIMITED

Lee D. Atkins                       Dallas, TX                   VP
Sandra S. Bennett                   Dallas, TX                    C
Stacy Newman Corrie                 Dallas, TX                   AT
J. S. Croxford                      Crawley, West Sussex, UK      D
Terry D. Dennis                     Dallas, TX                  P&CEO
P. E. Graf                          Dallas, TX                  VP,MD
Wendy G. Hargus                     Dallas, TX                    T
H. Cadoux-Hudson                    Crawley, West Sussex, UK      D
M. T. Moran                         Dallas, TX                 VP,D&CM
P. T. Schnorbach                    Dallas, TX                    S
M. A. Nagle                         Crawley, West Sussex, UK     AS


SOUTH COAST POWER LIMITED

E.S. Golland                        Glasgow, UK                   D
P. E. Graf                          Dallas, TX                    D
Eddie Kolodziei, Jr. (alt.)         Dallas, TX                    D
Charles MacKendrick                 Shoreham, UK                  S
B. McNaught                         Glasgow, UK                   D
M. T. Moran                         Dallas, TX                    D

NAME AND ADDRESS                                              POSITION


SHOREHAM OPERATIONS COMPANY LIMITED

T. Clarke                           Glasgow, UK                   D
E. S. Golland                       Glasgow, UK                   D
J. D. Lafleur                       Dallas, TX                    D
Charles MacKendrick                 Shoreham, UK                  S
M. T. Moran                         Dallas, TX                    D


CSW UK FINANCE COMPANY

T. J. Ellis                         Crawley, West Sussex, UK      D
M. A. Nagle                         Crawley, West Sussex, UK      S
M. J. Pavia                         Crawley, West Sussex, UK      D
G. D. Rosilier                      Dallas, TX                    D
Thomas V. Shockley, III             Dallas, TX                  D&CM


CSW INVESTMENTS

T. J. Ellis                         Crawley, West Sussex, UK      D
M. A. Nagle                         Crawley, West Sussex, UK      S
M. J. Pavia                         Crawley, West Sussex, UK     CFO
G. D. Rosilier                      Dallas, TX                    D
Thomas V. Shockley, III             Dallas, TX                  D&CM


SEEBOARD GROUP PLC

E. R. Brooks                        Dallas, TX                    D
T. J. Ellis                         Crawley, West Sussex, UK      D&CM
J. D. Harper                        Crawley, West Sussex, UK      D
M. A. Nagle                         Crawley, West Sussex, UK      S
M. J. Pavia                         Crawley, West Sussex, UK      D
Thomas V. Shockley, III             Dallas, TX                    D
J. Weight                           Crawley, West Sussex, UK      D


SEEBOARD (GENERATION) LIMITED

T. J. Ellis                         Crawley, West Sussex, UK    D&CM
M. A. Nagle                         Crawley, West Sussex, UK      S
M. J. Pavia                         Crawley, West Sussex, UK      D
J. Weight                           Crawley, West Sussex, UK      D

NAME AND ADDRESS                                              POSITION


MEDWAY POWER LIMITED

M. Armstrong                        Richmond, Surrey, UK         CM
N. Bell (alt.)                      Isle of Grain, Kent, UK       D
K. Brooks                           Crawley, West Sussex, UK      D
H. Cadoux-Hudson                    Crawley, West Sussex, UK      D
P. Cunningham                       Glasgow, UK                   D
P. Dacey (alt.)                     Maidenhead, Berkshire, UK     D
C. J. Daniels                       Crawley, West Sussex, UK      D
N. Hopkins (alt.)                   Richmond, Surrey, UK          D
J. McLaren                          Isle of Grain, Kent,  UK      D
J. Moorshead (alt.)                 Crawly, West Sussex, UK       D
D. Siasworth                        Glasgow, UK                   D
P. Smith                            Glasgow, UK                   D
F. Yau                              Isle of Grain, Kent, UK       S


SEEBOARD NATURAL GAS LIMITED

T. J. Ellis                         Crawley, West Sussex, UK    D&CM
M. A. Nagle                         Crawley, West Sussex, UK      S
M. J. Pavia                         Crawley, West Sussex, UK      D
J. Weight                           Crawley, West Sussex, UK      D


BEACON GAS LIMITED

T. J. Ellis                         Crawley, West Sussex, UK    D&CM
M. A. Nagle                         Crawley, West Sussex, UK      S
M. J. Pavia                         Crawley, West Sussex, UK      D
J. Weight                           Crawley, West Sussex, UK      D


CSW UK LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. Tormey                           Crawley, West Sussex, UK     D&S


SEEBOARD PLC

T. J. Ellis                         Crawley, West Sussex, UK  D,CM & CEO
H. Cadoux-Hudson                    Crawley, West Sussex, UK      C
M. A. Nagle                         Crawley, West Sussex, UK    S&GC
M. J. Pavia                         Crawley, West Sussex, UK    D&CFO
J. Weight                           Crawley, West Sussex, UK    MD&COO


APPLIANCE PROTECT LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S

NAME AND ADDRESS                                              POSITION


DIRECT POWER LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


DIRECTRICITY LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


ELECTRICITY (UK) LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


ELECTRICITY 2000 LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


ENERGY EXPRESS LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


FIRST ELECTRICITY LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


FIRST GAS LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


GAS 2000 LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


HOME ELECTRICITY COMPANY LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S

NAME AND ADDRESS                                              POSITION


HOME ENERGY COMPANY LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


HOME GAS COMPANY LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


HOME POWER COMPANY LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


HORIZON NATURAL GAS LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


LIGHT & POWER (UK) LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


LONGFIELD INSURANCE COMPANY LIMITED

H. C. Arnold                        Douglas, Isle of Man, UK      D
M. Braithwaite                      Crawley, West Sussex, UK      D
M. A. G. Linck                      Douglas, Isle of Man, UK    D&CM
M. J. Pavia                         Crawley, West Sussex, UK      D
G. Stuart                           Douglas, Isle of Man, UK      D


POWERCARE LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


PREMIER ELECTRICITY LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S

NAME AND ADDRESS                                              POSITION


PREMIER UTILITIES LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


SEEB LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


SEEBOARD EMPLOYMENT SERVICES LIMITED

T. J. Ellis                         Crawley, West Sussex, UK    D&CM
M. A. Nagle                         Crawley, West Sussex, UK      S
M. J. Pavia                         Crawley, West Sussex, UK      D
J. Weight                           Crawley, West Sussex, UK      D


SEEBOARD INSURANCE COMPANY LIMITED

H. C. Arnold                        Douglas, Isle of Man, UK      D
M. A. G. Linck                      Douglas, Isle of Man, UK     CM
M. A. Nagle                         Crawley, West Sussex, UK      D
M. J. Pavia                         Crawley, West Sussex, UK      D
G. Stuart                           Douglas, Isle of Man, UK      D


SEEBOARD FINAL SALARY PENSION PLAN TRUSTEE COMPANY LIMITED

S. A. French                        Crawley, West Sussex, UK      D
V. Barker                           Crawley, West Sussex, UK      D
D. Brennan (1)                      Crawley, West Sussex, UK     D&S
P. Lamb (1)                         Crawley, West Sussex, UK     D&S
P. J. Privett                       Crawley, West Sussex, UK     CM
M. J. Pavia                         Crawley, West Sussex, UK      D

(1)  D. Brennan resigned on February 4, 2000, when P. Lamb was appointed.


SEEBOARD INTERNATIONAL LIMITED

J. Croxford                         Crawley, West Sussex, UK      D
E. Kolodziej, Jr.                   Dallas, TX                  D&CM
M. A. Nagle                         Crawley, West Sussex, UK     D&S
J. Weight                           Crawley, West Sussex, UK      D

NAME AND ADDRESS                                              POSITION


SEEBOARD PENSION INVESTMENT PLAN TRUSTEE COMPANY LIMITED

D. Brennan (1)                      Crawley, West Sussex, UK     D&S
P. Lamb (1)                         Crawley, West Sussex, UK     D&S
M. J. Pavia                         Crawley, West Sussex, UK      D
P. J. Privett                       Crawley, West Sussex, UK     CM
I. Waring                           Crawley, West Sussex, UK      D

(1)  D. Brennan resigned on February 4, 2000, when P. Lamb was appointed.


SEEBOARD SHARE SCHEME TRUSTEES LIMITED

M. A. Nagle                         Crawley, West Sussex, UK     D&S
M. J. Pavia                         Crawley, West Sussex, UK      D


SEEBOARD TRADING LIMITED

T. J. Ellis                         Crawley, West Sussex, UK    D&CM
M. A. Nagle                         Crawley, West Sussex, UK      S
M. J. Pavia                         Crawley, West Sussex, UK      D
J. Weight                           Crawley, West Sussex, UK      D


SEEPOWER LIMITED

T. J. Ellis                         Crawley, West Sussex, UK    D&CM
M. A. Nagle                         Crawley, West Sussex, UK      S
M. J. Pavia                         Crawley, West Sussex, UK      D
J. Weight                           Crawley, West Sussex, UK      D


METERPOINT LIMITED

K, Wood                             London, UK                  D&CM
R. Dodd                             London, UK                    D
A. P. Munson                        London, UK                    S
R. A. Page                          Crawley, West Sussex, UK      D
P. J. Sutton                        Crawley, West Sussex, UK      D


POWER ASSET DEVELOPMENT COMPANY LIMITED

C. J. Baker                         Crawley, West Sussex, UK      S
J. L. Cohen (alt.)                  London, UK                    D
A. J. Dalton (alt.)                 Crawley, West Sussex, UK      D
J. C. Fox                           London, UK                    D
T. J. Gregory (alt.)                Stone, Staffordshire, UK      D
S. K. Leadhill (alt.)               London, UK                    D
P. D. Northwood (alt.)              Stone, Staffordshire, UK      D
A. L. P. Rabin                      London, UK                  D&CM
R. J. Roberts                       Crawley, West Sussex, UK      D

NAME AND ADDRESS                                              POSITION


SEEBOARD POWERLINK LIMITED

C. J. Baker                         Crawley, West Sussex, UK      S
B. J. Chudley (alt.) (1)            Stone, Staffordshire, UK      D
A. J. Dalton (alt.)                 Crawley, West Sussex, UK      D
J. C. Fox (alt.)                    London, UK                    D
S. J. Gardner (alt.) (1)            London, UK                    D
T. J. Gregory                       Stone, Staffordshire, UK      D
S. K. Leadhill (alt.)               London, UK                    D
P. D. Northwood (alt.)              Stone, Staffordshire, UK      D
M. J. Pavia                         Crawley, West Sussex, UK      D
A. L. P. Rabin                      London, UK                    D
J. Weight                           Crawley, West Sussex, UK    D&CM

(1) S. J. Gardner resigned on January 17, 2000 when B. J. Chudley was appointed.


SELECTRICITY LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


SOUTH EASTERN ELECTRICITY BOARD LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


SOUTH EASTERN ELECTRICITY LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


SOUTH EASTERN SERVICES LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


SOUTH EASTERN UTILITIES LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S

NAME AND ADDRESS                                              POSITION


SOUTHERN GAS LIMITED

T. J. Ellis                         Crawley, West Sussex, UK    D&CM
M. A. Nagle                         Crawley, West Sussex, UK      S
M. J. Pavia                         Crawley, West Sussex, UK      D
J. Weight                           Crawley, West Sussex, UK      D


TORCH NATURAL GAS LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


UK ELECTRICITY LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


UK LIGHT AND POWER LIMITED

M. A. Nagle                         Crawley, West Sussex, UK      D
S. G. Tormey                        Crawley, West Sussex, UK     D&S


CSW INTERNATIONAL THREE, INC.

Lee D. Atkins                       Dallas, TX                   VP
E. R. Brooks                        Dallas, TX                   CM
Terry D. Dennis                     Dallas, TX                  P&CEO
Paul E. Graf                        Dallas, TX                   VP
Wendy G. Hargus                     Dallas, TX                    T
Ferd. C. Meyer, Jr.                 Dallas, TX                  VP&GC
Michael T. Moran                    Dallas, TX                   VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Glenn D. Rosilier                   Dallas, TX                   VP
Thomas V. Shockley, III             Dallas, TX                   VCM

NAME AND ADDRESS                                              POSITION


CSW INTERNATIONAL  (U.K), INC.

Lee D. Atkins                       Dallas, TX                   VP
Sandra S. Bennett                   Dallas, TX                    C
E. R. Brooks                        Dallas, TX                  D&CM
Terry D. Dennis                     Dallas, TX                 D,P&CEO
Paul E. Graf                        Dallas, TX                   VP
Wendy G. Hargus                     Dallas, TX                    T
Ferd. C. Meyer, Jr.                 Dallas, TX                 D,VP&GC
Michael T. Moran                    Dallas, TX                   VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Glenn D. Rosilier                   Dallas, TX                  D&VP
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&VCM


ENERGIA INTERNACIONAL DE CSW, S.A. DE C.V.

Terry D. Dennis                     Dallas, TX                   D&S
Paul E. Graf                        Dallas, TX                   D&T
Michael T. Moran                    Dallas, TX                    D
Thomas V. Shockley, III             Dallas, TX                   D&P


ACELTEK, S. DE R.L. DE C.V.

Paul E. Graf                        Dallas, TX                    D
     Alternate: Shariar Shabba      Dallas, TX               Alternate D
Michael T. Moran                    Dallas, TX                    D
     Alternate: J. Emberger         Dallas, TX               Alternate D
Alejandro Moreno                    Monterrey, Mexico             D
     Alternate: Sergio Olaiz        Monterrey, Mexico        Alternate D
Rafael Ojeda                        Monterrey, Mexico            D&S
     Alternate: Arturo Gutierrez    Monterrey, Mexico      Alternate: D&S
Juan Luis San Jose                  Monterrey, Mexico             D
     Alternate: Ramiro Garcia       Monterrey, Mexico        Alternate D
Jose de Jesus Valdez                Monterrey, Mexico             D
     Alternate: Nelson Arizmendi    Monterrey, Mexico        Alternate D


ENERTEK, S.A. DE C.V.

Paul E. Graf                        Dallas, TX                    D
     Alternate: Shariar Shabba      Dallas, TX               Alternate D
Michael T. Moran                    Dallas, TX                    D
     Alternate: J. Emberger         Dallas, TX               Alternate D
Rafael Ojeda                        Monterrey, Mexico            D&S
     Alternate: Arturo Gutierrez    Monterrey, Mexico      Alternate: D&S
Juan Luis San Jose                  Monterrey, Mexico             D
     Alternate: Ramiro Garcia       Monterrey, Mexico        Alternate D
Jose de Jesus Valdez                Monterrey, Mexico             D
     Alternate: Nelson Arizmendi    Monterrey, Mexico        Alternate D

NAME AND ADDRESS                                              POSITION


CINERGY, S. DE R.L. DE C.V.

Paul E. Graf                        Dallas, TX                    D
     Alternate: Shariar Shabba      Dallas, TX               Alternate D
Michael T. Moran                    Dallas, TX                    D
     Alternate: J. Emberger         Dallas, TX               Alternate D
Rafael Ojeda                        Monterrey, Mexico            D&S
     Alternate: Arturo Gutierrez    Monterrey, Mexico      Alternate: D&S
Juan Luis San Jose                  Monterrey, Mexico             D
     Alternate: Ramiro Garcia       Monterrey, Mexico        Alternate D
Jose de Jesus Valdez                Monterrey, Mexico             D
     Alternate: Nelson Arizmendi    Monterrey, Mexico        Alternate D


SERVICIOS CORPORATIVOS E INDUSTRIALES DEL NOROESTE, S.A. DE C.V.

Paul E. Graf                        Dallas, TX                    D
     Alternate: Shariar Shabba      Dallas, TX               Alternate D
Michael T. Moran                    Dallas, TX                    D
     Alternate: J. Emberger         Dallas, TX               Alternate D
Rafael Ojeda                        Monterrey, Mexico            D&S
     Alternate: Arturo Gutierrez    Monterrey, Mexico      Alternate: D&S
Juan Luis San Jose                  Monterrey, Mexico             D
     Alternate: Ramiro Garcia       Monterrey, Mexico        Alternate D
Jose de Jesus Valdez                Monterrey, Mexico             D
     Alternate: Nelson Arizmendi    Monterrey, Mexico        Alternate D


SERVICIOS INDUSTRIALES Y ADMINISTRATIVOS DEL NOROESTE, S. DE R.L. DE C.V.

Rafael Ojeda                        Monterrey, Mexico            D&S
     Alternate: Arturo Gutierrez    Monterrey, Mexico      Alternate: D&S
Juan Luis San Jose                  Monterrey, Mexico             D
Ramiro Garcia                       Monterrey, Mexico             D
Jose de Jesus Valdez                Monterrey, Mexico             D
Nelson Arizmendi                    Monterrey, Mexico             D


CSW INTERNATIONAL, INC. (CAYMAN)

Lee D. Atkins                       Dallas, TX                   VP
E. R. Brooks                        Dallas, TX                  D&CM
Terry D. Dennis                     Dallas, TX                 D,P&CEO
Paul E. Graf                        Dallas, TX                   VP
Wendy G. Hargus                     Dallas, TX                    T
Ferd. C. Meyer, Jr.                 Dallas, TX                 D,VP&GC
Michael T. Moran                    Dallas, TX                   VP
Kenneth C. Raney, Jr.               Dallas, TX                    S
Glenn D. Rosilier                   Dallas, TX                  D&VP
Philip T. Schnorbach                Dallas, TX                   AS
Thomas V. Shockley, III             Dallas, TX                  D&VCM

NAME AND ADDRESS                                              POSITION


CSW  VALE  L.L.C.

Lee D. Atkins                        Dallas, TX                  D&VP
Sandra S. Bennett                    Dallas, TX                   T
Terry D. Dennis                      Dallas, TX                  D&P
Paul E. Graf                         Dallas, TX                  D&VP
Alphonso R. Jackson                  Dallas, TX                  D&VP
Michael T. Moran                     Dallas, TX                  D&VP
Philip T. Schnorbach                 Dallas, TX                   S


EMPRESA DE ELETRICIDADE VALE DE PARANAPANEMA S.A.

Alberto Jose  Rodrigues Alves        Sao Paulo, Brazil              D
Sebastiao Bimbati                    Sao Paulo, Brazil              T
Gilberto Carlos Moreno               Sao Paulo, Brazil              D
Fernando Artigas Girogi              Sao Paulo, Brazil              D
Jose Alberto Artigas Giorgi          Sao Paulo, Brazil              D
Jose Giorgi Junior                   Sao Paulo, Brazil             D&CM
Natal Mauri                          Sao Paulo, Brazil              D
Carlos Padovan                       Sao Paulo, Brazil              D
Laudo Vota Brancato                  Sao Paulo, Brazil              D
Jorge Queiroz de Moraes, Junior      Sao Paulo, Brazil             D,P
Joao Carlos Rela                     Sao Paulo, Brazil              D


CSW POWER DO BRASIL LTDA.

CSW Vale, LLC, Grand Cayman          Cayman Islands,           Managing
                                     British West Indies       Partner
Camila da Molta P. Alves de Aroujo   Sao Paulo, Brazil         Delegate
                                                               Manager


LATIN AMERICAN ENERGY HOLDINGS, INC.

Lee D. Atkins                        Dallas, TX                  D&VP
Sandra S. Bennett                    Dallas, TX                   C
Terry D. Dennis                      Dallas, TX                D,P&CEO
Paul E. Graf                         Dallas, TX                  D&VP
Wendy G. Hargus                      Dallas, TX                   T
Alphonso R. Jackson                  Dallas, TX                  D&VP
Michael T. Moran                     Dallas, TX                  D&VP
Kenneth C. Raney, Jr.                Dallas, TX                   S
Philip T. Schnorbach                 Dallas, TX                   AS

NAME AND ADDRESS                                              POSITION


CHILE ENERGY HOLDINGS L.L.C. (CAYMAN)

Lee D. Atkins                          Dallas, TX                D&VP
Sandra S. Bennett                      Dallas, TX                 C
Terry D. Dennis                        Dallas, TX                D&P
Paul E. Graf                           Dallas, TX                D&VP
Wendy G. Hargus                        Dallas, TX                 T
Alphonso R. Jackson                    Dallas, TX                D&VP
Michael T. Moran                       Dallas, TX                D&VP
Philip T. Schnorbach                   Dallas, TX                 S


INVERSIONES SOL ENERGIA CHILE LIMITADA

Lee D. Atkins                          Dallas, TX                D&VP
Sandra S. Bennett                      Dallas, TX                 C
Terry D. Dennis                        Dallas, TX                D&P
Paul E. Graf                           Dallas, TX                D&VP
Wendy G. Hargus                        Dallas, TX                 T
Alphonso R. Jackson                    Dallas, TX                D&VP
Michael T. Moran                       Dallas, TX                D&VP
Philip T. Schnorbach                   Dallas, TX                 S


SOL ENERGIA HOLDINGS I, LIMITADA

Lee D. Atkins                          Dallas, TX                D&VP
Sandra S. Bennett                      Dallas, TX                 C
Terry D. Dennis                        Dallas, TX                D&P
Paul E. Graf                           Dallas, TX                D&VP
Wendy G. Hargus                        Dallas, TX                 T
Alphonso R. Jackson                    Dallas, TX                D&VP
Michael T. Moran                       Dallas, TX                D&VP
Philip T. Schnorbach                   Dallas, TX                 S


SOL ENERGIA HOLDINGS II, LIMITADA

Lee D. Atkins                          Dallas, TX                D&VP
Sandra S. Bennett                      Dallas, TX                 C
Terry D. Dennis                        Dallas, TX                D&P
Paul E. Graf                           Dallas, TX                D&VP
Wendy G. Hargus                        Dallas, TX                 T
Alphonso R. Jackson                    Dallas, TX                D&VP
Michael T. Moran                       Dallas, TX                D&VP
Philip T. Schnorbach                   Dallas, TX                 S

NAME AND ADDRESS                                              POSITION


SOL ENERGIA, LIMITADA

Lee D. Atkins                          Dallas, TX                D&VP
Sandra S. Bennett                      Dallas, TX                 C
Terry D. Dennis                        Dallas, TX                D&P
Paul E. Graf                           Dallas, TX                D&VP
Wendy G. Hargus                        Dallas, TX                 T
Alphonso R. Jackson                    Dallas, TX                D&VP
Michael T. Moran                       Dallas, TX                D&VP
Philip T. Schnorbach                   Dallas, TX                 S


CSW INTERNATIONAL ENERGY DEVELOPMENT, LTD.

P. Dinan                               Port Louis, Mauritius       D
Paul E. Graf                           Dallas, TX                  D
U.K. Gujadhur                          Port Louis, Mauritius       D
Tim K. Light                           Dallas, TX                  D
Michael T. Moran                       Dallas, TX                  D


TENASKA CSW INTERNATIONAL, LTD.

P. Dinan                               Port Louis,                D
                                       Mauritius
Paul E. Graf                           Dallas, TX                 D
U.K. Gujadhur                          Port Louis,                D
                                       Mauritius
Michael T. Moran                       Dallas, TX                 D
P.G. Smith                             Omaha, NE                  D
R.R. Tanner                            Omaha, NE                  D


ENERSHOP INC.

E. R. Brooks                           Dallas, TX                 D
Lawrence B. Connors                    Dallas, TX                 C
Glenn Files                            Dallas, TX                 D
T. M. Hagan                            Dallas, TX                 D
Wendy G. Hargus                        Dallas, TX                 T
Venita McCellon-Allen                  Dallas, TX                 D
Ferd. C. Meyer, Jr.                    Dallas, TX                 D
Mike Montgomery                        Dallas, TX                MD
David J. Pickles                       Dallas, TX                AS
Kenneth C. Raney, Jr.                  Dallas, TX                 S
Glenn D. Rosilier                      Dallas, TX                 D
Thomas V. Shockley, III                Dallas, TX                 D
Jana P. Soward                         Tulsa, OK                 AT

NAME AND ADDRESS                                              POSITION


ENVIROTHERM, INC.

E. R. Brooks                           Dallas, TX                 D
Lawrence B. Connors                    Dallas, TX                 C
Glenn Files                            Dallas, TX                 D
T. M. Hagan                            Dallas, TX                 D
Wendy G. Hargus                        Dallas, TX                 T
Venita McCellon-Allen                  Dallas, TX                 D
Ferd. C. Meyer, Jr.                    Dallas, TX                 D
Mike Montgomery                        Dallas, TX                MD
David J. Pickles                       Dallas, TX                AS
Kenneth C. Raney, Jr.                  Dallas, TX                 S
Glenn D. Rosilier                      Dallas, TX                 D
Thomas V. Shockley, III                Dallas, TX                 D
Jana P. Soward                         Tulsa, OK                 AT


CSW ENERGY SERVICES, INC.

E. R. Brooks                        Dallas, TX                    D
Glenn Files                         Dallas, TX                    D
Wendy G. Hargus                     Dallas, TX                    T
Kenneth C. Raney, Jr.               Dallas, TX                    S
Thomas V. Shockley, III             Dallas, TX                    D
Michael D. Smith                    Dallas, TX                   P,D
Jana P. Soward                      Tulsa, OK                    AT


NUVEST, L.L.C.

Richard Smith                       Tulsa, OK                     M


NATIONAL TEMPORARY SERVICES, INC.

Fred  Erskine                       Tulsa, OK                    D&P


OCTAGON, INC.

Fred Erskine                        Tulsa, OK                    D&P


NUMANCO, L.L.C.

Richard Smith                       Tulsa, OK                     M


POWER SYSTEMS ENERGY SERVICES, INC.

Fred Erskine                        Tulsa, OK                    D&P

NAME AND ADDRESS                                              POSITION


NUSUN, INC.

Fred Erskine                        Tulsa, OK                    EVP
Tom Reynolds, III                   Tulsa, OK                     D
Monika Smith                        Tulsa, OK                   D,S&T
Richard Smith                       Tulsa, OK                    D&P


SUN TECHNICAL SERVICES, INC.

Fred Erskine                        Tulsa, OK                    EVP
Tom Reynolds, III                   Tulsa, OK                     D
Gary Rosenbloom                     Tulsa, OK                    EVP
Monika Smith                        Tulsa, OK                   D,S&T
Richard Smith                       Tulsa, OK                    D&P


CALIBRATION TESTING CORPORATION

Fred Erskine                        Tulsa, OK                    EVP
Gary Rosenbloom                     Tulsa, OK                    EVP
Monika Smith                        Tulsa, OK                    S&T
Richard Smith                       Tulsa, OK                     P


ESG TECHNICAL SERVICES, L.L.C.

Richard Smith                       Tulsa, OK                     M


ESG MANUFACTURING, L.L.C.

Richard Smith                       Tulsa, OK                     M


NATIONAL ENVIRONMENTAL SERVICES TECHNOLOGY, L.L.C.

Richard Smith                       Tulsa, OK                     M


ESG INDONESIA, L.L.C.

Richard Smith                       Tulsa, OK                     M


ADVANCE SHIELDING TECHNOLOGIES, L.L.C.

Richard Smith                       Tulsa, OK                     M


ESG, L.L.C.

Richard Smith                       Tulsa, OK                     M

NOTE: Other System companies are entities not having officers and directors.
      Positions are indicated above by the following symbols:

AC      --  Assistant Controller
AGC     --  Assistant General Counsel
AS      --  Assistant Secretary
AT      --  Assistant Treasurer
C       --  Controller
CEO     --  Chief Executive Officer
CFO     --  Chief Financial Officer
CM      --  Chairman
CMPT    --  Comptroller
COO     --  Chief Operating Officer
D       --  Director
DCS     --  Director, Customer Services
EVP     --  Executive Vice President
GC      --  General Counsel
GM      --  General Manager
M       --  Manager
MD      --  Managing Director
P       --  President
S       --  Secretary
SA      --  Service Agent
SVP     --  Senior Vice President
T       --  Treasurer
VP      --  Vice President
VCM     --  Vice Chairman

ITEM 6.  OFFICERS AND DIRECTORS - Part II.

Financial Connections - The following is a list, as of December 31, 1999, of all officers and directors of each System company who have financial connections within the provisions of Section 17(c) of the Public Utility Holding Company Act of 1935.

                                                                        Position
                                                                        Held in     Applicable
   Name of Officer                                                     Financial    Exemption
     or Director         Name and Location of Financial Institution    Institution    Rules
         (1)                                (2)                           (3)          (4)
---------------------- ----------------------------------------------- ----------- -------------

CENTRAL AND SOUTH WEST CORPORATION

Robert W. Lawless      Salomon Brothers Fund, New York, NY             Director    Rule 70 (b)
                       Salomon Brothers Capital Fund, New York, NY     Director    Rule 70 (b)
                       Salomon Brothers Investors Fund, New York, NY   Director    Rule 70 (b)

James L. Powell        Southwest Bancorp of Sanderson, Sanderson, TX   Director    Rule 70 (a)
                       First National Bank, Mertzon, TX                Advisory    Rule 70 (a)
                                                                       Director

CENTRAL POWER AND LIGHT COMPANY

Alphonso R. Jackson    Chase Bank of Texas, Dallas, TX                 Director    Rule 70 (c)
                       Chase Bank of Texas, Houston, TX                Director    Rule 70 (c)

Pete Morales, Jr.      The Bank of Texas, Devine, TX                   Director    Rule 70 (c)

PUBLIC SERVICE COMPANY OF OKLAHOMA

Paul K. Lackey, Jr.    Bank South, Tulsa, OK                           Director    Rule 70 (c)

SOUTHWESTERN ELECTRIC POWER COMPANY

James E. Davison       Bank One, Louisiana, Baton Rouge, LA            Director    Rule 70 (c)

Dr. Frederick E. Joyce New Boston Bank Shares, New Boston, TX          Director    Rule 70 (c)
                       Century Bank, New Boston, TX                    Director    Rule 70 (c)

John M. Lewis          The Bank of Fayetteville, Fayetteville, AR      CM & CEO    Rule 70 (c)

William C. Peatross    Deposit Guaranty Bank, Shreveport, LA           Director    Rule 70 (c)

WEST TEXAS UTILITIES COMPANY

Alphonso R. Jackson    Chase Bank of Texas, Dallas, TX                 Director    Rule 70 (c)
                       Chase Bank of Texas, Houston, TX                Director    Rule 70 (c)

Dian G. Owen           First Financial Bankshares, Inc., Abilene, TX   Director    Rule 70 (c)
                       First National Bank of Abilene, Abilene, TX     Director    Rule 70 (c)

James M. Parker        First Financial Bankshares, Inc., Abilene, TX   Director    Rule 70 (c)
                       First National Bank of Abilene, Abilene, TX     Director    Rule 70 (c)

F. L. Stephens         First Financial Bankshares, Inc. Abilene, TX    Director    Rule 70 (c)
                       San Angelo National Bank, San Angelo, TX        Director    Rule 70 (c)


ITEM 6.  OFFICERS AND DIRECTORS - Part III.

 (a) and (b) Directors' and Executive Officers' Compensation and Security Interests.

Information concerning compensation and interests in system securities is set forth on Exhibit F-1 to this Form U5S and is incorporated herein by reference.


(c) Directors' and Executive Officers' Contracts and Transactions with System Companies.

None.

(d)  Indebtedness of Directors or Executive Officers to System Companies.

None.


(e) Directors' and Executive Officers' Participation in Bonus and Profit-Sharing Arrangements and Other Benefits.

See Exhibit F-1 for a description of the participation of directors and executive officers of System companies in bonus and profit-sharing arrangements and other benefits.


(f)  Directors' and Executive Officers' rights to Indemnity.

The state laws under which each of the companies is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Each of the companies' charters or by-laws also provides for indemnification of directors and officers. In addition, directors and executive officers of Central and South West Corporation and all subsidiary companies are insured under directors' and officers' liability policies issued to Central and South West Corporation by RLI Insurance Company, Peoria, Illinois; Associated Electric & Gas Insurance Services, Ltd. Hamilton, Bermuda; Energy Insurance Mutual, Ltd.,Tampa, Florida; A.C.E. Insurance Company, Ltd., Hamilton, Bermuda; Starr Excess Liability Insurance Company, Ltd., Hamilton, Bermuda; and X. L. Insurance Company, Ltd., Hamilton, Bermuda. All policies are for the period April 27, 1999 to April 27, 2000. CSW Corporation has entered into a standard form of indemnity agreement with each of its directors and officers.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS.

(1)CSW and several of its subsidiaries have established political action committees and have incurred, in accordance with the provisions of the Federal Election Campaign Act, certain costs for the administration of such committees.
(2) Expenditures, disbursements, or payments, in money, goods or services, directly or indirectly to or for the account of any citizens group, or public relations counsel were as follows for 1999:

Name of
Company       Name of Recipient or Beneficiary        Purpose               Account Charged                         Amount
------------- --------------------------------------- --------------------- ----------------------------------- -----------

CPL           Less than $10,000 - 71  Beneficiaries   Area Development      Inc.& Ded; A&G Expense                 $72,134
              Laredo Chamber of Commerce              Civic Activities      Inc.& Ded; A&G Expense                  12,423

PSO           Less than $10,000 -   2 Beneficiaries   Area Development      Inc.& Ded; Dist; Cust Svc; A&G Exp       2,500
              Less than $10,000 - 111 Beneficiaries   Civic Activities      Inc.& Ded; Dist; Cust Svc; A&G Exp      95,534
              Tulsa Chamber of Commerce               Civic Activity        Inc.& Ded; Dist; Cust Svc; A&G Exp      76,325
              Oklahoma State Chamber of Commerce      Civic Activity        Inc.& Ded; Dist; Cust Svc; A&G Exp      54,805
              Lawton Chamber of Commerce              Civic Activity        Inc.& Ded; Dist; Cust Svc; A&G Exp      17,848
              Downtown Tulsa Unlimited                Area Development      Inc.& Ded; Dist; Cust Svc; A&G Exp      16,116

SWEPCO        Less than $10,000 - 70 Beneficiaries    Civic Activity        Inc.& Ded; Dist; Cust Svc; A&G Exp      66,992
              Shreveport Chamber of Commerce          Civic Activity        Inc.& Ded; Cust Svc; A&G Expense        33,607

WTU           Less than $10,000 - 51 Beneficiaries    Area Development      Inc.& Ded; Dist; Cust Svc; A&G Exp      32,142
              San Angelo Chamber of Commerce          Area Development      Inc.& Ded; Cust Svc; A&G Expense        12,249


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS.

Part I. Except those specifically excluded per reporting instructions, there were no contracts for services, including engineering or construction services, or goods supplied or sold by a System company to another System company for 1999.

The electric subsidiary companies have contracts with CSW Credit, Inc. for the sale of accounts receivable which were in effect at year-end 1999.

Serving                  Receiving                                      Date of
Company                   Company              Compensation            Contracts

CPL                        CREDIT               $14,697,055             1/02/91
PSO                        CREDIT                 6,505,731             1/02/91
SWEPCO                     CREDIT                 9,252,567             1/02/91
WTU                        CREDIT                 3,477,698             1/02/91
                                               -------------
                                                $33,933,051
                                               -------------


Part II. The System companies had no contracts to purchase services or goods during 1999 from any affiliate (other than a System company) or from a company, in which any officer or director of the receiving company is a partner or owns 5 percent or more of any class of equity securities, except as reported in Item 6.

Part III. The following System companies employ those listed below for the performance on a continuing basis of management, supervisory or financial advisory services:

           NONE.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES.

Part I - Foreign Utility Company


      SEEBOARD plc

   (a)Company, Location, Business Address

      SEEBOARD plc
      Forest Gate, Brighton Road
      Crawley, West Sussex  RH11 9BH
      United Kingdom

   (b)Identify type and amount of capital invested:
      Identify any debt or financial  obligation  with  recourse to CSW or subs:
      Identify any  guarantee of a security of the EWG or FUCO by CSW:
      Identify any transfer of assets, FMV of asset at time of transfer, book value and sales price of transferred asset:


   During 1996, an indirect wholly owned subsidiary of CSW acquired 100% control of the outstanding share capital of SEEBOARD, a regional electricity company in the United Kingdom, for an aggregate adjusted purchase price of approximately $2.1 billion.

   As of December 31, 1999, CSW had contributed approximately $829 million of the purchase price for the acquisition of SEEBOARD shares. Those funds, which were initially obtained through borrowings under the CSW Credit Agreement, have since been repaid by using the $398 million net proceeds from CSW's February 1996 common stock offering and $431 million of the proceeds from the 1996 sale of Transok, a CSW subsidiary.

   Additional acquisition funds were obtained from capital contributions and loans made to CSW (UK) plc (which has been replaced by SEEBOARD Group plc) by its sole shareholder, CSW Investments, which arranged the CSW Investments Credit Facility for that purpose. During the second half of 1996, borrowings under the CSW Investments Credit Facility were refinanced through several different transactions.

   As of December 31, 1999, the amount of debt outstanding related to the purchase of SEEBOARD shares was approximately $1.1 billion. Neither CSW nor CSWI, the indirect parent of CSW Investments and SEEBOARD Group plc, has guaranteed or is otherwise subject to recourse for such amounts borrowed.

    (c) Ratio of debt to common equity and earnings of the company at end of reporting period:


   The following reported items are for the consolidated SEEBOARD Group (SEEBOARD plc, SEEBOARD Group plc, CSW Investments, CSW UK Finance Company, CSW International Two and CSW International Three).

   December 31, 1999 (millions)
    Ratio            1.1:1
    Debt            $1,176
    Equity          $1,031

   1999 consolidated income from the SEEBOARD Group (as defined above) was $113.2 million.

   (d)Identify any service, sales or construction contracts with CSW or subs:

   None.

Part I - Foreign Utility Company


Empresa de Eletricidade Vale Paranapanema S. A.

   (a)Company, Location, Business Address:

      Empresa de Eletricidade Vale Paranapanema S.A.
      Avenida Paulista, No. 2439, 5th floor
      Sao Paulo, Sao Paulo
      Brazil


   (b)Identify type and amount of capital invested:
      Identify any debt or financial  obligation  with  recourse to CSW or subs:
      Identify any  guarantee of a security of the EWG or FUCO by CSW:
      Identify any transfer of assets, FMV of asset at time of transfer, book value and sales price of transferred asset:

   Through December 31, 1999, CSW Vale L.L.C. held 21,498,447 shares (21.42%) of the common stock and 46,137,504 shares (100%) of the Series "B" preferred stock of Empresa de Eletricidade Vale Paranapanema S.A. for a total investment of $149,050,515. CSW International also holds $53,336,757 of debt, including accumulated interest, convertible to equity in Vale. This debt will convert to equity in 2002.

   (c)Ratio of debt to common equity and earnings of the company at end of reporting period:

   The following reported items are for CSW International, Inc. consolidated (CSW International, Inc. (Cayman) and CSW Vale L.L.C.) as it relates to the
   Vale investment.

   December 31, 1999 (unaudited)
    Ratio             0.21:1
    Debt         $34,358,719
    Equity      $166,595,891

   1999 income from the consolidated Vale investment was $4.9 million.

   (d)Identify any service, sales or construction contracts with CSW or subs:

   None

Enertek, S. A. de C.V.

   (a)Company, Location, Business Address:

      Enertek, S. A. de C. V.
      Avenida Gomez Morin IIII-C
      Garza Garcia, Nuevo Leon
      CP 66254
      Mexico


    (b)  Identify type and amount of capital invested:
         Identify any debt or financial obligation with recourse to CSW or subs:
         Identify any guarantee of a security of the EWG or FUCO by CSW:
         Identify any transfer of assets, FMV of asset at time of transfer, book value and sales price of transferred asset:

Enertek, S. A. de C. V. (Entertek) is a special purpose company formed to own a natural gas fired co-generation plant to be located near the city of Altamira, Tamaulipas, Mexico. As of December 31, 1999, CSW International, Inc. had made construction loans to Enertek, of USD$30,900,000 pending future non-recourse financing. Enertek's capital structure also includes USD$4,412,000 of contributed capital.

   (c)Ratio of debt to common equity and earnings of the company at end of reporting period:

   December 31, 1999 (unaudited)
    Ratio                  4.8:1
    Debt          NP$598,907,701
    Equity        NP$124,401,186

   1999 US GAAP income before tax was $4.1 million.


   (d)Identify any service, sales or construction contracts with CSW or subs:

   Enertek has a management service agreement with CSW International.


   Note:  NP = Nuevo Pesos

Part I - Exempt Wholesale Generators


   (a)Company, Location, Business Address:

   CSW Development-3, Inc.
   1616 Woodall Rodgers Freeway
   Dallas, Texas  75202

   CSW Northwest GP, Inc.
   1616 Woodall Rodgers Freeway
   Dallas, Texas  75202

   CSW Northwest LP, Inc.
   1616 Woodall Rodgers Freeway
   Dallas, Texas  75202

   Frontera Generation Limited Partnership
   1616 Woodall Rodgers Freeway
   Dallas, Texas   75202

   Newgulf Power Venture, Inc.
   1616 Woodall Rodgers Freeway
   Dallas, Texas  75202


   (b)Identify type and amount of capital invested:
      Identify any debt or financial  obligation  with  recourse to CSW or subs:
      Identify any  guarantee of a security of the EWG or FUCO by CSW:
      Identify any transfer of assets, FMV of asset at time of transfer, book value and sales price of transferred asset:

   CSW Northwest EWGs and CSW Development-3, Inc. are inactive at this time and no capital has been invested in them.

   Frontera Generation Limited Partnership was orgainized on January 16, 1998 to own the Frontera energy project. The facility is under construction and not yet operational. At December 31, 1999, approximately $178.5 million had been invested.

   Newgulf Power Venture, Inc. was organized on October 13, 1994 to own the Texas Gulf energy project. At December 31, 1999, the capital invested in this EWG, including funds used for the modification, maintenance and repair required for recommissioning the plant, totaled approximately $17.4 million.

Part I - Exempt Wholesale Generators

   (c)Ratio of debt to common equity and earnings of the company at end of reporting period:

Frontera Generation Limited Partnership

   December 31, 1999 (unaudited)
    Ratio                   50:1
    Debt            $178,006,294
    Equity            $3,551,163

   1999 income from the Frontera Generation Limited Partnership was $4,006,963.


Newgulf Power Venture, Inc.

   December 31, 1999 (unaudited)
    Ratio             0.37:1
    Debt          $4,105,660
    Equity       $11,040,500

   1999 income from the Newgulf Power Venture, Inc. was  $1,822,314.


   (d)Identify any service, sales or construction contracts with CSW or subs:

   None.


Part II     Organizational Chart

   Foreign Utility Company - see Exhibit H.
   Exempt Wholesale Generators - See Exhibit H.


Part III CSW's aggregate investment in EWG's and FUCO's respectively: The ratio of CSW's aggregate investment in EWGs and FUCOs to the aggregate Capital investment of CSW's domestic public-utility subs:

   Foreign Utility Companies: the aggregate investment in FUCOs as of December 31, 1999 was approximately $826 million.

   Exempt Wholesale Generators: the aggregate investments (including loans to nonaffiliated party) as of December 31, 1999 was approximately $142 million.

   Ratio of Aggregate Investment to Aggregate Capital Investment* at December
   31, 1999:   54%.

* Defined as the average of CSW's reported consolidated retained earnings for each of the most recent four quarters as of December 31, 1999.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS.

               CENTRAL AND SOUTH WEST CORPORATION AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                                                        Page

REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS                               68 - 69


CONSOLIDATING FINANCIAL STATEMENTS

Central and South West Corporation and Subsidiary Companies

        Consolidating Statement of Income for the year ended
         December 31, 1999                                              70

        Consolidating Balance Sheet as of December 31, 1999             71 - 72

        Consolidating Statement of Cash Flows for the year
         ended December 31, 1999                                        73

        Consolidating Statement of Stockholders' Equity for
         the year ended December 31, 1999                               74

Pursuant to Exhibit A, the combined annual report on Form 10-K for the year ended December 31, 1999, for CSW, CPL, PSO, SWEPCO and WTU is incorporated herein by reference.

               CENTRAL AND SOUTH WEST CORPORATION AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

                                                                        Page
CSW Energy, Inc. and subsidiary companies (unaudited)

        Consolidating Statement of Income for the year ended
         December 31, 1999                                              75

        Consolidating Balance Sheet as of December 31, 1999             76 - 77

        Statement of Cash Flows for the year ended December 31, 1999    78

        Consolidating Statement of Stockholders' Equity for the year
         ended December 31, 1999                                        79


CSW International, Inc. and subsidiary companies (unaudited)

        Consolidating Statement of Income for the year ended
         December 31, 1999                                              80

        Consolidating Balance Sheet as of December 31, 1999             81 - 82

        Consolidating Statement of Cash Flows for the year ended
         December 31, 1999                                              83

        Consolidating Statement of Stockholders' Equity for the
         year ended December 31, 1999                                   84



C3 Communications, Inc. and subsidiary companies (unaudited)

        Consolidating Statement of Income for the year ended
         December 31, 1999                                              85

        Consolidating Balance Sheet as of December 31, 1999             86 - 87

        Consolidating Statement of Cash Flows for the year ended
         December 31, 1999                                              88

        Consolidating Statement of Stockholders' Equity for the
         year ended December 31, 1999                                   89

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     To the Central and South West Corporation:

            We have audited the consolidated balance sheets of Central and South West Corporation (a Delaware corporation) and subsidiary companies as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows, for each of the three years ended December 31, 1999, incorporated by reference herein. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of CSW UK Holdings
     (1999) and CSW UK Finance Company (1998 and 1997) which statements reflect total assets and total revenues of 20 percent and 31 percent in 1999, 22 percent and 32 percent in 1998 and 22 percent and 35 percent in 1997, respectively, of the related consolidated totals. Those statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the reports of the other auditors.

            We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

            In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Central and South West Corporation and subsidiary companies as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

            Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidating schedules of Central and South West Corporation and subsidiaries listed in
     Item 10 are presented for purposes of complying with the Securities and Exchange Commission's rules and regulations under the Public Utility Holding Company Act of 1935 and are not a required part of the basic consolidated financial statements. These consolidating schedules have been subjected to the auditing procedures applied in our audits of the basic consolidated financial statements and, in our opinion, based on our audits and the report of other auditors, are fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.



      Arthur Andersen LLP

      Dallas, Texas
      February 25, 2000

      AUDITOR'S REPORT TO THE MEMBERS OF CSW UK HOLDINGS

      We have audited the consolidated balance sheets of CSW UK Holdings and subsidiaries as of 31 December 1999 and the related consolidated statement of earnings, statements of cash flows and statement of retained earnings for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used in and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSW UK Holdings and subsidiaries at 31 December 1999 and the results of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles in the United Kingdom.

      Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations and shareholders' equity as of and for the year ended 31 December 1999 to the extent summarised in the notes to the consolidated financial statements.

      Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements of CSW UK Holdings and subsidiaries taken as a whole. The consolidating schedules of CSW UK Holdings and subsidiaries under the column headed SEEBOARD in Item 10 are presented under U.S. generally accepted accounting principles for purposes of complying with the U.S. Securities and Exchange Commission's rules and regulations under the Public Utility Holding Company Act of 1935 and are not a required part of the basic consolidated financial statements. The column headed SEEBOARD in the consolidating schedules has been subjected to the auditing procedures applied in our audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated statements taken as a whole.



      KPMG Audit Plc                                                   London
      Chartered Accountants                                     26 April 2000
      Registered Auditor

               CENTRAL AND SOUTH WEST CORPORATION AND SUBSIDIARIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                      (MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                  CSW CON       CPL       PSO    SWEPCO      WTU      CORP      CSWS        C3

OPERATING REVENUES                                  5,537     1,482       749      965       440         0         0         6

OPERATING EXPENSES AND TAXES
    Fuel and purchased power                        1,333       472       344      417       185         0         5         0
    UK cost of sales                                1,133         0         0        0         0         0         0         0
    Other operating expense                         1,056       289       119      141        94        39       226        19
    Maintenance                                       200        70        46       64        20         0         7         0
    Depreciation and amortization                     552       178        75      102        45         0        11         3
    Taxes, other than income                          193        74        31       54        28         2         9         1
    Income taxes                                      204       104        34       39        14       (22)        3        (8)
       TOTAL OPERATING EXPENSES AND TAXES           4,671     1,187       649      817       386        19       261        15

OPERATING INCOME                                      866       295       100      148        54       (19)     (261)       (9)


OTHER INCOME AND (DEDUCTIONS)                          59         7         1       (2)        2       533       266         0

INCOME BEFORE INTEREST AND OTHER CHARGES              925       302       101      146        56       514         5        (9)

INTEREST AND OTHER CHARGES
    Interest on long-term debt                        300        87        27       38        20         0         0         0
    Preferred dividend requirements of subs             7         0         0        0         0         0         0         0
    Loss on reacquired preferred stock                  3         0         0        0         0         0         0         0
    Interest on short-term debt and other             146        27        11       21         4        59         5         4
        TOTAL INTEREST CHARGES                        456       114        38       59        24        59         5         4

INCOME BEFORE EXTRAORDINARY ITEM                      469       188        63       87        32       455         0       (13)
    Extraordinary Item                                (14)       (5)        0       (3)       (5)        0         0         0
NET INCOME                                            455       183        63       84        27       455         0       (13)
    Less: Preferred Stock Dividends                     0         7         1        1         0         0         0         0
    Loss on reacquired preferred stock                  0        (3)        0        0         0         0         0         0
NET INCOME FOR COMMON STOCK                           455       173        62       83        27       455         0       (13)


                                                      CSWL     CREDIT   CSWE *   CSWI *    ENERSHOP  ESI ELIM, RCLSS & RND

OPERATING REVENUES                                      4        89      227    1,709         7         4      (145)

OPERATING EXPENSES AND TAXES
    Fuel and purchased power                            0         0        0        0         0         0       (90)
    UK cost of sales                                    0         0        0    1,134         0         0        (1)
    Other operating expense                            (1)       27      132      257        11         5      (302)
    Maintenance                                         0         0        0        0         0         0        (7)
    Depreciation and amortization                       0         0       10      128         1         0        (1)
    Taxes, other than income                            0         1        3        0         0         0       (10)
    Income taxes                                        1         7       31       (1)       (2)        2         2
       TOTAL OPERATING EXPENSES AND TAXES               0        35      176    1,518        10         7      (409)

OPERATING INCOME                                        4        54       51      191        (3)       (3)      264


OTHER INCOME AND (DEDUCTIONS)                           0         0       32       41         0         9      (830)

INCOME BEFORE INTEREST AND OTHER CHARGES                4        54       83      232        (3)        6      (566)

INTEREST AND OTHER CHARGES
    Interest on long-term debt                          0         0       23      104         0         0         1
    Preferred dividend requirements of subs             0         0        0        0         0         0         7
    Loss on reacquired preferred stock                  0         0        0        0         0         0         3
    Interest on short-term debt and other               0        42       11       15         1         1       (55)
        TOTAL INTEREST CHARGES                          0        42       34      119         1         1       (44)

INCOME BEFORE EXTRAORDINARY ITEM                        4        12       49      113        (4)        5      (522)
    Extraordinary Item                                  0         0        0        0         0         0        (1)
NET INCOME                                              4        12       49      113        (4)        5      (523)
    Less: Preferred Stock Dividends                     0         0        0        0         0         0        (9)
    Loss on reacquired preferred stock                  0         0        0        0         0         0         3
NET INCOME FOR COMMON STOCK                             4        12       49      113        (4)        5      (511)


EARNINGS PER SHARE OF COMMON STOCK                  $2.14
AVERAGE COMMON SHARES OUTSTANDING                   212.6

* See pages 75-79 for additional detail on CSWE, pages 80-84 for additional detail on CSWI and pages 85-89 for additional detail on C3.

The notes to financial statements (herein incorporated by reference as part of Exhibit A-1) are an integral part of this statement.

               CENTRAL AND SOUTH WEST CORPORATION AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 1999
                                   (MILLIONS)

                                                         CSW CON     CPL      PSO    SWEPCO      WTU     CORP     CSWS      C3
ASSETS

FIXED ASSETS
Electric
    Production                                             5,901    3,152      917    1,402      430        0        0        0
    Transmission                                           1,663      567      392      484      221        0        0        0
    Distribution                                           4,896    1,157      898      958      403        0        0        0
    General                                                1,437      307      217      334      114        0      124        0
    Construction work in progress                            205      102       36       53       15        0        0        0
    Nuclear fuel                                             227      227        0        0        0        0        0        0
        Total Electric                                    14,329    5,512    2,460    3,231    1,183        0      124        0
Other diversified                                            353        0        0        0        0        0        0       65
                                                          14,682    5,512    2,460    3,231    1,183        0      124       65
Less - accumulated depreciation                            6,008    2,264    1,114    1,384      496        0       47        4
                                                           8,674    3,248    1,346    1,847      687        0       77       61

INVESTMENTS IN SUBSIDIARIES                                    0        0        0        0        0    4,028        0        0

CURRENT ASSETS
    Cash and temporary cash investments                      270        6        3        2        4      696        0        0
    Accounts receivable                                    1,190      114       35       52       51      328       39        1
    Material and supplies, at average cost                   149       58       34       26       14        0        0        0
    Electric utility fuel inventory, substantially
     at average cost                                         129       26       24       61       17        0        0        0
    Under-recovered fuel costs                                52       31        6        0       15        0        0        0
    Prepayments and other                                    137        6       21       19        2        7        0        1
                                                           1,927      241      123      160      103    1,031       39        2

DEFERRED CHARGES AND OTHER ASSETS
    Regulatory assets                                        219      215        0        0        0        0        0        0
    Regulatory assets designated for securitization          953      953        0        0        0        0        0        0
    Other non-utility investments                            454       86       17        6        1        0        1        3
    Securities available for sale                             62        0        0        0        0        0        0        0
    Benefit Costs                                            202       39       28       31       21        0        0        0
    Goodwill                                               1,330        0        0        0        0        0       25        0
    Deferred charges and other assets                        341       66       30       64       49       59        0        1
                                                           3,561    1,359       75      101       71       59       26        4

                                                          14,162    4,848    1,544    2,108      861    5,118      142       67


                                                            CSWL     CREDIT    CSWE *   CSWI *  ENERSHOP   ESI  ELIM, RCLSS & RND
ASSETS

FIXED ASSETS
Electric
    Production                                                 0         0        0        0        0        0         0
    Transmission                                               0         0        0        0        0        0        (1)
    Distribution                                               0         0        0    1,480        0        0         0
    General                                                    0         0        0      339        0        0         2
    Construction work in progress                              0         0        0        0        0        0        (1)
    Nuclear fuel                                               0         0        0        0        0        0         0
        Total Electric                                         0         0        0    1,819        0        0         0
Other diversified                                              0         0      265        6        1        7         9
                                                               0         0      265    1,825        1        7         9
Less - accumulated depreciation                                0         0        2      696        0        0         1
                                                               0         0      263    1,129        1        7         8

INVESTMENTS IN SUBSIDIARIES                                    0         0        0        0        0        0    (4,028)

CURRENT ASSETS
    Cash and temporary cash investments                        1       108        7       97        0        0      (654)
    Accounts receivable                                        0       716      174      268        2       38      (628)
    Material and supplies, at average cost                     0         0        0       13        0        3         1
    Electric utility fuel inventory, substantially
     at average cost                                           0         0        0        0        0        0         1
    Under-recovered fuel costs                                 0         0        0        0        0        0         0
    Prepayments and other                                      0         3        7       71        3        2        (5)
                                                               1       827      188      449        5       43    (1,285)

DEFERRED CHARGES AND OTHER ASSETS
    Regulatory assets                                          0         0        0        0        0        0         4
    Regulatory assets designated for securitization            0         0        0        0        0        0         0
    Other non-utility investments                             53         0      134      234        0        0       (81)
    Securities available for sale                              0         0        0       62        0        0         0
    Benefit Costs                                              0         0        0       58        0        0        25
    Goodwill                                                   0         0        0    1,330        0        0       (25)
    Deferred charges and other assets                         (1)        5        7       29        1       22         9
                                                              52         5      141    1,713        1       22       (68)

                                                              53       832      592    3,291        7       72    (5,373)

* See pages 75-79 for additional detail on CSWE, pages 80-84 for additional detail on CSWI and pages 85-89 for additional detail on C3.

The notes to financial statements (herein incorporated by reference as part of Exhibit A-1) are an integral part of this statement.

               CENTRAL AND SOUTH WEST CORPORATION AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 1999
                                   (MILLIONS)

                                                   CSW CON        CPL       PSO    SWEPCO       WTU       CORP       CSWS        C3

CAPITALIZATION AND LIABILITIES

CAPITALIZATION
Common Stock
   Common stock                                        744        169       157       136       137       744          0          0
   Paid-in-capital                                   1,051        405       180       245         2     1,051          0          0
   Retained earnings                                 1,906        764       142       288       116     1,906          0        (32)
   Accumulated other comprehensive income              (18)         0         0         0         0        (4)         0          0
                                                     3,683      1,338       479       669       255     3,697          0        (32)
Preferred Stock
   Not subject to mandatory redemption                  18          6         5         5         2         0          0          0
   Subject to mandatory redemption                       0          0         0         0         0         0          0          0
Trust Preferred Securities                             335        150        75       110         0         0          0          0
Long-term debt                                       3,821      1,305       365       496       264         0          0          0
                                                     7,857      2,799       924     1,280       521     3,697          0        (32)

CURRENT LIABILITIES
   Long-term debt and preferred stock due
     within twelve months                              256        150        20        46        40         0          0          0
   Short-term debt                                   1,346        322        79       141        21     1,346         90          0
   Short-term debt--CSW Credit                         754          0         0         0         0         0          0          0
   Loan notes                                           24          0         0         0         0         0          0          0
   Accounts payable                                    581        122        96       112        65        37         26         93
   Accrued taxes                                       187         41        19        24        12       (10)         2         (1)
   Accrued interest                                     64         15         5        10         4         0          0          0
   Other                                               175         21         5        16         7         2          3          5
                                                     3,387        671       224       349       149     1,375        121         97

DEFERRED CREDITS
   Accumulated deferred income taxes                 2,431      1,235       303       380       149         0         13          2
   Investment tax credits                              254        133        38        58        25         0          0          0
   Other                                               233         10        55        41        17        46          8          0
                                                     2,918      1,378       396       479       191        46         21          2

                                                    14,162      4,848     1,544     2,108       861     5,118        142         67


                                                      CSWL     CREDIT     CSWE *     CSWI *    ENERSHOP   ESI  ELIM, RCLSS & RND

CAPITALIZATION AND LIABILITIES

CAPITALIZATION
Common Stock
   Common stock                                          0         0         0         0          0          0       (599)
   Paid-in-capital                                      19        55       108       829          0          0     (1,843)
   Retained earnings                                     4         0        53       271        (13)        (3)    (1,590)
   Accumulated other comprehensive income                0         0         0       (14)         0          0          0
                                                        23        55       161     1,086        (13)        (3)    (4,032)
Preferred Stock
   Not subject to mandatory redemption                   0         0         0         0          0          0          0
   Subject to mandatory redemption                       0         0         0         0          0          0          0
Trust Preferred Securities                               0         0         0         0          0          0          0
Long-term debt                                           0         0       200     1,176          0         16         (1)
                                                        23        55       361     2,262        (13)        13     (4,033)

CURRENT LIABILITIES
   Long-term debt and preferred stock due
     within twelve months                                0         0         0         0          0          0          0
   Short-term debt                                       0         0         0         0          0          0       (653)
   Short-term debt--CSW Credit                           0       754         0         0          0          0          0
   Loan notes                                            0         0         0        24          0          0          0
   Accounts payable                                      0         4       159       448         19         54       (654)
   Accrued taxes                                         0         0         4        91          0          4          1
   Accrued interest                                      0         0         3        28          0          0         (1)
   Other                                                 0        19         5        55          0          1         36
                                                         0       777       171       646         19         59     (1,271)

DEFERRED CREDITS
   Accumulated deferred income taxes                    30         0        47       294          0          0        (22)
   Investment tax credits                                0         0         0         0          0          0          0
   Other                                                 0         0        13        89          1          0        (47)
                                                        30         0        60       383          1          0        (69)

                                                        53       832       592     3,291          7         72     (5,373)

* See pages 75-79 for additional detail on CSWE, pages 80-84 for additional detail on CSWI and pages 85-89 for additional detail on C3.

The notes to financial statements (herein incorporated by reference as part of Exhibit A-1) are an integral part of this statement.

               CENTRAL AND SOUTH WEST CORPORATION AND SUBSIDIARIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (MILLIONS)

                                                 CSW CON  CPL     PSO    SWEPCO   WTU    CORP    CSWS      C3

OPERATING ACTIVITIES
Net income                                         455     183      63      84      27     455       0     (13)
Non-cash items included in net income
    Depreciation and amortization                  580     196      78     108      45       0      11       3
    Deferred income taxes and investment
         tax credits                                24      15      13     (22)     11     (11)      0      (1)
    Preferred stock dividends                        7       0       0       0       0       0       0       0
    Gain on reacquired preferred stock               3       0       0       0       0       0       0       0
    Charges for investments and assets               0       0       0       0       0       0       0       0
    Extraordinary loss                              14       6       0       3       5       0       0       0
    Gain on sale of investments                    (35)      0       0       0       0       0       0       0
Changes in assets and liabilities
    Accounts receivable                            (49)    (13)     (2)    (11)    (19)    (96)      1       2
    Accounts payable                               (19)     (3)     (9)    (13)      7      14       1       4
    Accrued taxes                                    0      (6)     (5)      1       2      (6)      1      (2)
    Fuel recovery                                  (75)    (40)    (22)     (2)    (11)      0       0       0
    Fuel inventory                                 (38)     (6)     (8)    (21)     (4)      0       0       0
    Undistributed earnings                           0       0       0       0       0    (161)      0       0
Other                                              (64)    (29)      5      28       3     (15)     (8)     (2)
                                                   803     303     113     155      66     180       6      (9)

INVESTING ACTIVITIES
    Construction expenditures                     (639)   (211)   (103)   (111)    (49)      0       0     (28)
    CSWE/CSWI non-SEEBOARD projects               (182)      0       0       0       0       0       0       0
    Cash proceeds from sale of investments          80       0       0       0       0       0       0       0
    Other                                          (17)     16      (9)     (4)     (4)      2       0      (1)
                                                  (758)   (195)   (112)   (115)    (53)      2       0     (29)

FINANCING ACTIVITIES
    Common stock sold                                1       0       0       0       0       1       0       0
    Capital contributions                            0       0       0       0       0       0       0       0
    Proceeds from issuance of long-term debt       500     359      33       0       0       0       0       0
    Reacquisition/Retirement of long-term debt    (342)   (262)    (34)    (46)      0       0       0       0
    Redemption of preferred stock                 (160)   (160)      0       0       0       0       0       0
    Trust preferred securities sold                  0       0       0       0       0       0       0       0
    Special deposits for reacquisitions of LT debt (50)    (50)      0       0       0       0       0       0
    Other financing activities                     (41)      0       0       0       0       2       0       0
    Change in short-term debt                      541     162      63     100      17     535      (7)     38
    Payment of dividends                          (378)   (156)    (65)    (96)    (28)   (370)      0       0
                                                    71    (107)     (3)    (42)    (11)    168      (7)     38
Effect of exchange rate changes on
    cash and cash equivalents                       (3)      0       0       0       0       0       0       0

Net change in cash and cash equivalents            113       1      (2)     (2)      2     350      (1)      0
Cash and cash equivalents at beginning of year     157       5       5       4       2     346       2       0
Cash and cash equivalents at end of year           270       6       3       2       4     696       1       0

SUPPLEMENTAL INFORMATION
    Interest paid less amounts capitalized         466     125      37      55      18      57       5       0
    Income taxes paid                              175      78      24      56       3       4       2      (5)


                                                  CSWL    CREDIT  CSWE *  CSWI * ENERSHOP  ESI ELIM, RCLSS & RND

OPERATING ACTIVITIES
Net income                                           4      12      49     113      (4)      5    (523)
Non-cash items included in net income
    Depreciation and amortization                    0       0      10     128       1       0       0
    Deferred income taxes and investment
         tax credits                                (8)      0      (4)     30       0       0       1
    Preferred stock dividends                        0       0       0       0       0       0       7
    Gain on reacquired preferred stock               0       0       0       0       0       0       3
    Charges for investments and assets               0       0       0       0       0       0       0
    Extraordinary loss                               0       0       0       0       0       0       0
    Gain on sale of investments                      0       0     (35)      0       0       0       0
Changes in assets and liabilities
    Accounts receivable                              0     118      19     (74)      0     (38)     64
    Accounts payable                                 0      (2)      2    (102)     (1)     18      65
    Accrued taxes                                    0       0       6       2       1       5       1
    Fuel recovery                                    0       0       0       0       0       0       0
    Fuel inventory                                   0       0       0       0       0       0       1
    Undistributed earnings                           0       0       0       0       0       0     161
Other                                                4      (4)    (45)      9      (1)    (10)      1
                                                     0     124       2     106      (4)    (20)   (219)

INVESTING ACTIVITIES
    Construction expenditures                        0       0       0    (132)      1      (7)      1
    CSWE/CSWI non-SEEBOARD projects                  0       0    (173)     (9)      0       0       0
    Cash proceeds from sale of investments           0       0       0       0       0       0      80
    Other                                            0       0      80     (15)      3       0     (85)
                                                     0       0     (93)   (156)      4      (7)     (4)

FINANCING ACTIVITIES
    Common stock sold                                0     (10)      0       0       0       0      10
    Capital contributions                            1       0       0       0       0       0      (1)
    Proceeds from issuance of long-term debt         0       0       0     108       0       0       0
    Reacquisition/Retirement of long-term debt       0       0       0       0       0       0       0
    Redemption of preferred stock                    0       0       0       0       0       0       0
    Trust preferred securities sold                  0       0       0       0       0       0       0
    Special deposits for reacquisitions of LT d      0       0       0       0       0       0       0
    Other financing activities                       0       0       0     (43)      0       0       0
    Change in short-term debt                        0       6      69       4       0      27    (473)
    Payment of dividends                            (1)    (12)      0       0       0       0     350
                                                     0     (16)     69      69       0      27    (114)


Effect of exchange rate changes on
    cash and cash equivalents                        0       0       0      (3)      0       0       0

Net change in cash and cash equivalents              0     108     (22)     16       0       0    (337)
Cash and cash equivalents at beginning of year       1       0      29      81       0       0    (318)
Cash and cash equivalents at end of year             1     108       7      97       0       0    (655)

SUPPLEMENTAL INFORMATION
    Interest paid less amounts capitalized           0      44      20     152       1      (1)    (47)
    Income taxes paid                                9       9      20     (17)     (4)     (3)     (1)

* See pages 75-79 for additional detail on CSWE, pages 80-84 for additional detail on CSWI and pages 85-89 for additional detail on C3.

The notes to financial statements (herein incorporated by reference as part of Exhibit A-1) are an integral part of this statement.

               CENTRAL AND SOUTH WEST CORPORATION AND SUBSIDIARIES
                 CONSOLIDATING STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (MILLIONS)

                                                    CSW CON     CPL       PSO    SWEPCO       WTU      CORP     CSWS        C3
Stockholders' Equity at beginning of year
   Common stock                                        744       169       157       136       137       744         0        0
   Paid-in capital                                   1,049       405       180       245         2     1,049         0        0
   Retained earnings                                 1,823       739       145       300       117     1,822         0      (19)
   Accumulated comprehensive income
      Foreign currency translation adjustment           34         0         0         0         0         0         0        0
      Unrealized gains/(losses)                        (20)        0         0         0         0         0         0        0
      Minimum pension liability                         (6)        0         0         0         0        (6)        0        0
      Total Accum. comprehensive income                  8         0         0         0         0        (6)        0        0
   Total Shareholders' Equity                        3,624     1,313       482       681       256     3,609         0      (19)


1999 Changes in Stockholders' Equity
   Common stock                                          0         0         0         0         0         0         0        0
   Paid-in capital                                       2         0         0         0         0         2         0        0
   Retained earnings
      Net income for common stock                      455       173        62        84        27       455         0      (13)
      Dividends paid to common stockholders           (370)     (148)      (65)      (96)      (28)     (370)        0        0
      Other                                             (2)        0         0         0         0        (1)        0        0
   Accumulated comprehensive income
      Foreign currency translation adjustment          (28)        0         0         0         0         0         0        0
      Unrealized gains/(losses)                          0         0         0         0         0         0         0        0
      Minimum pension liability                          2         0         0         0         0         2         0        0
      Total Accum. comprehensive income                (26)        0         0         0         0         2         0        0
   Total Shareholders' Equity                           59        25        (3)      (12)       (1)       88         0      (13)


Stockholders' Equity at end of year
   Common stock                                        744       169       157       136       137       744         0        0
   Paid-in capital                                   1,051       405       180       245         2     1,051         0        0
   Retained earnings                                 1,906       764       142       288       116     1,906         0      (32)
   Accumulated comprehensive income
      Foreign currency translation adjustment            6         0         0         0         0         0         0        0
      Unrealized gains/(losses)                        (20)        0         0         0         0         0         0        0
      Minimum pension liability                         (4)        0         0         0         0        (4)        0        0
      Total Accum. comprehensive income                (18)        0         0         0         0        (4)        0        0
   Total Shareholders' Equity                        3,683     1,338       479       669       255     3,697         0      (32)


                                                      CSWL    CREDIT     CSWE *     CSWI *  ENERSHOP  ESI ELIM. RECLSS & RND

Stockholders' Equity at beginning of year
   Common stock                                          0         0         0         0         0         0      (599)
   Paid-in capital                                      21        65       108       829         0         0    (1,855)
   Retained earnings                                    (2)        0         3       158        (9)       (8)   (1,423)
   Accumulated comprehensive income
      Foreign currency translation adjustment            0         0         0        34         0         0         0
      Unrealized gains/(losses)                          0         0         0       (20)        0         0         0
      Minimum pension liability                          0         0         0         0         0         0         0
      Total Accum. comprehensive income                  0         0         0        14         0         0         0
   Total Shareholders' Equity                           19        65       111     1,001        (9)       (8)   (3,877)


1999 Changes in Stockholders' Equity
   Common stock                                          0         0         0         0         0         0         0
   Paid-in capital                                      (2)      (10)        0         0         0         0        12
   Retained earnings
      Net income for common stock                        4        12        49       113        (4)        5      (512)
      Dividends paid to common stockholders              0       (12)        0         0         0         0       349
      Other                                              2         0         1         0         0         0        (4)
   Accumulated comprehensive income
      Foreign currency translation adjustment            0         0         0       (28)        0         0         0
      Unrealized gains/(losses)                          0         0         0         0         0         0         0
      Minimum pension liability                          0         0         0         0         0         0         0
      Total Accum. comprehensive income                  0         0         0       (28)        0         0         0
   Total Shareholders' Equity                            4       (10)       50        85        (4)        5      (155)


Stockholders' Equity at end of year
   Common stock                                          0         0         0         0         0         0      (599)
   Paid-in capital                                      19        55       108       829         0         0    (1,843)
   Retained earnings                                     4         0        53       271       (13)       (3)   (1,590)
   Accumulated comprehensive income
      Foreign currency translation adjustment            0         0         0         6         0         0         0
      Unrealized gains/(losses)                          0         0         0       (20)        0         0         0
      Minimum pension liability                          0         0         0         0         0         0         0
      Total Accum. comprehensive income                  0         0         0       (14)        0         0         0
   Total Shareholders' Equity                           23        55       161     1,086       (13)       (3)   (4,032)



* See pages 75-79 for additional detail on CSWE, pages 80-84 for additional detail on CSWI and pages 85-89 for additional detail on C3.

The notes to financial statements (herein incorporated by reference as part of Exhibit A-1) are an integral part of this statement.

                        CSW ENERGY, INC. AND SUBSIDIARIES
                        CONSOLIDATING STATEMENT OF INCOME
                       FOR THE YEAR ENDED DECEMBER 31,1999
                                   (MILLIONS)

                                                CSWE CON   CSWE  CSWD-I  CSWD-II  CSWFL  NEWGULF  SWEENY

TOTAL OPERATING REVENUES                             227     49     4        0      11      6      108

OPERATING EXPENSES AND TAXES
     Fuel and purchased power                          0      0     0        0       0      0        0
     UK cost of sales                                  0      0     0        0       0      0        0
     Other operating expense                         132     10     1        0       0      3       78
     Maintenance                                       0      0     0        0       0      0        0
     Depreciation and amortization                    10      0     0        0       3      0        6
     Taxes other than income                           3      2     0        0       1      0        2
     Income taxes                                     31     19     2        0       4      1        3
TOTAL OPERATING EXPENSES                             176     31     3        0       8      4       89

OPERATING INCOME                                      51     18     1        0       3      2       19


OTHER INCOME AND DEDUCTIONS                           32     22     0        0       0      0        2

INCOME BEFORE INTEREST AND OTHER CHARGES              83     40     1        0       3      2       21

INTEREST AND OTHER CHARGES
     Interest on long-term debt                       23     14     0        0       0      0        9
     Preferred dividend requirements of subs           0      0     0        0       0      0        0
     Gain on reacquired preferred stock                0      0     0        0       0      0        0
     Interest on short-term debt and other            11      1    (2)       0      (4)     0        4
             TOTAL INTEREST CHARGES                   34     15    (2)       0      (4)     0       13

INCOME BEFORE EXTRAORDINARY ITEM                      49     25     3        0       7      2        8
      Extraordinary Item-                              0      0     0        0       0      0        0
NET INCOME FOR COMMON STOCK                           49     25     3        0       7      2        8



                                                                                         ELIM
                                                    FRNTRA DECCO CSWS-I    PMI  EASTEX  RCLSS&
                                                                                          RND

TOTAL OPERATING REVENUES                              19     29      0     0       0        1

OPERATING EXPENSES AND TAXES
     Fuel and purchased power                          0      0      0     0       0        0
     UK cost of sales                                  0      0      0     0       0        0
     Other operating expense                          12     28      0     1       0       (1)
     Maintenance                                       0      0      0     0       0        0
     Depreciation and amortization                     0      1      0     0       0        0
     Taxes other than income                           0      0      0     0       0       (2)
     Income taxes                                      2      0      0     0       0        0
TOTAL OPERATING EXPENSES                              14     29      0     1       0       (3)

OPERATING INCOME                                       5      0      0    (1)      0        4


OTHER INCOME AND DEDUCTIONS                            8      0      0     0       1       (1)

INCOME BEFORE INTEREST AND OTHER CHARGES               13     0      0    (1)      1        3

INTEREST AND OTHER CHARGES
     Interest on long-term debt                        0      0      0     0       0        0
     Preferred dividend requirements of subs           0      0      0     0       0        0
     Gain on reacquired preferred stock                0      0      0     0       0        0
     Interest on short-term debt and other             9      0      0     0       1        2
             TOTAL INTEREST CHARGES                    9      0      0     0       1        2

INCOME BEFORE EXTRAORDINARY ITEM                       4      0      0    (1)      0        1
      Extraordinary Item-                              0      0      0     0       0        0
NET INCOME FOR COMMON STOCK                            4      0      0    (1)      0        1


                        CSW ENERGY, INC. AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 1999
                                   (MILLIONS)

                                                     CSWE CON  CSWE  CSWD-I CSWD-II CSWFL NEWGULF SWEENY
ASSETS

FIXED ASSETS
Electric
     Production                                           0      0      0      0      0      0      0
     Transmission                                         0      0      0      0      0      0      0
     Distribution                                         0      0      0      0      0      0      0
     General                                              0      0      0      0      0      0      0
     Construction work in progress                        0      0      0      0      0      0      0
     Nuclear fuel                                         0      0      0      0      0      0      0
     Total electric                                       0      0      0      0      0      0      0
Other Diversified                                       265     14      0      0      1     18      0
Total Plant                                             265     14      0      0      1     18      0
Less - accumulated depreciation                           2      0      0      0      0      1      0
NET PLANT                                               263     14      0      0      1     17      0

INVESTMENT IN SUBSIDIARIES                                0      0      0      0      0      0      0

CURRENT ASSETS
     Cash and temporary cash investments                  7      0      0      0      0      0      0
     Accounts Receivable                                174    383      0      0     43      0      0
     Unrecovered fuel costs                               0      0      0      0      0      0      0
     Material and supplies, at average cost               0      0      0      0      0      0      0
     Electric utility fuel inventory, substantially
        at average cost                                   0      0      0      0      0      0      0
     Prepayments and other                                7      0      0      0      0      0      0
TOTAL CURRENT ASSETS                                    188    383      0      0     43      0      0

DEFERRED CHARGES AND OTHER ASSETS
     Mirror CWIP asset                                    0      0      0      0      0      0      0
     Deferred plant costs                                 0      0      0      0      0      0      0
     Other non-utility investments                      134    136     41      0     69      0     24
     Prepaid benefit cost                                 0      0      0      0      0      0      0
     Income tax related regulatory assets, net            0      0      0      0      0      0      0
     Goodwill                                             0      0      0      0      0      0      0
     Deferred charges and other assets                    7      8      0      0      3      0      0
TOTAL DEFERRED CHARGES AND OTHER ASSETS                 141    144     41      0     72      0     24

TOTAL ASSETS                                            592    541     41      0    116     17     24



                                                      FRNTRA  DECCO  CSWS-I  PMI   EASTEX  ELIM,
                                                                                           RCLSS & RND
ASSETS

FIXED ASSETS
Electric
     Production                                           0      0      0      0      0      0
     Transmission                                         0      0      0      0      0      0
     Distribution                                         0      0      0      0      0      0
     General                                              0      0      0      0      0      0
     Construction work in progress                        0      0      0      0      0      0
     Nuclear fuel                                         0      0      0      0      0      0
     Total electric                                       0      0      0      0      0      0
Other Diversified                                       178      2      0      0     52      0
Total Plant                                             178      2      0      0     52      0
Less - accumulated depreciation                           0      1      0      0      0      0
NET PLANT                                               178      1      0      0     52      0

INVESTMENT IN SUBSIDIARIES                                0      0      0      0      0      0

CURRENT ASSETS
     Cash and temporary cash investments                  5      2      0      0      0      0
     Accounts Receivable                                  0     11      0      0      0   (263)
     Unrecovered fuel costs                               0      0      0      0      0      0
     Material and supplies, at average cost               0      0      0      0      0      0
     Electric utility fuel inventory, substantially
        at average cost                                   0      0      0      0      0      0
     Prepayments and other                                5      3      0      0      0     (1)
TOTAL CURRENT ASSETS                                     10     16      0      0      0   (264)

DEFERRED CHARGES AND OTHER ASSETS
     Mirror CWIP asset                                    0      0      0      0      0      0
     Deferred plant costs                                 0      0      0      0      0      0
     Other non-utility investments                        0      0      0      0      0   (136)
     Prepaid benefit cost                                 0      0      0      0      0      0
     Income tax related regulatory assets, net            0      0      0      0      0      0
     Goodwill                                             0      0      0      0      0      0
     Deferred charges and other assets                    0      0      0      0      0     (4)
TOTAL DEFERRED CHARGES AND OTHER ASSETS                   0      0      0      0      0   (140)

TOTAL ASSETS                                            188     17      0      0     52   (404)

                        CSW ENERGY, INC. AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31,1999
                                   (MILLIONS)

                                                     CSWE CON CSWE   CSWD-I  CSWD-II CSWFL  NEWGULF SWEENY  FRNTRA

CAPITALIZATION AND LIABILITIES

CAPITALIZATION
Common stock
     Common stock                                         0      0       0       0       0      0      0       0
     Paid-in-capital                                    108    111      43       0      83     11      2       0
     Retained Earnings                                   53     29       3      (4)      7      0      8       3
      Foreign currency translation and other              0      0       0       0       0      0      0       0
                                                        161    140      46      (4)     90     11     10       3

Preferred stock
     Not subject to mandatory redemption                  0      0       0       0       0      0      0       0
     Subject to mandatory redemption                      0      0       0       0       0      0      0       0
Trust Preferred Securities                                0      0       0       0       0      0      0       0
Long-term debt                                          200    200       0       0       0      0      0       0
                                                        361    340      46      (4)     90     11     10       3

CURRENT LIABILITIES
     Long-term debt and preferred stock due
          within twelve months                            0      0       0       0       0      0      0       0
      Loan notes                                          0      0       0       0       0      0      0       0
     Short-term debt                                      0      0       0       0       0      0      0       0
     Short-term debt-CSW Credit                           0      0       0       0       0      0      0       0
     Accounts Payable                                   159    194     (28)      4       0      4      4     180
     Accrued taxes                                        4    (12)      2       0       2      1     11       1
     Accrued interest                                     3      3       0       0       0      0      0       0
     Other                                                5      4       0       0       0      0      0       0
Total Current Liabilities                               171    189     (26)      4       2      5     15     181

DEFERRED CREDITS
     Accumulared deferred income taxes                   47      3      21       0      22      1     (1)      1
     Investment tax credits                               0      0       0       0       0      0      0       0
     Income tax related regulatory liabilities new        0      0       0       0       0      0      0       0
     Other                                               13      9       0       0       2      0      0       3
Total Deferred Credits                                   60     12      21       0      24      1     (1)      4

TOTAL CAPITALIZATION AND LIABILITIES                    592    541      41       0     116     17     24     188



                                                        DECCO  CSWS-I    PMI   EASTEX ELIM, RCLSS
                                                                                        & RND
CAPITALIZATION AND LIABILITIES

CAPITALIZATION
Common stock
     Common stock                                         0       0       0       0      (0)
     Paid-in-capital                                      4       0       0       0    (146)
     Retained Earnings                                   (3)      0      (1)      0      11
      Foreign currency translation and other              0       0       0       0       0
                                                          1       0      (1)      0    (135)

Preferred stock
     Not subject to mandatory redemption                  0       0       0       0       0
     Subject to mandatory redemption                      0       0       0       0       0
Trust Preferred Securities                                0       0       0       0       0
Long-term debt                                            0       0       0       0       0
                                                          1       0       0       0       0

CURRENT LIABILITIES
     Long-term debt and preferred stock due
          within twelve months                            0       0       0       0       0
      Loan notes                                          0       0       0       0       0
     Short-term debt                                      0       0       0       0       0
     Short-term debt-CSW Credit                           0       0       0       0       0
     Accounts Payable                                    15       0       1      52    (267)
     Accrued taxes                                        1       0       0       0      (2)
     Accrued interest                                     0       0       0       0       0
     Other                                                0       0       0       0       1
Total Current Liabilities                                16       0       1      52    (268)

DEFERRED CREDITS
     Accumulared deferred income taxes                    0       0       0       0       0
     Investment tax credits                               0       0       0       0       0
     Income tax related regulatory liabilities new        0       0       0       0
     Other                                                0       0       0       0      (1)
Total Deferred Credits                                    0       0       0       0      (1)

TOTAL CAPITALIZATION AND LIABILITIES                     17       0       0      52    (404)

                        CSW ENERGY, INC. AND SUBSIDIARIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (MILLIONS)



    CSWE does not prepare a consolidating statement of cash flows. Instead, a consolidated statement of cash flows is prepared which is presentedas part of the Central and South West Corporation and Subsidiaries Consolidating
                            Statement of Cash Flows.

                        CSW ENERGY, INC. AND SUBSIDIARIES
                 CONSOLIDATING STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (MILLIONS)

                                                 CSWE CON  CSWE   CSWD-I  CSWD-II CSWFL  NEWGULF  SWEENY  FRNTRA

Stockholders' Equity at beginning of year
     Common stock                                     0      0       0       0       0       0       0       0
     Paid-in-capital                                108    111      43       0      83      11       2       0
     Retained Earnings                                3    (29)      7      (4)     34      (1)      1      (1)
   Accumulated comprehensive income
      Foreign currency translation adjustment         0      0       0       0       0       0       0       0
      Unrealized gains/(losses)                       0      0       0       0       0       0       0       0
      Minimum pension liability                       0      0       0       0       0       0       0       0
      Total Accum. comprehensive income               0      0       0       0       0       0       0       0
   Total Shareholders' Equity                       111     82      50      (4)    117      10       3      (1)

1999 Changes in Stockholders' Equity
   Common stock                                       0      0       0       0       0       0       0       0
   Paid-in capital                                    0      0       0       0       0       0       0       0
   Retained earnings
      Net income for common stock                    49     25       3       0       7       2       8       4
      Dividends paid to common stockholder            0      0      (7)      0     (34)      0       0       0
      Other                                           1     33       0       0       0      (1)     (1)      0
   Accumulated comprehensive income
      Foreign currency translation adjustment         0      0       0       0       0       0       0       0
      Unrealized gains/(losses)                       0      0       0       0       0       0       0       0
      Minimum pension liability                       0      0       0       0       0       0       0       0
      Total Accum. comprehensive income               0      0       0       0       0       0       0       0
   Total Shareholders' Equity                        50     58      (4)      0     (27)      1       7       4

Stockholders' Equity at end of year
   Common stock                                       0      0       0       0       0       0       0       0
   Paid-in capital                                  108    111      43       0      83      11       2       0
   Retained earnings                                 53     29       3      (4)      7       0       8       3
   Accumulated comprehensive income
      Foreign currency translation adjustment         0      0       0       0       0       0       0       0
      Unrealized gains/(losses)                       0      0       0       0       0       0       0       0
      Minimum pension liability                       0      0       0       0       0       0       0       0
      Total Accum. comprehensive income               0      0       0       0       0       0       0       0
   Total Shareholders' Equity                       161    140      46      (4)     90      11      10       3




                                                    DECCO   CSWS-I  PMI   EASTEX ELIM, RCLASS
                                                                                   & RND
Stockholders' Equity at beginning of year
     Common stock                                     0       0      0       0      0
     Paid-in-capital                                  4       0      0       0   (146)
     Retained Earnings                               (4)      0      0       0      0
   Accumulated comprehensive income
                                                      0       0      0       0      0
      Unrealized gains/(losses)                       0       0      0       0      0
      Minimum pension liability                       0       0      0       0      0
      Total Accum. comprehensive income               0       0      0       0      0
   Total Shareholders' Equity                         0       0      0       0   (146)

1999 Changes in Stockholders' Equity
   Common stock                                       0       0      0       0      0
   Paid-in capital                                    0       0      0       0      0
   Retained earnings
      Net income for common stock                     0       0     (1)      0      1
      Dividends paid to common stockholder            0       0      0       0     41
      Other                                           1       0      0       0    (31)
   Accumulated comprehensive income
      Foreign currency translation adjustment         0       0      0       0      0
      Unrealized gains/(losses)                       0       0      0       0      0
      Minimum pension liability                       0       0      0       0      0
      Total Accum. comprehensive income               0       0      0       0      0
   Total Shareholders' Equity                         1       0     (1)      0     11

Stockholders' Equity at end of year
   Common stock                                       0       0      0       0      0
   Paid-in capital                                    4       0      0       0   (146)
   Retained earnings                                 (3)      0     (1)      0     11
   Accumulated comprehensive income
      Foreign currency translation adjustment         0       0      0       0      0
      Unrealized gains/(losses)                       0       0      0       0      0
      Minimum pension liability                       0       0      0       0      0
      Total Accum. comprehensive income               0       0      0       0      0
   Total Shareholders' Equity                         1       0     (1)      0   (135)


                    CSW INTERNATIONAL, INC. AND SUBSIDIARIES
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (MILLIONS)


                                                                                          CHILE     LATIN    INVERSIONES
                                                    CSWI                CSWI      CSW     ENERGY   AMERICAN  SOL ENERGIA  CSWI
                                                     CON       CSWI   (CAYMAN)  VALE LLC  HOLDINGS  ENERGY   CHILE LTDA. EUROPE


TOTAL OPERATING REVENUES                            1,709         0         0        0         0        0        2        0

OPERATING EXPENSES AND TAXES
    Fuel and purchased power                            0         0         0        0         0        0        0        0
    UK cost of sales                                1,134         0         0        0         0        0        0        0
    Other operating expense                           257         5         0        0         0        0        0        1
    Maintenance                                         0         0         0        0         0        0        0        0
    Depreciation & acquisition amortization           128         0         0        0         0        0        0        0
    Taxes other than income                             0         0         0        0         0        0        0        0
    Income taxes                                       (1)       (5)        0       (2)        0        0        1        0
        TOTAL OPERATING EXPENSES AND TAXES          1,518         0         0       (2)        0        0        1        1

OPERATING INCOME                                      191         0         0        2         0        0        1       (1)

OTHER INCOME AND (DEDUCTIONS)                          41         1         0        9         0        0        0        0

INCOME BEFORE INTEREST AND OTHER CHARGES              232         1         0       11         0        0        1       (1)

INTEREST AND OTHER CHARGES
    Interest on long-term debt                        104         0         0        0         0        0        0        0
    Preferred dividend requirements of subs             0         0         0        0         0        0        0        0
    Gain on reaquired preferred stock                   0         0         0        0         0        0        0        0
    Interest on short-term debt and other              15         8         0        6         0        0        0        0
        TOTAL INTEREST CHARGES                        119         8         0        6         0        0        0        0

INCOME BEFORE EXTRAORDINARY ITEM                      113        (7)        0        5         0        0        1       (1)
    Extraordinary Item - UK windfall profits tax        0         0         0        0         0        0        0        0
NET INCOME FOR COMMON STOCK                           113        (7)        0        5         0        0        1       (1)


                                                    ENERGIA
                                                       de                      CAPITAL               ELIM.
                                                       CSW     CSWI 2   CSWI 3  TRUST * SEEBOARD * RCLSS & RND

TOTAL OPERATING REVENUES                                1        0         0        0     1,705        1

OPERATING EXPENSES AND TAXES
    Fuel and purchased power                            0        0         0        0         0        0
    UK cost of sales                                    0        0         0        0     1,134        0
    Other operating expense                             0        6         0        0       245        0
    Maintenance                                         0        0         0        0         0        0
    Depreciation & acquisition amortization             0        0         0        0       127        1
    Taxes other than income                             0        0         0        0         0        0
    Income taxes                                        0      (13)        0        0        27       (9)
        TOTAL OPERATING EXPENSES AND TAXES              0       (7)        0        0     1,533       (8)

OPERATING INCOME                                        1        7         0        0       172        9

OTHER INCOME AND (DEDUCTIONS)                           0        1         0        0        39       (9)

INCOME BEFORE INTEREST AND OTHER CHARGES                1        8         0        0       211        0

INTEREST AND OTHER CHARGES
    Interest on long-term debt                          0        0         0      (35)      140       (1)
    Preferred dividend requirements of subs             0        0         0        0         0        0
    Gain on reaquired preferred stock                   0        0         0        0         0        0
    Interest on short-term debt and other               0        1         0        0         0        0
        TOTAL INTEREST CHARGES                          0        1         0      (35)      140       (1)

INCOME BEFORE EXTRAORDINARY ITEM                        1        7         0       35        71        1
    Extraordinary Item - UK windfall profits tax        0        0         0        0         0        0
NET INCOME FOR COMMON STOCK                             1        7         0       35        71        1



* SEEBOARD consists of SEEBOARD plc, SEEBOARD GROUP plc, CSW INVESTMENTS AND CSW
  (UK) FINCO. SEEBOARD and CAPITAL TRUST results were converted at a rate of pounds 1.00 = $ 1.6176

                    CSW INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 1999


                                                                                          CHILE     LATIN    INVERSIONES
                                                    CSWI                CSWI      CSW     ENERGY   AMERICAN  SOL ENERGIA  CSWI
                                                     CON       CSWI   (CAYMAN)  VALE LLC  HOLDINGS  ENERGY   CHILE LTDA. EUROPE

ASSETS

FIXED ASSETS
Electric
  Production                                              0        0        0        0        0        0         0         0
  Transmission                                            0        0        0        0        0        0         0         0
  Distribution                                        1,480        0        0        0        0        0         0         0
  General                                               339        0        0        0        0        0         0         0
  Nuclear fuel                                            0        0        0        0        0        0         0         0
        Total electric                                1,819        0        0        0        0        0         0         0
Other Diversified                                         6        3        0        4        0        0         0         0
                                                      1,825        3        0        4        0        0         0         0
Less - accumulated depreciation                         696        0        0        1        0        0         0         0
                                                      1,129        3        0        3        0        0         0         0

Investment in subsidiaries                                0      730        0        0        0        0         0         0

CURRENT ASSETS
  Cash and temporary cash investments                    97        0        0        0        2        0         2         4
  Accounts Receivable                                   268        0        0        3        0        0         0         0
  Unrecovered fuel costs                                  0        0        0        0        0        0         0         0
  Material and supplies, at average cost                 13        0        0        0        0        0         0         0
  Electric utility fuel inventory, substantially
    at average cost                                       0        0        0        0        0        0         0         0
  Prepayments and other                                  71       18       34        0        0        0         0         0
                                                        449       18       34        3        2        0         2         4

DEFERRED CHARGES AND OTHER ASSETS
Other non-utility investments                           234      311      162      203       51       11       (47)        0
  Securities available for sale                          62        0        0        0       62        0         0         0
  Prepaid Benefit Costs                                  58        0        0        0        0        0         0         0
  Goodwill                                            1,330        0        0        0        0        0         0         0
  Intercompany Notes Receivable                           0        0        0        0        0        0         0         0
Deferred charges and other assets                        29        1        0        1        0        0        16         0
                                                      1,713      312      162      204      113       11       (31)        0

TOTAL ASSETS                                          3,291    1,063      196      210      115       11       (29)        4





                                                    ENERGIA
                                                       de                      CAPITAL               ELIM.
                                                       CSW     CSWI 2   CSWI 3  TRUST * SEEBOARD * RCLSS & RND

ASSETS

FIXED ASSETS
Electric
  Production                                              0         0         0        0        0         0
  Transmission                                            0         0         0        0        0         0
  Distribution                                            0         0         0        0    1,480         0
  General                                                 0         0         0        0      339         0
  Nuclear fuel                                            0         0         0        0        0         0
        Total electric                                    0         0         0        0    1,819         0
Other Diversified                                         0         0         0        0        0        (1)
                                                          0         0         0        0    1,819        (1)
Less - accumulated depreciation                           0         1         0        0      695        (1)
                                                          0        (1)        0        0    1,124         0

Investment in subsidiaries                                0         0         0        0        0      (730)

CURRENT ASSETS
  Cash and temporary cash investments                     0         0         0       89        0         0
  Accounts Receivable                                     0        74         0        0      264       (73)
  Unrecovered fuel costs                                  0         0         0        0        0         0
  Material and supplies, at average cost                  0         0         0       13        0         0
  Electric utility fuel inventory, substantially
    at average cost                                       0         0         0        0        0         0
  Prepayments and other                                   0         3         0        0       17        (1)
                                                          0        77         0        0      383       (74)

DEFERRED CHARGES AND OTHER ASSETS
Other non-utility investments                             2       490         0        0       44      (993)
  Securities available for sale                           0         0         0        0        0         0
  Prepaid Benefit Costs                                   0         0         0        0       58         0
  Goodwill                                                0         0         0        0    1,330         0
  Intercompany Notes Receivable                           0         0         0      465        0      (465)
Deferred charges and other assets                         0        11         0        0        0         0
                                                          2       501         0      465    1,432    (1,458)

TOTAL ASSETS                                              2       577         0      465    2,939    (2,262)



* SEEBOARD consists of SEEBOARD plc, SEEBOARD GROUP plc, CSW INVESTMENTS and CSW
  (UK) FINCO. SEEBOARD and CAPITAL TRUST results were converted at a rate of pounds 1.00 = $ 1.6182

                    CSW INTERNATIONAL, INC. AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 1999
                                   (MILLIONS)

                                                                                          CHILE     LATIN    INVERSIONES
                                                    CSWI                CSWI      CSW     ENERGY   AMERICAN  SOL ENERGIA  CSWI
                                                     CON       CSWI   (CAYMAN)  VALE LLC  HOLDINGS  ENERGY   CHILE LTDA. EUROPE

CAPITALIZATION AND LIABILITIES

CAPITALIZATION
Common stock
    Common stock                                          0        0         0        0        0        0         0         0
    Paid-in-capital                                     829      829       149      149      114       11         0         0
    Retained earnings                                   271      (20)       13       17        0        0         1        (1)
    Foreign currency translation and other              (14)       0        0         0        0        0       (31)        0
                                                      1,086      809       162      166      114       11       (30)
Preferred stock
  Not subject to mandatory redemption                     0        0         0        0        0        0         0         0
  Subject to mandatory redemption                         0        0         0        0        0        0         0         0
Long-term debt                                        1,176        0         0        0        0        0         0         0
                                                      2,262      809       162      166      114       11       (30)       (1)

CURRENT LIABILITIES
  Long-term debt and preferred stock due
    within twelve months                                  0        0         0        0        0        0         0         0
  Loan notes                                             24        0         0        0        0        0         0         0
  Short-term debt                                         0        0         0        0        0        0         0         0
  Short-term debt-CSW Credit                              0        0         0        0        0        0         0         0
  Accounts payable                                      448      254        34       34        0        0         0         0
  Accrued taxes                                          91       (6)        0       10        1        0         1         0
  Accrued interest                                       28        0         0        0        0        0         0         0
  Other                                                  55        0         0        0        0        0         0         0
                                                        646      248        34       44        1        0         1         0

DEFERRED CREDITS
  Accumulated deferred income taxes                     294        0         0        0        0        0         0         0
  Investment tax credits                                  0        0         0        0        0        0         0         0
  Income tax related regulatory liabilities, net          0        0         0        0        0        0         0         0
  Other                                                  89        6         0        0        0        0         0         5
                                                        383        6         0        0        0        0         0         5

TOTAL CAPITALIZATION AND LIABILITIES                  3,291    1,063       196      210      115       11       (29)        4


                                                    ENERGIA
                                                       de                      CAPITAL               ELIM.
                                                       CSW     CSWI 2   CSWI 3  TRUST * SEEBOARD * RCLSS & RND

CAPITALIZATION AND LIABILITIES

CAPITALIZATION
Common stock
    Common stock                                          0        0         0        0        0         0
    Paid-in-capital                                       0      836         0      372      793    (2,424)
    Retained earnings                                     2     (299)        0       93     (325)      790
    Foreign currency translation and other(14)            0        0         0        0       17
                                                          2      537         0      465      468    (1,617)
Preferred stock
  Not subject to mandatory redemption                     0        0         0        0        0         0
  Subject to mandatory redemption                         0        0         0        0        0         0
Long-term debt                                            0        0         0        0    1,641      (465)
                                                          2      537         0      465    2,109    (2,082)

CURRENT LIABILITIES
  Long-term debt and preferred stock due
    within twelve months                                  0        0         0        0        0         0
  Loan notes                                              0        0         0        0       24         0
  Short-term debt                                         0        0         0        0        0         0
  Short-term debt-CSW Credit                              0        0         0        0        0         0
  Accounts payable                                        0      (17)        0        0      267      (124)
  Accrued taxes                                           0       56         0        0       29         0
  Accrued interest                                        0        1         0        0       28        (1)
  Other                                                   0        0         0        0       56        (1)
                                                          0       40         0        0      404      (126)

DEFERRED CREDITS
  Accumulated deferred income taxes                       0        0         0        0      294         0
  Investment tax credits                                  0        0         0        0        0         0
  Income tax related regulatory liabilities, net          0        0         0        0        0
  Other                                                   0        0         0        0      133       (55)
                                                          0        0         0        0      427       (55)

TOTAL CAPITALIZATION AND LIABILITIES                      2      577         0      465    2,940    (2,263)


* SEEBOARD consists of SEEBOARD plc, SEEBOARD GROUP plc, CSW INVESTMENTS and CSW
  (UK) FINCO. SEEBOARD and CAPITAL TRUST results were converted at a rate of pounds 1.00 = $ 1.6182

                    CSW INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (MILLIONS)

                                                                              CHILE     LATIN    INVERSIONES
                                                            CSWI      CSW     ENERGY    AMERICAN SOL ENERGIA   CSWI
                                                  CSWI CON   CSWI  (CAYMAN)  VALE LLC  HOLDINGS  ENERGY   CHILE LTDA.  EUROPE

OPERATING ACTIVITIES
Net Income                                            113       0     NA       NA         NA       NA          NA        NA
Non-cash items included in net income
  Depreciation & amortization                         128       0     NA       NA         NA       NA          NA        NA
  Deferred income taxes and investment tax credits     30       1     NA       NA         NA       NA          NA        NA
  Preferred stock dividends                             0       0     NA       NA         NA       NA          NA        NA
  Gain on reacquired preferred stock                    0       0     NA       NA         NA       NA          NA        NA
  Charges for investments and assets                    0       0     NA       NA         NA       NA          NA        NA
  Extraordinary loss                                    0       0     NA       NA         NA       NA          NA        NA
  Gain on sale of investments                           0       0     NA       NA         NA       NA          NA        NA
Change in Assets and Liabilities
       Accounts receivable                            (74)     (2)    NA       NA         NA       NA          NA        NA
       Accounts payable                              (102)      0     NA       NA         NA       NA          NA        NA
       Accrued taxes                                    2       3     NA       NA         NA       NA          NA        NA
       Fuel recovery                                    0       0     NA       NA         NA       NA          NA        NA
       Fuel inventory                                   0       0     NA       NA         NA       NA          NA        NA
       Undistributed earnings                           0       0     NA       NA         NA       NA          NA        NA
       Other                                            9       6     NA       NA         NA       NA          NA        NA
                                                      106       8     NA       NA         NA       NA          NA        NA

INVESTING ACTIVITIES
  Construction expenditures                          (132)      0     NA       NA         NA       NA          NA        NA
  CSWE/CSWI non-SEEBOARD projects                      (9)     (9)    NA       NA         NA       NA          NA        NA
  Cash proceeds from sale of investments                0       0     NA       NA         NA       NA          NA        NA
  Equity investments in subsidiaries                  (21)      0     NA       NA         NA       NA          NA        NA
  Other                                                 6       0     NA       NA         NA       NA          NA        NA
                                                     (156)     (9)    NA       NA         NA       NA          NA        NA

FINANCING ACTIVITIES
  Common stock sold                                     0       0     NA       NA         NA       NA          NA        NA
  Capital contributions                                 0       0     NA       NA         NA       NA          NA        NA
  Proceeds from issuance of long-term debt            108       0     NA       NA         NA       NA          NA        NA
  Reacquisition/Retirement of long-term debt            0       0     NA       NA         NA       NA          NA        NA
  Redemption of preferred stock                         0       0     NA       NA         NA       NA          NA        NA
  Trust preferred securities sold                       0       0     NA       NA         NA       NA          NA        NA
  Special deposits for reacquisitions of LT debt        0             NA       NA         NA       NA          NA        NA
  Other financing activities                          (43)      0     NA       NA         NA       NA          NA        NA
  Change in short-term debt                             4       4     NA       NA         NA       NA          NA        NA
  Payment of dividends                                  0       0     NA       NA         NA       NA          NA        NA
                                                       69       4     NA       NA         NA       NA          NA        NA

Effect of exchange rate changes on cash and
  cash equivalents                                     (3)      0     NA       NA         NA       NA          NA        NA

Net change in cash and cash equivalents                16       3     NA       NA         NA       NA          NA        NA
Cash and cash equivalents at beg of yr                 81       0     NA       NA         NA       NA          NA        NA
Cash and cash equivalents at end of yr                 97       3     NA       NA         NA       NA          NA        NA

SUPPLEMENTAL INFORMATION
Interest paid less amounts capitalized                152      14     NA       NA         NA       NA          NA        NA
Income taxes paid                                     (17)     (3)    NA       NA         NA       NA          NA        NA


                                                  ENERGIA                   CAPITAL              ELIM RCLSS.
                                                   de CSW    CSWI 2  CSWI 3  TRUST    SEEBOARD *  & RND

OPERATING ACTIVITIES
Net Income                                            NA        7      0       35         71        0
Non-cash items included in net income
  Depreciation & amortization                         NA        0      0        0        127        1
  Deferred income taxes and investment tax credits    NA        0      0        0         28        1
  Preferred stock dividends                           NA        0      0        0          0        0
  Gain on reacquired preferred stock                  NA        0      0        0          0        0
  Charges for investments and assets                  NA        0      0        0          0        0
  Extraordinary loss                                  NA        0      0        0          0        0
  Gain on sale of investments                         NA        0      0        0          0        0
Change in Assets and Liabilities
       Accounts receivable                            NA      (10)     0        0        (61)      (1)
       Accounts payable                               NA      (54)     0        0        (48)       0
       Accrued taxes                                  NA       14      0        0        (15)       0
       Fuel recovery                                  NA        0      0        0          0        0
       Fuel inventory                                 NA        0      0        0          0        0
       Undistributed earnings                         NA        0      0        0          0        0
       Other                                          NA       43      0        0          9      (49)
                                                      NA        0      0       35        111      (48)


INVESTING ACTIVITIES
  Construction expenditures                           NA        0       0       0       (132)       0
  CSWE/CSWI non-SEEBOARD projects                     NA        0       0       0          0        0
  Cash proceeds from sale of investments              NA        0       0       0          0        0
  Equity investments in subsidiaries                  NA        0       0       0        (21)       0
  Other                                               NA        0       0       0          6        0
                                                      NA        0       0       0       (147)       0


FINANCING ACTIVITIES
  Common stock sold                                   NA        0       0       0          0        0
  Capital contributions                               NA        0       0       0          0        0
  Proceeds from issuance of long-term debt            NA        0       0       0        107        1
  Reacquisition/Retirement of long-term debt          NA        0       0       0          0        0
  Redemption of preferred stock                       NA        0       0       0          0        0
  Trust preferred securities sold                     NA        0       0       0          0        0
  Special deposits for reacquisitions of LT debt      NA        0       0       0          0        0
  Other financing activities                          NA        0       0     (35)         0       (8)
  Change in short-term debt                           NA        0       0       0         (7)       7
  Payment of dividends                                NA        0       0       0        (49)      49
                                                      NA        0       0     (35)        51       49


Effect of exchange rate changes on cash and
  cash equivalents                                   NA         0       0       0         (2)      (1)


Net change in cash and cash equivalents              NA         0       0       0         13        0
Cash and cash equivalents at beg of yr               NA       (58)      0       0         76       63
Cash and cash equivalents at end of yr               NA       (58)      0       0         89       63


SUPPLEMENTAL INFORMATION
Interest paid less amounts capitalized               NA         0       0       0        137        1
Income taxes paid                                    NA         0       0       0        (14)       0


* SEEBOARD consists of SEEBOARD plc, SEEBOARD GROUP plc, CSW INVESTMENTS and CSW
 (UK) FINCO.

                    CSW INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONSOLIDATING STATEMENT OF SHAREHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (MILLIONS)


                                                                                              CHILE    LATIN
                                                        CSWI                CSWI       CSW    ENERGY  AMERICAN  INVERSIONES CSWI
                                                        CON      CSWI     (CAYMAN)  VALE LLC HOLDINGS  ENERGY   SOL ENERGIA EUROPE


Stockholders' Equity at beginning of year
    Common stock                                          0         0         0        0         0         0         0         0
    Paid-in-capital                                     829       829        80       80       111        11         0         0
    Retained earnings                                   158       (29)        0       12         3         0         0         0
   Accumulated comprehensive income
      Foreign currency translation adjustments           34         0         0        0        (8)        0         0         0
      Unrealized gains/(losses)                         (20)        0         0        0       (20)        0         0         0
      Minimum pension liability                           0         0         0        0         0         0         0         0
      Total Accum. comprehensive income                  14         0         0        0       (28)        0         0         0
   Total Shareholders' Equity                         1,001       800        80       92        86        11         0         0


1999 Changes in Stockholders' Equity
   Common stock                                           0         0         0        0         0         0         0         0
   Paid-in capital                                        0         0        69       69         0         0         0         0
   Retained earnings
      Net income for common stock                       113        (7)        0        5         0         0         1        (1)
      Dividends paid to common stockholders               0         0         0        0         0         0         0         0
      Other                                               0        16        13        0         0         0         0         0
   Accumulated comprehensive income
      Foreign currency translation adjustme             (28)        0         0        0         8         0       (11)        0
      Unrealized gains/(losses)                           0         0         0        0        20         0       (20)        0
      Minimum pension liability                           0         0         0        0         0         0         0         0
      Total Accum. comprehensive income                 (28)        0         0        0        28         0       (31)        0
   Total Shareholders' Equity                            85         9        82       74        28         0       (30)       (1)


Stockholders' Equity at end of year
   Common stock                                           0         0         0        0         0         0         0         0
   Paid-in capital                                      829       829       149      149       111        11         0         0
   Retained earnings                                    271       (20)       13       17         3         0         1        (1)
   Accumulated comprehensive income
      Foreign currency translation adjustment             6         0         0        0         0         0       (11)        0
      Unrealized gains/(losses)                         (20)        0         0        0         0         0       (20)        0
      Minimum pension liability                           0         0         0        0         0         0         0         0
      Total Accum. comprehensive income                 (14)        0         0        0         0         0       (31)        0
   Total Shareholders' Equity                         1,086       809       162      166       114        11       (30)       (1)


                                                                                                         ELIM.
                                                     ENERGIA                      CAPITAL                RCLSS &
                                                      DE CSW   CSWI 2    CSWI 3    TRUST    SEEBOARD *   RND


Stockholders' Equity at beginning of year
    Common stock                                          0         0         0        0         0         0
    Paid-in-capital                                       0       836         0      372       793    (2,283)
    Retained earnings                                     1      (377)        0       68      (347)      827
   Accumulated comprehensive income
      Foreign currency translation adjustments            0         0         0        0         0        42
      Unrealized gains/(losses)                           0         0         0        0         0         0
      Minimum pension liability                           0         0         0        0         0         0
      Total Accum. comprehensive income                   0         0         0        0         0        42
   Total Shareholders' Equity                             1       459         0      440       446    (1,414)


1999 Changes in Stockholders' Equity
   Common stock                                           0         0         0        0         0         0
   Paid-in capital                                        0         0         0        0         0      (138)
   Retained earnings
      Net income for common stock                         1         7         0       35        71         1
      Dividends paid to common stockholders               0         0         0        0       (49)       49
      Other                                               0        71         0      (10)        0       (90)
   Accumulated comprehensive income
      Foreign currency translation adjustments            0         0         0        0         0       (25)
      Unrealized gains/(losses)                           0         0         0        0         0         0
      Minimum pension liability                           0         0         0        0         0         0
      Total Accum. comprehensive income                   0         0         0        0         0       (25)
   Total Shareholders' Equity                             1        78         0       25        22      (203)


Stockholders' Equity at end of year
   Common stock                                           0         0         0        0         0         0
   Paid-in capital                                        0       836         0      372       793    (2,421)
   Retained earnings                                      2      (299)        0       93      (325)      787
   Accumulated comprehensive income
      Foreign currency translation adjustments            0         0         0        0         0        17
      Unrealized gains/(losses)                           0         0         0        0         0         0
      Minimum pension liability                           0         0         0        0         0         0
      Total Accum. comprehensive income                   0         0         0        0         0        17
   Total Shareholders' Equity                             2       537         0      465       468    (1,617)



* SEEBOARD consists of SEEBOARD plc, SEEBOARD GROUP plc, CSW INVESTMENTS and CSW
 (UK) FINCO.

                             C3 COMMUNICATIONS, INC.
                        CONSOLIDATING STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (MILLIONS)

                                                                      CSWC                SW               ELIM.
                                                        CSW SW   TELECHOICE CSWC TEL   TELECH    CSW/CG   RCLSS &
                                      C3 CON   C3 COMM  HOLD INC       INC  MGMT INC   MGMT LLC  CHCCM LP   RND

OPERATING REVENUES                         6         6        0         0        0         0        0        0

OPERATING EXPENSES AND TAXES
   Fuel and purchased power                0         0        0         0        0         0        0        0
   UK Cost of sales                        0         0        0         0        0         0        0        0
   Other operating expense                19        19        0         0        0         0        0        0
   Maintenance                             0         0        0         0        0         0        0        0
   Depreciation and amortization           3         3        0         0        0         0        0        0
   Taxes, other than income                1         1        0         0        0         0        0        0
   Income taxes                           (8)       (8)       0         0        0         0        0        0
      TOTAL OPERATING EXPENSES AND TAXES  15        15        0         0        0         0        0        0

OPERATING INCOME                          (9)       (9)       0         0        0         0        0        0


OTHER INCOME AND (DEDUCTIONS)              0         0        0         0        0         0        0        0

INCOME BEFORE INTEREST AND OTHER CHARGES  (9)       (9)       0         0        0         0        0        0

INTEREST AND OTHER CHARGES
   Interest on long-term debt              0         0        0         0        0         0        0        0
   Preferred dividend requirements of subs 0         0        0         0        0         0        0        0
   Loss on reacquired preferred stock      0         0        0         0        0         0        0        0
   Interest on short-term debt and other   4         4        0         0        0         0        0        0
       TOTAL INTEREST CHARGES              4         4        0         0        0         0        0        0

INCOME BEFORE EXTRAORDINARY ITEM         (13)      (13)       0         0        0         0        0        0
   Extraordinary Item                      0         0        0         0        0         0        0        0
   Preferred Stock Dividends               0         0        0         0        0         0        0        0
NET INCOME FOR COMMON STOCK              (13)      (13)       0         0        0         0        0        0

                             C3 COMMUNICATIONS, INC.
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 1999
                                   (millions)

                                                                           CSWC                   SW                    ELIM.
                                                              CSW SW     TELECHOICE   CSWC TEL    TELECH    CSW/CG     RCLSS &
                                      C3 CON       C3 COMM    HOLD INC         INC    MGMT INC    MGMT LLC  CHCCM LP    RND
ASSETS

FIXED ASSETS
Electric
   Production                              0          0           0          0          0           0          0           0
   Transmission                            0          0           0          0          0           0          0           0
   Distribution                            0          0           0          0          0           0          0           0
   General                                 0          0           0          0          0           0          0           0
   Construction work in progress           0          0           0          0          0           0          0           0
   Nuclear fuel                            0          0           0          0          0           0          0           0
       Total Electric                      0          0           0          0          0           0          0           0
Other diversified                         65         65           0          0          0           0          0           0
                                          65         65           0          0          0           0          0           0
Less - accumulated depreciation            4          4           0          0          0           0          0           0
                                          61         61           0          0          0           0          0           0

INVESTMENTS IN SUBSIDIARIES                0          0           0          0          0           0          0           0

CURRENT ASSETS
   Cash and temporary cash investments     0          0           0          0          0           0          0           0
   Accounts receivable                     1          1           0          0          0           0          0           0
   Under-recovered fuel costs              0          0           0          0          0           0          0           0
   Material and supplies, at average cost  0          0           0          0          0           0          0           0
   Electric utility fuel inventory         0          0           0          0          0           0          0           0
   Prepayments and other                   1          1           0          0          0           0          0           0
                                           2          2           0          0          0           0          0           0

DEFERRED CHARGES AND OTHER ASSETS
   Mirror CWIP asset                       0          0           0          0          0           0          0           0
   Deferred plant costs                    0          0           0          0          0           0          0           0
   Equity and other investment             3          3           0          0          0           0          0           0
   Prepaid benefit cost                    0          0           0          0          0           0          0           0
   Income tax related regulatory assets,
    net                                    0          0           0          0          0           0          0           0
   Goodwill                                0          0           0          0          0           0          0           0
   Deferred charges and other assets       1          1           0          0          0           0          0           0
                                           4          4           0          0          0           0          0           0

                                          67         67           0          0          0           0          0           0

                             C3 COMMUNICATIONS, INC.
                           CONSOLIDATING BALANCE SHEET
                             AS OF DECEMBER 31, 1999
                                   (MILLIONS)

                                                                      CSWC                SW               ELIM.
                                                        CSW SW   TELECHOICE CSWC TEL   TELECH    CSW/CG   RCLSS &
                                      C3 CON   C3 COMM  HOLD INC       INC  MGMT INC   MGMT LLC  CHCCM LP   RND
CAPITALIZATION AND LIABILITIES

CAPITALIZATION
Common Stock
   Common stock                         0          0         0         0         0         0         0        0
   Paid-in-capital                      0          0         0         0         0         0         0        0
   Retained earnings                  (32)       (32)        0         0         0         0         0        0
   Foreign currency translation and
    other                               0          0         0         0         0         0         0        0
                                      (32)       (32)        0         0         0         0         0        0
Preferred Stock
   Not subject to mandatory redemption  0          0         0         0         0         0         0        0
   Subject to mandatory redemption      0          0         0         0         0         0         0        0
Trust Preferred Securities              0          0         0         0         0         0         0        0
Long-term debt                          0          0         0         0         0         0         0        0
                                      (32)       (32)        0         0         0         0         0        0

CURRENT LIABILITIES
   Long-term debt and preferred stock due
     within twelve months               0          0         0         0         0         0         0        0
   Loan notes                           0          0         0         0         0         0         0        0
   Short-term debt                      0          0         0         0         0         0         0        0
   Short-term debt--CSW Credit          0          0         0         0         0         0         0        0
   Accounts payable                    93         93         0         0         0         0         0        0
   Accrued taxes                       (1)        (1)        0         0         0         0         0        0
   Accrued interest                     0          0         0         0         0         0         0        0
   Other                                5          5         0         0         0         0         0        0
                                       97         97         0         0         0         0         0        0

DEFERRED CREDITS
   Accumulated deferred income taxes    2          2         0         0         0         0         0        0
   Investment tax credits               0          0         0         0         0         0         0        0
   Income tax related regulatory
    liabilities, net                    0          0         0         0         0         0         0        0
   Other                                0          0         0         0         0         0         0        0
                                        2          2         0         0         0         0         0        0

                                       67         67         0         0         0         0         0        0

                             C3 COMMUNICATIONS, INC.
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (MILLIONS)

                                                                                     CSWC                SW               ELIM.
                                                                        CSW SW   TELECHOICE CSWC TEL   TELECH    CSW/CG   RCLSS &
                                                     C3 CON   C3 COMM  HOLD INC       INC   MGMT INC   MGMT LLC  CHCCM LP   RND
OPERATING ACTIVITIES
Net income                                            (13)      (13)       0           0         0         0         0       0
Non-cash items included in net income
    Depreciation and amortization                       3         3        0           0         0         0         0       0
    Deferred income taxes and investment
         tax credits                                   (1)       (1)       0           0         0         0         0       0
    Preferred stock dividends                           0         0        0           0         0         0         0       0
    Gain on reacquired preferred stock                  0         0        0           0         0         0         0       0
    Gain on sale of investments                         0         0        0           0         0         0         0       0
    Charges for investments and assets                  0         0        0           0         0         0         0       0
Changes in assets and liabilities                       0         0        0           0         0         0         0       0
    Accounts receivable                                 2         2        0           0         0         0         0       0
    Accounts payable                                    4         4        0           0         0         0         0       0
    Accrued taxes                                      (2)       (2)       0           0         0         0         0       0
    Fuel recovery                                       0         0        0           0         0         0         0       0
    Undistributed earnings                              0         0        0           0         0         0         0       0
Other                                                  (2)       (2)       0           0         0         0         0       0
                                                       (9)       (9)       0           0         0         0         0       0

INVESTING ACTIVITIES
    Construction expenditures                         (28)      (28)       0           0         0         0         0       0
    Acquisition expenditures                            0         0        0           0         0         0         0       0
    CSWE/CSWI non-SEEBOARD projects                     0         0        0           0         0         0         0       0
    Sale of National Grid assets                        0         0        0           0         0         0         0       0
    Cash proceeds from sale of subsidiary               0         0        0           0         0         0         0       0
    Other                                              (1)       (1)       0           0         0         0         0       0
                                                      (29)      (29)       0           0         0         0         0       0

FINANCING ACTIVITIES
    Common stock sold                                   0         0        0           0         0         0         0       0
    Capital contributions                               0         0        0           0         0         0         0       0
    Proceeds from issuance of long-term debt            0         0        0           0         0         0         0       0
    SEEBOARD acquisition financing                      0         0        0           0         0         0         0       0
    Trust preferred securities sold                     0         0        0           0         0         0         0       0
    Redemption of preferred stock                       0         0        0           0         0         0         0       0
    Reacquisition/Retirement of long-term debt          0         0        0           0         0         0         0       0
    Other financing activities                          0         0        0           0         0         0         0       0
    Change in short-term debt                          38        38        0           0         0         0         0       0
    Payment of dividends                                0         0        0           0         0         0         0       0
                                                       38        38        0           0         0         0         0       0

Effect of exchange rate changes on
    cash and cash equivalents                           0         0        0           0         0         0         0       0

Net change in cash and cash equivalents                 0         0        0           0         0         0         0       0
Cash and cash equivalents at beginning of year          0         0        0           0         0         0         0       0
Cash and cash equivalents at end of year                0         0        0           0         0         0         0       0

SUPPLEMENTAL INFORMATION
    Interest paid less amounts capitalized              0         0        0           0         0         0         0       0
    Income taxes paid                                  (5)       (5)       0           0         0         0         0       0

                             C3 COMMUNICATIONS, INC.
                 CONSOLIDATING STATEMENT OF STOCKHOLDERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (MILLIONS)


                                                                                     CSWC                SW               ELIM.
                                                                        CSW SW   TELECHOICE CSWC TEL   TELECH    CSW/CG   RCLSS &
                                                     C3 CON   C3 COMM  HOLD INC       INC   MGMT INC   MGMT LLC  CHCCM LP   RND


Stockholders' Equity at beginning of year
   Common stock                                         0          0        0          0          0        0        0          0
   Paid-in capital                                      0          0        0          0          0        0        0          0
   Retained earnings                                  (19)       (19)       0          0          0        0        0          0
   Accumulated comprehensive income
      Foreign currency translation adjustment           0          0        0          0          0        0        0          0
      Unrealized gains/(losses)                         0          0        0          0          0        0        0          0
      Minimum pension liability                         0          0        0          0          0        0        0          0
      Total Accum. comprehensive income                 0          0        0          0          0        0        0          0
   Total Shareholders' Equity                         (19)       (19)       0          0          0        0        0          0


1999 Changes in Stockholders' Equity
   Common stock                                         0          0        0          0          0        0        0          0
   Paid-in capital                                      0          0        0          0          0        0        0          0
   Retained earnings                                    0          0        0          0          0        0        0          0
      Net income for common stock                     (13)       (13)       0          0          0        0        0          0
      Dividends paid to common stockholders             0          0        0          0          0        0        0          0
      Other                                             0          0        0          0          0        0        0          0
   Accumulated comprehensive income
      Foreign currency translation adjustment           0          0        0          0          0        0        0          0
      Unrealized gains/(losses)                         0          0        0          0          0        0        0          0
      Minimum pension liability                         0          0        0          0          0        0        0          0
      Total Accum. comprehensive income                 0          0        0          0          0        0        0          0
   Total Shareholders' Equity                         (13)       (13)       0          0          0        0        0          0


Stockholders' Equity at end of year
   Common stock                                         0          0        0          0          0        0        0          0
   Paid-in capital                                      0          0        0          0          0        0        0          0
   Retained earnings                                  (32)       (32)       0          0          0        0        0          0
   Accumulated comprehensive income
      Foreign currency translation adjustment           0          0        0          0          0        0        0          0
      Unrealized gains/(losses)                         0          0        0          0          0        0        0          0
      Minimum pension liability                         0          0        0          0          0        0        0          0
      Total Accum. comprehensive income                 0          0        0          0          0        0        0          0
   Total Shareholders' Equity                         (32)       (32)       0          0          0        0        0          0

EXHIBITS

    Exhibit A  Annual Reports Incorporated by Reference
               The annual reports for CSW (File No. 1-1443), CPL (File No. 0-346), PSO (File No. 0-343), SWEPCO (File No. 1-3146), and WTU (File No. 0-340) are incorporated herein by reference to their combined annual report on Form 10-K ("Combined Form 10-K") for the year ended December 31, 1999.

    Exhibit B

              CSW

B-1.1 Second Restated Certificate of Incorporation of the Corporation (incorporated herein by reference to Exhibit 3(a) to the 1990 CSW annual report on Form 10-K File No. 1-1443).

B-1.2 Certificate of Amendment to Second Restated Certificate of Incorporation of the Corporation (incorporated herein by reference to Item 10, Exhibit B-1.2 to the 1993 CSW annual report on Form
              U5S).

B-1.3 Bylaws of CSW, as amended January 20, 1999, (incorporated herein by reference to Exhibit 3.2 to CSW's 1998 Form 10-K, File No. 1-1443).

B-1.4 Rights Agreement dated as of December 22, 1997 between CSW and Central and South West Services, Inc., as Rights Agent
              (incorporated herein by reference to Exhibit 1 to CSW Form 8-A/A dated March 19, 1998, File No. 1-1443).

              CPL

B-2.1 Restated Articles of Incorporation Without Amendment, Articles of Correction to Restated Articles of Incorporation Without
              Amendment, Articles of Amendment to Restated Articles of Incorporation, Statements of Registered Office and/or Agent (3), and Articles of Amendment to the Articles of Incorporation
              (incorporated herein by reference to Exhibit 3.1 to CPL's Form 10-Q for the quarterly period ended March 31, 1997).

B-2.2 Bylaws of CPL, as amended (incorporated herein by reference to Exhibit 3.1 to CPL's Form 10-Q dated September 30, 1996, File No. 0-346).

              PSO

B-3.1 Restated Certificate of Incorporation of PSO (incorporated herein by reference to Exhibit B-3.1 of CSW's 1996 Form U5S, File No. 1-1443).

B-3.2 Bylaws of PSO, as amended (incorporated herein by reference to Exhibit B-3.1 of PSO's Form 10-Q, dated March 31, 1998, File No. 0-343).

              SWEPCO

B-4.1 Restated Certificate of Incorporation, as amended through May 6, 1997, including Certificate of Amendment of Restated Certificate of Incorporation (both incorporated herein by reference to Exhibit
              3.4 to SWEPCO's Form 10-Q dated March 31, 1997, File No. 1-3146).

B-4.2 Bylaws of SWEPCO, as amended (incorporated herein by reference to Exhibit 3.3 to SWEPCO's Form 10-Q dated September 30, 1996, File No. 1-3146).

              WTU

B-5.1 Restated Articles of Incorporation, as amended, and Articles of Amendment to the Articles of Incorporation (both incorporated herein by reference to Exhibit 3.5 to WTU's March 31, 1997 Form 10-Q, File No. 0-340).

B-5.2 Bylaws of WTU, as amended (incorporated herein by reference to Exhibit 3.4 to WTU's Form 10-Q dated September 30, 1996, File No. 0-340).

              CSWS

B-7.1 Articles of Amendment to the Articles of Incorporation (incorporated herein by reference to Item 9, Exhibit B-7.1 of the 1987 Central and South West Corporation annual report on Form
              U5S).

B-7.2 By-laws, as amended of CSWS (incorporated herein by reference to Item 10, Exhibit B-7.2 of the 1993 Central and South West Corporation annual report on Form U5S).

              CSWE

B-8.1 Articles of Amendment to the Articles of Incorporation (incorporated herein by reference to Item 9, Exhibit B-9.1 of the 1987 Central and South West Corporation annual report on Form
              U5S).

B-8.2 By-laws (incorporated herein by reference to Item 9, Exhibit B-9.2 of the 1987 Central and South West Corporation annual report on Form U5S).

              CSWL

B-9.1 Articles of Incorporation (incorporated herein by reference to Item 9, Part VI of the 1984 Central and South West Corporation annual report on Form U5S).

B-9.2 By-laws (incorporated herein by reference to Item 9, Part VI of the 1983 Central and South West Corporation annual report on Form
              U5S).

              CREDIT

B-10.1 Articles of Incorporation (incorporated herein by reference to Item 9, Part VI of the 1985 Central and South West Corporation annual report on Form U5S).

B-10.2 By-laws (incorporated herein by reference to Item 9, Exhibit B-11.2 of the 1987 Central and South West Corporation annual report on Form U5S).

              COMM

B-11.1 Certificate of Incorporation, (incorporated herein by reference to Item 10, Exhibit B-11.1 of the 1994 Central and South West Corporation annual report on Form U5S).

B-11.2 By-laws, (incorporated herein by reference to Item 10, Exhibit B-11.2 of the 1994 Central and South West Corporation annual report on Form U5S).

              CSWI

B-12.1 Certificate of Incorporation, (incorporated herein by reference to Item 10, Exhibit B-12.1 of the 1994 Central and South West Corporation annual report on Form U5S).

B-12.2 By-laws, (incorporated herein by reference to Item 10, Exhibit B-12.2 of the 1994 Central and South West Corporation annual report on Form U5S).

              ENERSHOP

B-13.1 Certificate of Incorporation, (incorporated herein by reference to Item 10, Exhibit B-13.1 of the 1995 Central and South West Corporation annual report on Form U5S).

B-13.2 By-laws, (incorporated herein by reference to Item 10, Exhibit B-13.2 of the 1995 Central and South West Corporation annual report on Form U5S).

              SEEBOARD plc

B-14.1 Articles of Association, (incorporated herein by reference to Item 10, Exhibit B-14.1 of the 1997 Central and South West Corporation Annual Report on Form U5S).

B-14.2 Memorandum of Association, (incorporated herein by reference to Item 10, Exhibit B-14.2 of the 1997 Central and South West Corporation Annual Report on Form U5S).

              ESI

B-15.1 Certificate of Incorporation, (incorporated herein by reference to Item 10, Exhibit B-15.2 of the 1998 Central and South West Corporation annual report on Form U5S).

B-15.2 By-laws, (incorporated herein by reference to Item 10, Exhibit B-15.2 of the 1997 Central and South West Corporation annual report on Form U5S).


    Exhibit C

            CPL

     C-1.1
        (a) Indenture of mortgage or deed of trust date November 1, 1943, executed by CPL to the First National Bank of Chicago and Robert L. Grinnell as trustee, as amended through October 1, 1977, (incorporated herein by reference to Exhibit 5.01 in File No. 2-60712).

        (b) Supplemental Indentures to the First Mortgage Indenture:

       Dated                File Reference                  Exhibit

       September 1, 1978    2-62271                         2.02
       December 15, 1984    Form U-1, No. 70-7003           17
       July 1, 1985         2-98944                         4 (b)
       May 1, 1986          Form U-1, No. 70-7236           4
       November 1, 1987     Form U-1, No. 70-7249           4
       June 1, 1988         Form U-1, No. 70-7520           2
       December 1, 1989     Form U-1, No. 70-7721           3
       March 1, 1990        Form U-1, No. 70-7725           10
       October 1, 1992      Form U-1, No. 70-8053           10 (a)
       December 1, 1992     Form U-1, No. 70-8053           10 (b)
       February 1, 1993     Form U-1, No. 70-8053           10 (c)
       April 1, 1993        Form U-1, No. 70-8053           10 (d)
       May 1, 1994          Form U-1, No. 70-8053           10 (e)
       July 1, 1995         Form U-1, No. 70-8053           10 (f)

        (c) CPL-obligated,   mandatorily   redeemable  preferred  securities  of
            subsidiary trust holding solely Junior Subordinated Debentures of CPL.

        (c.1) Indenture, dated as of May 1, 1997, between CPL and the Bank of New York, as Trustee (incorporated herein by reference to Exhibit
            4.1 of CPL's March 31, 1997 Form 10-Q, File No. 0-346).
        (c.2) First Supplemental Indenture, dated as of May 1, 1997, between CPL and the Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.2 of CPL's March 31, 1997 Form 10-Q, File No. 0-346).
        (c.3) Amended and Restated Trust Agreement of CPL Capital I, dated as of
            May 1, 1997, among CPL, as Depositor; the Bank of New York, as Property Trustee; the Bank of New York (Delaware), as Delaware Trustee; and the Administrative Trustee (incorporated herein by reference to Exhibit 4.3 of CPL's March 31, 1997 Form 10-Q, File No. 0-346).
        (c.4) Guarantee Agreement, dated as of May 1, 1997, delivered by CPL for the benefit of the holders of CPL Capital I's Preferred Securities (incorporated herein by reference to Exhibit 4.4 of CPL's March 31, 1997 Form 10-Q, File No. 0-346).
        (c.5) Agreement as to Expenses and Liabilities, dated as of May 1, 1997, between CPL and CPL Capital I (incorporated herein by reference to Exhibit 4.5 of CPL's March 31, 1997 Form 10-Q, File No. 0-346).

       (d) Senior Notes Indenture dated November 15, 1998 between CPL and The Band of New York as Trustee (incorporated herein by reference to Exhibit 4 of CPL's Form S-3 dated November 18, 1998, File No. 333-67525).

       (d.1) First Supplemental Indenture dated November 15, 1999, between CPL and The Bank of New York, as Trustee, for $200 million Floating Rate Notes due November 23, 2001 (incorporated herein by reference to Exhibit 4 of CPL's Form S-3 dated November 18, 1998, File No. 333-67525).
       (d.2) Second Supplemental Indenture dated February 16, 2000, between CPL and The Bank of New York, as Trustee, for $150 million Floating Rate Notes due February 22, 2002 (incorporated herein by reference to Exhibit 4 of CPL's Form S-3 dated November 18, 1998, File No. 333-67525).

            PSO

     C-2.1
        (a) Indenture dated July 1, 1945, as amended, of PSO (incorporated herein by reference to Exhibit 5.03 in Registration No. 2-60712).

        (b) Supplemental Indentures to the First Mortgage Indenture:

       Dated                File Reference                          Exhibit

       June 1, 1979         2-64432                                 2.02
       December 1, 1979     2-65871                                 2.02
       March 1, 1983        Form U-1, No. 70-6822                   2
       May 1, 1986          Form U-1, No. 70-7234                   3
       July 1, 1992         Form S-3, No. 33-48650                  4 (b)
       December 1, 1992     Form S-3, No. 33-49143                  4 (c)
       April 1, 1993        Form S-3, No. 33-49575                  4 (b)
       June 1, 1993         Form 10-K, No. 0-343                    4 (b)
       February 1, 1996     Form 8-K, March 4, 1996, No. 0-343      4.01
       February 1, 1996     Form 8-K, March 4, 1996, No. 0-343      4.02
       February 1, 1996     Form 8-K, March 4, 1996, No. 0-343      4.03

        (c) PSO-obligated,   mandatorily   redeemable  preferred  securities  of
            subsidiary trust holding solely Junior Subordinated Debentures of PSO.

        (c.1) Indenture, dated as of May 1, 1997, between PSO and the Bank of New York, as Trustee (incorporated herein by reference to Exhibit
            4.6 of PSO's March 31, 1997 Form 10-Q, File No. 0-343).
        (c.2) First Supplemental Indenture, dated as of May 1, 1997, between PSO and the Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.7 of PSO's March 31, 1997 Form 10-Q, File No. 0-343).
        (c.3) Amended and Restated Trust Agreement of PSO Capital I, dated as of
            May 1,1997, among PSO, as Depositor; the Bank of New York, as Property Trustee; the Bank of New York (Delaware), as Delaware Trustee; and the Administrative Trustee (incorporated herein by reference to Exhibit 4.8 of PSO's March 31, 1997 Form 10-Q, File No. 0-343).
        (c.4) Guarantee Agreement, dated as of May 1, 1997, delivered by PSO for the benefit of the holders of PSO Capital I's Preferred Securities (incorporated herein by reference to Exhibit 4.9 of PSO's March 31, 1997 Form 10-Q, File No. 0-343).
        (c.5) Agreement as to Expenses and Liabilities, dated as of May 1, 1997, between PSO and PSO Capital I (incorporated herein by reference to Exhibit 4.10 of PSO's March 31, 1997 Form 10-Q, File No. 0-343).

            SWEPCO

     C-3.1
        (a) Indenture dated February 1, 1940, as amended through November 1, 1976, of SWEPCO (incorporated herein by reference to Exhibit 5.04 in Registration No. 2-60712).

        (b) Supplemental Indentures to the First Mortgage Indenture:

       Dated                File Reference                  Exhibit

       August 1, 1978       2-61943                         2.02
       January 1, 1980      2-66033                         2.02
       April 1, 1981        2-71126                         2.02
       May 1, 1982          2-77165                         2.02
       August 1, 1985       Form U-1, No. 70-7121           4
       May 1, 1986          Form U-1, No. 70-7233           3
       November 1, 1989     Form U-1, No. 70-7676           3
       June 1, 1992         Form U-1, No. 70-7934           10
       September 1, 1992    Form U-1, No. 72-8041           10 (b)
       July 1, 1993         Form U-1, No. 70-8041           10 (c)
       October 1, 1993      Form U-1, No. 70-8239           10 (a)

        (c) SWEPCO-obligated, mandatorily redeemable preferred securities of subsidiary trust holding solely Junior Subordinated Debentures of SWEPCO.

        (c.1) Indenture, dated as of May 1, 1997, between SWEPCO and the Bank of
            New York,  as Trustee  (incorporated  herein by reference to Exhibit
            4.11 of SWEPCO's March 31, 1997 Form 10-Q, File No. 1-3146).
        (c.2) First  Supplemental  Indenture,  dated as of May 1, 1997,  between
            SWEPCO and the Bank of New York, as Trustee (incorporated herein by reference to Exhibit 4.12 of SWEPCO's March 31, 1997 Form 10-Q, File No. 1-3146).
        (c.3) Amended and Restated Trust Agreement of SWEPCO Capital I, dated as of May 1, 1997, among SWEPCO, as Depositor; the Bank of New York, as Property Trustee; the Bank of New York (Delaware), as Delaware Trustee; and the Administrative Trustee (incorporated herein by reference to Exhibit 4.13 of SWEPCO's March 31, 1997 Form 10-Q, File No. 1-3146).
        (c.4) Guarantee Agreement,  dated as of May 1, 1997, delivered by SWEPCO for the benefit of the holders of SWEPCO Capital I's Preferred Securities (incorporated herein by reference to Exhibit 4.14 of SWEPCO's March 31, 1997 Form 10-Q, File No. 1-3146).
        (c.5) Agreement as to Expenses and Liabilities,  dated as of May 1, 1997 between SWEPCO and SWEPCO Capital I (incorporated herein by reference to Exhibit 4.15 of SWEPCO's March 31, 1997 Form 10-Q, File No. 1-3146).

            WTU

     C-4.1
        (a) Indenture dated August 1, 1943, as amended through July 1, 1973, of WTU, incorporated herein by reference to Exhibit 5.05 in File No. 2-60712.

        (b) Supplemental Indentures to the First Mortgage Indenture:

       Dated                File Reference                  Exhibit

       May 1, 1979          2-63931                         2.02
       November 15, 1981    2-74408                         4.02
       November 1, 1983     Form U-1, No. 70-6820           12
       April 15, 1985       Form U-1, No. 70-6925           13
       August 1, 1985       2-98843                         4 (b)
       May 1, 1986          Form U-1, No. 70-7237           4
       December 1, 1989     Form U-1, No. 70-7719           3
       June 1, 1992         Form U-1, No. 70-7936           10
       October 1, 1992      Form U-1, No. 72-8057           10
       February 1, 1994     Form U-1, No. 70-8265           10
       March 1, 1995        Form U-1, No. 70-8057           10 (b)
       October 1, 1995      Form U-1, No. 70-8057           10 (c)

    Exhibit D
D-1         Tax allocation agreement - filed herewith.

    Exhibit E

E-1 SWEPCO Statement of Environmental Laboratory Services for the year ended December 31,1999 - filed herewith.

    Exhibit F

F-1 Item 6. Part III. (a) and (b) - Compensation and Other Related Information for the Officers and Directors of CSW, CPL, PSO, SWEPCO, and WTU - filed herewith.

F-2 Detailed financial statements for certain subsidiaries of CSW Energy, Inc. for the year ended December 31, 1999 - filed pursuant to Section 22(b).

F-3 Detailed financial statements for SEEBOARD plc and subsidiaries for the year ended December 31, 1999 - filed pursuant to Section 22(b).

F-4 Financial statements of Ash Creek Mining Company for the year ended December 31, 1999 - filed herewith.

F-5 Financial statements of the Arklahoma Corporation for the fiscal year ended November 30, 1999 - filed herewith.

    Exhibit G Financial Data Schedules - filed herewith.

    Exhibit H Organizational Charts

H-1 Organizational charts for investment in foreign utility company - filed herewith.

H-2 Organizational charts for investments in exempt wholesale generators - filed herewith.

    Exhibit I Audited Financial Statements of SEEBOARD plc for the fiscal year ended December 31, 1999. Please refer to CSW International, Inc. consolidating statements filed herewith.

                                S I G N A T U R E



      Central and South West Corporation has duly caused this annual report for the year ended December 31, 1999, to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.




                                           CENTRAL AND SOUTH WEST CORPORATION




                                           /s/ Lawrence B. Connors
Date: April 30, 2000                       By  Lawrence B. Connors
                                               Controller

                                S I G N A T U R E



      Southwestern Electric Power Company has duly caused this annual report for the year ended December 31, 1999, to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.




                                           SOUTHWESTERN ELECTRIC POWER COMPANY




                                           /s/ R. Russell Davis
Date: April 30, 2000                       By  R. Russell Davis
                                               Controller